                                                                     EXHIBIT 4-A
                                                                  Execution Copy

               --------------------------------------------------

                              TRUSERV CORPORATION,
                           TRUSERV ACCEPTANCE COMPANY,
                           TRUSERV LOGISTICS COMPANY,
                      GENERAL PAINT & MANUFACTURING COMPANY
                                       AND
                           TRUE VALUE.COM CORPORATION
               --------------------------------------------------

               --------------------------------------------------
               --------------------------------------------------

                           LOAN AND SECURITY AGREEMENT

                             Dated: August 29, 2003

                                  $275,000,000

               --------------------------------------------------
               --------------------------------------------------

               --------------------------------------------------

                            FLEET CAPITAL CORPORATION
                INDIVIDUALLY AND AS AGENT FOR ANY LENDER WHICH IS
                            OR BECOMES A PARTY HERETO

               --------------------------------------------------

                              BANK OF AMERICA, N.A.
                              AS SYNDICATION AGENT

                                       AND

                    CONGRESS FINANCIAL CORPORATION (CENTRAL)

                                       AND

                      MERRILL LYNCH CAPITAL, A DIVISION OF
                 MERRILL LYNCH BUSINESS FINANCIAL SERVICES, INC.

                                       AND

                          LASALLE BUSINESS CREDIT, LLC
                           AS CO-DOCUMENTATION AGENTS

               --------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                          PAGE
                                                                                                          ----
SECTION 1.      CREDIT FACILITY.............................................................................1
    1.1      Loans..........................................................................................1
    1.2      Letters of Credit; LC Guaranties...............................................................4
SECTION 2.      INTEREST, FEES AND CHARGES..................................................................5
    2.1      Interest.......................................................................................5
    2.2      Computation of Interest and Fees...............................................................6
    2.3      Fee Letter.....................................................................................6
    2.4      Letter of Credit and LC Guaranty Fees..........................................................6
    2.5      Unused Line Fee................................................................................7
    2.6      Prepayment Fee.................................................................................7
    2.7      Audit Fees.....................................................................................7
    2.8      Reimbursement of Expenses......................................................................8
    2.9      Bank Charges...................................................................................8
    2.10     Collateral Protection Expenses; Appraisals.....................................................8
    2.11     Payment of Charges.............................................................................9
    2.12     Tax Matters....................................................................................9
SECTION 3.      LOAN ADMINISTRATION........................................................................10
    3.1      Manner of Borrowing Revolving Credit Loans/LIBOR Option.......................................10
    3.2      Payments......................................................................................14
    3.3      Mandatory and Optional Prepayments............................................................15
    3.4      Application of Payments and Collections.......................................................17
    3.5      All Loans to Constitute One Obligation........................................................17
    3.6      Loan Account..................................................................................18
    3.7      Statements of Account.........................................................................18
    3.8      Increased Costs...............................................................................18
    3.9      Basis for Determining Interest Rate Inadequate................................................20
    3.10     Sharing of Payments, Etc......................................................................21
SECTION 4.      TERM AND TERMINATION.......................................................................21
    4.1      Term of Agreement.............................................................................21
    4.2      Termination...................................................................................21
    4.3      Voluntary Commitment Reductions...............................................................22
SECTION 5.      SECURITY INTERESTS.........................................................................23
    5.1      Security Interest in Collateral...............................................................23
    5.2      Other Collateral..............................................................................25
    5.3      Lien Perfection; Further Assurances...........................................................25
    5.4      Intentionally Omitted.........................................................................26
    5.5      Lien on Realty................................................................................26
    5.6      Agent's Duty Upon Termination.................................................................27
SECTION 6.      COLLATERAL ADMINISTRATION..................................................................27
    6.1      General.......................................................................................27
    6.2      Administration of Accounts....................................................................28
    6.3      Administration of Inventory...................................................................30

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                          PAGE
                                                                                                          ----
    6.4      Administration of Equipment...................................................................31
    6.5      Payment of Charges............................................................................32
SECTION 7.      REPRESENTATIONS AND WARRANTIES.............................................................32
    7.1      General Representations and Warranties........................................................32
    7.2      Continuous Nature of Representations and Warranties...........................................40
    7.3      Survival of Representations and Warranties....................................................40
SECTION 8.      COVENANTS AND CONTINUING AGREEMENTS........................................................40
    8.1      Affirmative Covenants.........................................................................40
    8.2      Negative Covenants............................................................................45
    8.3      Specific Financial Covenants..................................................................54
    8.4      Election of Seasonal Advance Months...........................................................54
SECTION 9.      CONDITIONS PRECEDENT TO INITIAL LOANS......................................................54
    9.1      Documentation.................................................................................55
    9.2      No Default....................................................................................55
    9.3      Other Conditions..............................................................................55
    9.4      Availability..................................................................................55
    9.5      No Litigation.................................................................................55
    9.6      Material Adverse Effect.......................................................................55
    9.7      Capital Structure, Etc........................................................................55
    9.8      Cash Management and Collection Systems........................................................56
SECTION 10.     EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT..........................................56
   10.1     Events of Default..............................................................................56
   10.2     Acceleration of the Obligations................................................................59
   10.3     Other Remedies.................................................................................59
   10.4     Setoff and Sharing of Payments.................................................................61
   10.5     Remedies Cumulative; No Waiver.................................................................61
SECTION 11.     AGENT......................................................................................62
   11.1     Authorization and Action.......................................................................62
   11.2     Agent's Reliance, Etc..........................................................................62
   11.3     Fleet and Affiliates...........................................................................63
   11.4     Lender Credit Decision.........................................................................63
   11.5     Indemnification................................................................................64
   11.6     Rights and Remedies to Be Exercised by Agent Only..............................................64
   11.7     Agency Provisions Relating to Collateral.......................................................64
   11.8     Agent's Right to Purchase Commitments..........................................................65
   11.9     Right of Sale, Assignment, Participations......................................................65
   11.10    Amendment......................................................................................67
   11.11    Resignation of Agent; Appointment of Successor.................................................68
   11.12    Audit and Examination Reports; Disclaimer by Lenders...........................................69
   11.13    Syndication and Documentation Co-Agents........................................................69
   11.14    Acknowledgement by Agent.......................................................................70
SECTION 12.     MISCELLANEOUS..............................................................................70

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                          PAGE
                                                                                                          ----

   12.1     Power of Attorney..............................................................................70
   12.2     Indemnity......................................................................................71
   12.3     Sale of Interest...............................................................................71
   12.4     Severability...................................................................................71
   12.5     Successors and Assigns.........................................................................72
   12.6     Cumulative Effect; Conflict of Terms...........................................................72
   12.7     Execution in Counterparts......................................................................72
   12.8     Notice.........................................................................................72
   12.9     Consent........................................................................................73
   12.10    Credit Inquiries...............................................................................73
   12.11    Time of Essence................................................................................74
   12.12    Entire Agreement...............................................................................74
   12.13    Interpretation.................................................................................74
   12.14    Confidentiality................................................................................74
   12.15    GOVERNING LAW; CONSENT TO FORUM................................................................74
   12.16    WAIVERS BY BORROWERS...........................................................................75
   12.17    Advertisement..................................................................................76
   12.18    Reimbursement..................................................................................76
   12.19    Register.......................................................................................77

                           LOAN AND SECURITY AGREEMENT

         THIS LOAN AND SECURITY AGREEMENT is made as of this 29th day of August, 2003, by and among FLEET CAPITAL CORPORATION ("Fleet"), a Rhode Island corporation with an office at One South Wacker Drive, Suite 1400, Chicago, Illinois 60606, individually as a Lender and as Agent ("Agent") for itself and any other financial institution which is or becomes a party hereto (each such financial institution, including Fleet, is referred to hereinafter individually as a "Lender" and collectively as the "Lenders"), BANK OF AMERICA, N.A., as Syndication Agent and CONGRESS FINANCIAL CORPORATION (CENTRAL), MERRILL LYNCH CAPITAL, a Division of Merrill Lynch Business Financial Services, Inc., and LASALLE BUSINESS CREDIT, LLC as Co-Documentation Agents, the LENDERS and TRUSERV CORPORATION ("TruServ"), a Delaware corporation with its chief executive office and principal place of business at 8600 W. Bryn Mawr Avenue, Chicago, Illinois 60631, TRUSERV ACCEPTANCE COMPANY ("TruServ Acceptance") an Illinois corporation with its chief executive office and principal place of business at 8600 W. Bryn Mawr Avenue, Chicago, Illinois 60631, TRUSERV LOGISTICS COMPANY ("TruServ Logistics") an Illinois corporation with its chief executive office and principal place of business at 8600 W. Bryn Mawr Avenue, Chicago, Illinois 60631, GENERAL PAINT & MANUFACTURING COMPANY ("General Paint"), an Illinois corporation with its chief executive office and principal place of business at 8600 W. Bryn Mawr Avenue, Chicago, Illinois 60631 and TRUE VALUE.COM CORPORATION ("True Value.com"), a Delaware corporation with its chief executive office and principal place of business at 8600 W. Bryn Mawr Avenue, Chicago, Illinois 60631 (TruServ, TruServ Acceptance, TruServ Logistics, General Paint and True Value.com are hereinafter sometimes referred to individually as a "Borrower" and collectively as "Borrowers"). Unless the context otherwise requires, capitalized terms used in this Agreement and not defined herein have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

                           SECTION 1. CREDIT FACILITY

         Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a Total Credit Facility of up to $275,000,000 available upon Borrowers' request therefor, as follows:

         1.1 Loans.

             1.1.1 Revolving Credit Loans. Each Lender agrees, severally and not jointly, so long as no Event of Default has occurred and is continuing (except in the case of Agent Loans described in subsection 1.1.5), to make Revolving Credit Loans to Borrowers from time to time during the period from the date hereof to but not including the last day of the Term, as requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers in the manner set forth in subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the lesser of (i) such Lender's Revolving Loan Commitment minus the product of such Lender's Revolving Loan Percentage and the sum of, without duplication, the LC Amount plus outstanding LC Obligations, minus the

                              Exhibit 4-A - Page 1
product of such Lender's Revolving Loan Percentage and reserves established pursuant to this Agreement in accordance with the terms hereof (other than LC Reserves, which are included in the LC Amount), if any and (ii) the product of such Lender's Revolving Loan Percentage and an amount equal to the Borrowing Base at such time minus the LC Amount minus, without duplication, outstanding LC Obligations, minus reserves established pursuant to this Agreement in accordance with the terms hereof (other than LC Reserves, which are included in the LC Amount), if any. Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent shall reasonably deem necessary or appropriate in its reasonable credit judgment, against the amount of Revolving Credit Loans which Borrowers may otherwise request under this subsection 1.1.1 including without limitation with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of any Borrower's business; (ii) potential dilution related to Accounts; (iii) shrinkage, spoilage and obsolescence of any Borrower's Inventory; (iv) slow moving Inventory; (v) other unpaid sums chargeable against Borrowers' Loan Account as Revolving Credit Loans under any section of this Agreement, without duplication of any other matter listed in clauses (i) through (ix) of this sentence; (vi) amounts (other than for property taxes not then due) owing by any Borrower to any Person to the extent secured by a Lien on, or trust over, any Property of Borrower; (vii) amounts owing by any Borrower in connection with Product Obligations; (viii) amounts owing to any Member for the cash portion of any declared but unpaid patronage dividend, including, without duplication, the Closing Reserve; and
(ix) such other specific events, conditions or contingencies as to which Agent, in its reasonable credit judgment, determines reserves should be established from time to time hereunder. In the event that Agent establishes any such reserves, Agent shall notify Borrowers of such fact and shall discuss with Borrowers the reasons for the establishment of such reserves. Notwithstanding the foregoing, Agent shall not establish any reserves in respect of any matters relating to any items of Collateral that have been taken into account in determining Eligible Inventory or Eligible Accounts, as applicable. The Revolving Credit Loans shall be repayable in accordance with the terms of the Revolving Notes and the terms hereof and shall be secured by all of the Collateral. Within the foregoing limits, Borrowers may borrow, repay and reborrow the Revolving Credit Loans.

             1.1.2 Overadvances. Insofar as Borrowers may request and Agent or Majority Lenders (as provided below) may be willing in their sole and absolute discretion to make Revolving Credit Loans to Borrowers at a time when the unpaid balance, without duplication, of Revolving Credit Loans plus the sum of the LC Amount plus the amount of LC Obligations that have not been reimbursed by Borrowers or funded with a Revolving Credit Loan, plus reserves established pursuant to subsection 1.1.1, exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (and such Loan or Loans being herein referred to individually as an "Overadvance" and collectively, as "Overadvances"), Agent shall enter such Overadvances as debits in the Loan Account. All Overadvances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Credit Loans generally. Any Overadvance made pursuant to the terms hereof shall be made by all Lenders ratably in accordance with their respective Revolving Loan Percentages.


                                Exhibit 4-A - Page 2

Overadvances in the aggregate amount of $5,000,000 or less may, unless a Default or Event of Default has occurred and is continuing, be made in the sole and absolute discretion of Agent. Overadvances in an aggregate amount of more than $5,000,000 but less than $10,000,000 may, unless a Default or an Event of Default has occurred and is continuing, be made in the sole and absolute discretion of the Majority Lenders. Overadvances in an aggregate amount of $10,000,000 or more and Overadvances to be made after the occurrence and during the continuation of a Default or an Event of Default shall require the consent of all Lenders. The foregoing notwithstanding, in no event, unless otherwise consented to by all Lenders, (w) shall any Overadvances be outstanding for more than sixty (60) consecutive days, (x) after all outstanding Overadvances have been repaid, shall Agent or Lenders make any additional Overadvances unless sixty (60) days or more have expired since the last date on which any Overadvances were outstanding, (y) shall Overadvances be outstanding on more than ninety (90) days within any one hundred eighty day (180) period or (z) shall Agent make Revolving Credit Loans on behalf of Lenders under this subsection 1.1.2 to the extent such Revolving Credit Loans would cause a Lender's share of the Revolving Credit Loans to exceed such Lender's Revolving Loan Commitment minus such Lender's Revolving Loan Percentage of the LC Amount.

             1.1.3 Use of Proceeds. The Revolving Credit Loans shall be used solely for (i) the satisfaction of existing Indebtedness of Borrowers to Bank of America, N.A. and the other lenders under Borrowers' existing revolving credit facility, to the holders of Borrowers' existing senior term notes, to Bank of Montreal and other lenders under Borrowers' existing term loan agreement (which term loan agreement replaced the Hagerstown synthetic lease and the related guaranty upon the sale of TruServ's distribution facility located in Hagerstown, Maryland), (ii) the payment of transaction costs incurred in connection with the transactions contemplated hereby, (iii) Borrowers' general operating capital needs in a manner consistent with the provisions of this Agreement and all applicable laws and (iv) other purposes permitted under this Agreement, including, without limitation the payment of that portion of patronage dividends payable in cash and principal and interest due with respect to Member Notes.

             1.1.4 Swingline Loans. In order to reduce the frequency of transfers of funds from Lenders to Agent for making Revolving Credit Loans and so long as no Event of Default exists, Agent shall be permitted (but not required) to make Revolving Credit Loans to Borrowers upon request by Borrowers (such Revolving Credit Loans to be designated as "Swingline Loans") provided that the aggregate amount of Swingline Loans outstanding at any time will not
(i) exceed $20,000,000; (ii) when added to the principal amount of Agent's other Revolving Credit Loans then outstanding plus Agent's Revolving Loan Percentage of the LC Amount, exceed Agent's Revolving Credit Commitment; or (iii) when added to the principal amount of all other Revolving Credit Loans then outstanding plus the LC Amount plus, without duplication, outstanding LC Obligations, exceed the Borrowing Base. Within the foregoing limits, Borrowers may borrow, repay and reborrow Swingline Loans. All Swingline Loans shall be treated as Revolving Credit Loans for purposes of this Agreement, except that
(a) all Swingline Loans shall be Base Rate Revolving Portions and (b) notwithstanding anything herein to the contrary (other than as set forth in the next succeeding sentence), all principal and interest paid with respect to Swingline Loans shall be for the sole account of Agent in its capacity as the



                              Exhibit 4-A - Page 3
lender of Swingline Loans. Swingline Loans shall be settled no less frequently than weekly. Notwithstanding the foregoing, not more than 2 Business Days after
(1) Lenders receive notice from Agent that a Swingline Loan has been advanced in respect of a drawing under a Letter of Credit or LC Guaranty or (2) in any other circumstance, demand is made by Agent during the continuance of an Event of Default, each Lender shall irrevocably and unconditionally purchase and receive from Agent, without recourse or warranty from Agent, an undivided interest and participation in each Swingline Loan to the extent of such Lender's Revolving Loan Percentage thereof, by paying to Agent, in same day funds, an amount equal to such Lender's Revolving Loan Percentage of such Swingline Loan.

             1.1.5 Agent Loans. Upon the occurrence and during the continuance of an Event of Default, Agent, in its sole discretion, may make Revolving Credit Loans on behalf of Lenders, in an aggregate amount not to exceed $10,000,000, if Agent, in its reasonable business judgment, deems that such Revolving Credit Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (iii) to pay any other amount chargeable to Borrowers pursuant to this Agreement, including without limitation costs, fees and expenses as described in Sections 2.8 and 2.9 (hereinafter, "Agent Loans"); provided, that in no event shall (a) the maximum principal amount of the Revolving Credit Loans exceed the aggregate Revolving Loan Commitments and (b) Majority Lenders may at any time revoke Agent's authorization to make Agent Loans. Any such revocation must be in writing and shall become effective prospectively upon Agent's receipt thereof. Each Lender shall be obligated to advance its Revolving Loan Percentage of each Agent Loan. If Agent Loans are made pursuant to the preceding sentence, then (a) the Borrowing Base shall be deemed increased by the amount of such permitted Agent Loans, but only for so long as Agent allows such Agent Loans to be outstanding, and (b) all Lenders that have committed to make Revolving Credit Loans shall be bound to make, or permit to remain outstanding, such Agent Loans based upon their Revolving Loan Percentages in accordance with the terms of this Agreement.

             1.2 Letters of Credit; LC Guaranties. Agent agrees, for so long as no Event of Default has occurred and is continuing and if requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers, to (i) issue its, or cause to be issued by Bank or another Affiliate of Agent reasonably acceptable to Borrowers, on the date requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers, Letters of Credit for the account of Borrowers or (ii) execute LC Guaranties by which Agent, Bank, or another Affiliate of Agent reasonably acceptable to Borrowers, on the date requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers, shall guaranty the payment or performance by Borrowers of their reimbursement obligations with respect to letters of credit; provided that the LC Amount shall not exceed $50,000,000 at any time. No Letter of Credit or LC Guaranty may have an expiration date after the last day of the Term, unless Borrowers shall have agreed to cash collateralize any such Letter(s) of Credit or LC Guaranty(ies) in a manner reasonably acceptable to Agent in an amount equal to (i) 110% of the undrawn available amount of such Letter(s) of Credit and (ii) 110% of the undrawn available amount(s) of the letter(s) of credit being guarantied by such LC Guaranty(ies). Notwithstanding anything to the contrary contained herein, Borrowers, Agent and Lenders hereby agree that all


                              Exhibit 4-A - Page 4

LC Obligations and all obligations of Borrowers relating thereto shall be satisfied by the prompt issuance of one or more Revolving Credit Loans that are Base Rate Portions, which Borrowers hereby acknowledge are requested and Lenders hereby agree to fund, regardless of whether the conditions precedent to the making of Revolving Credit Loans set forth herein have been satisfied. In the event that Revolving Credit Loans are not, for any reason, promptly made to satisfy all then existing LC Obligations, each Lender hereby agrees to pay to Agent, on demand, an amount equal to such LC Obligations multiplied by such Lender's Revolving Loan Percentage, and until so paid, such amount shall be secured by the Collateral and shall bear interest and be payable at the same rate and in the same manner as Base Rate Portions. Immediately upon the issuance of a Letter of Credit or an LC Guaranty under this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation therein equal to such LC Amount and, at the appropriate time, LC Obligations multiplied by such Lender's Revolving Loan Percentage.

                     SECTION 2. INTEREST, FEES AND CHARGES

         2.1 Interest.

             2.1.1 Rates of Interest. Interest shall accrue on the principal amount of the Base Rate Revolving Portion outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect for Base Rate Revolving Portions plus the Base Rate. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. If Borrower Representative, on its own behalf and on behalf of all other Borrowers, exercises the LIBOR Option as provided in Section 3.1, interest shall accrue on the principal amount of the LIBOR Revolving Portions outstanding at the end of each day at a rate per annum equal to the Applicable Margin then in effect for LIBOR Revolving Portions plus the LIBOR applicable to each LIBOR Portion for the corresponding Interest Period.

             2.1.2 Default Rate of Interest. At the option of Agent or the Majority Lenders, upon and after the occurrence of an Event of Default and notice to Borrowers (provided that no such notice shall be required for Events of Default described in subsection 10.1.8), and during the continuation thereof, the principal amount of all Loans shall bear interest at a rate per annum equal to 2.0% plus the interest rate otherwise applicable thereto (the "Default Rate") and the fees payable with respect to outstanding Letters of Credit and LC Guaranties shall be increased by a rate equal to 2.0% per annum.

             2.1.3 Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Rate"). If any provisions of this Agreement or the Notes are in contravention of any such law, such provisions shall be deemed amended to conform thereto. If at any time, the amount of interest paid hereunder is limited by the Maximum Rate, and the

                              Exhibit 4-A - Page 5
amount at which interest accrues hereunder is subsequently below the Maximum Rate, the rate at which interest accrues hereunder shall remain at the Maximum Rate, until such time as the aggregate interest paid hereunder equals the amount of interest that would have been paid had the Maximum Rate not applied.

         2.2 Computation of Interest and Fees. Interest, Letter of Credit and LC Guaranty fees and Unused Line Fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days.

         2.3 Fee Letter. Borrowers shall pay to Agent certain fees and other amounts in accordance with the terms of the fee letter between Borrowers and Agent (the "Fee Letter").

         2.4 Letter of Credit and LC Guaranty Fees. Borrowers shall pay to
Agent:

                  (i) for standby Letters of Credit and LC Guaranties of standby letters of credit, for the ratable benefit of Lenders a per annum fee, payable monthly in arrears, equal to the Applicable Margin then in effect for LIBOR Revolving Portions of the daily average aggregate undrawn available amount of such Letters of Credit and LC Guaranties outstanding during the applicable month, plus all normal and customary charges associated with the issuance, processing and administration thereof, which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit or LC Guaranty or as advised by Agent or Bank. Such amounts shall be due and payable monthly in arrears on the first Business Day of each month following the issuance of such Standby Letter of Credit or LC Guaranty of such Standby Letter of Credit or as advised by Agent or Bank and shall not be subject to rebate or proration upon the termination of this Agreement for any reason;

                  (ii) for documentary Letters of Credit and LC Guaranties of documentary letters of credit, for the ratable benefit of Lenders, a per annum fee, payable monthly in arrears, equal to the Applicable Margin then in effect for LIBOR Revolving Portions of the undrawn available amount of each such documentary Letter of Credit or LC Guaranty of such documentary Letters of Credit outstanding during the applicable month plus all normal and customary charges associated with the issuance, processing and administration of each such documentary Letter of Credit or LC Guaranty of such documentary Letters of Credit (which fees and charges shall be fully earned upon issuance, renewal or extension (as the case may be) of each such documentary Letter of Credit or LC Guaranty of such documentary Letters of Credit or as otherwise advised by Agent or Bank. Such amounts shall be due and payable monthly in arrears on the first Business Day of each month following the issuance of such documentary Letter of Credit or LC Guaranty of such documentary Letter of Credit or as otherwise advised by Agent or Bank, and shall not be subject to rebate or proration upon the termination of this Agreement for any reason); and

                  (iii) with respect to all standby Letters of Credit and LC Guaranties, for the account of Agent only, a per annum fronting fee equal to 0.125% of the aggregate

                              Exhibit 4-A - Page 6
         average daily undrawn available amount of such Letters of Credit and LC Guaranties outstanding during the applicable month, which fronting fees shall be payable monthly in arrears on the first Business Day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

         2.5 Unused Line Fee. Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee (the "Unused Line Fee") equal to the Applicable Margin for the Unused Line Fee per annum multiplied by the average daily amount by which Revolving Credit Maximum Amount exceeds the sum of (i) the outstanding principal balance of the Revolving Credit Loans plus (ii) the LC Amount; it being understood that the outstanding Swingline Loans shall be included as part of the outstanding balance of the Loans for purposes of calculating the Unused Line Fee. The Unused Line Fee shall be payable monthly in arrears on the first day of each month hereafter.

         2.6 Prepayment Fee. At the effective date of termination of this Agreement by Borrowers or at the effective date of any reduction of the Revolving Loan Commitments pursuant to Section 4.3, Borrowers shall pay to Agent, for the ratable benefit of Lenders (in addition to the then outstanding principal, accrued interest and other charges then due and payable under the terms of this Agreement and any of the other Loan Documents) and any amounts owing pursuant to subsection 3.2.5, as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to 0.50% (x) of the amount of the Total Credit Facility (as such amount is calculated as of the date of termination) if this Agreement is terminated or (y) of the reduction in Revolving Loan Commitments, if Borrowers are electing to reduce the Revolving Loan Commitments if such termination or reduction of Revolving Loan Commitments occurs during the first twelve-month period of the Term (August 29, 2003 through August 28, 2004); and 0.25% (x) of the amount of the Total Credit Facility (as such amount is calculated as of the date of calculation) of this Agreement is terminated or (y) of the amount of the reduction in Revolving Loan Commitments if Borrowers are electing to reduce Revolving Loan Commitments, if such termination or reduction occurs during the second 12-month period of the Term (August 29, 2004 through August 28, 2005). If termination or occurs on or after August 29, 2005, no termination charge shall be payable.

         2.7 Audit Fees. Borrowers shall pay to Agent audit fees in accordance with Agent's current schedule of fees in effect from time to time in connection with audits of the books and records and Properties of Borrowers and their Subsidiaries and such other matters as Agent shall deem appropriate in its reasonable judgment, plus all reasonable out-of-pocket expenses incurred by Agent in connection with such audits; provided, notwithstanding anything contained in this Agreement to the contrary, that so long as no Event of Default has occurred and is continuing, Borrowers shall not be liable for such audit fees incurred in connection with more than three (3) such audits during any fiscal year, whether such audits are conducted by employees of Agent or by third parties hired by Agent; and provided, further, that, so long as no Event of Default has occurred and is continuing, Borrowers shall not be liable for audit fees in excess of (i) $30,000 per audit, plus reasonable out-of-pocket expenses incurred in connection

                              Exhibit 4-A - Page 7
therewith, for any audit conducted by employees of Agent or, (ii) $150,000 in the aggregate per fiscal year for all audits conducted during such fiscal year, plus reasonable out-of-pocket expenses incurred in connection therewith. Such audit fees and out-of-pocket expenses shall be payable as provided in Section
2.11. Agent shall conduct at least two field audits per fiscal year.

         2.8 Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, (i) Agent incurs reasonable legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any syndication or attempted syndication of the Obligations (including, without limitation, printing and distribution of materials to prospective Lenders and all reasonable out-of-pocket costs associated with bank meetings, but excluding any closing fees paid to Lenders in connection therewith) or (2) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby (but excluding any costs and expenses, such as allocations of Agent's management and credit officers, that are covered by the agency fee payable to Agent and that are in the ordinary course of Agent's responsibility); or (ii) Agent or any Lender incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents or any Borrower's, any of its Restricted Subsidiaries' or any Guarantor's affairs; (2) any attempt to enforce any rights of Agent or any Lender against any Borrower or any other Person which may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (3) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such legal and accounting expenses, other costs and out of pocket expenses of Agent or any Lender, as applicable, shall be charged to Borrowers; provided, that Borrowers shall not be responsible for such costs and out-of-pocket expenses to the extent incurred because of the gross negligence or willful misconduct of Agent or any Lender. All amounts chargeable to Borrowers under this Section 2.8 shall be Obligations secured by all of the Collateral, shall be payable to Agent or such Lender, as the case may be, as provided in Section 2.11 and shall bear interest from the date such amount becomes due and payable until paid in full at the rate applicable to Base Rate Revolving Portions from time to time. Borrowers shall also reimburse Agent for expenses incurred by Agent in its administration of the Collateral to the extent and in the manner provided in Sections 2.9 and 2.10 hereof.

         2.9 Bank Charges. Borrowers shall pay to Agent, on demand, any and all fees, costs or expenses which Agent or any Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to any Borrower or any other Person on behalf of any Borrower, by Agent or any Lender, of proceeds of Loans made to Borrowers pursuant to this Agreement and
(ii) the depositing for collection by Agent or any Lender of any check or item of payment received or delivered to Agent or any Lender on account of the Obligations. Amounts charged to Borrowers pursuant to this Section 2.9 shall not be duplicative of any amounts charged to Borrowers pursuant to any other Section or subsection of this Agreement.

         2.10 Collateral Protection Expenses; Appraisals. All out-of-pocket expenses incurred in protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral,

                              Exhibit 4-A - Page 8
and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrowers. If Borrowers fail to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge Borrowers therefor. Additionally, Agent may, from time to time, at Borrowers' expense, obtain appraisals from appraisers (who may not be personnel of Agent), stating the then current Net Appraised Fair Market Value of all or any portion of the real Property or the fair market value or Net Orderly Liquidation Value of all or any other Property of any Borrower or any of its Restricted Subsidiaries, including without limitation the Inventory or Equipment of any Borrower and its Restricted Subsidiaries. Borrowers shall reimburse Agent for the reasonable cost of any such appraisal, which reimbursement amounts shall be due and payable as provided in Section 2.11; provided that unless an Event of Default has occurred and is continuing, Borrowers shall not be required to reimburse Agent for the cost of any appraisal of any Property not included in the Borrowing Base. To the extent not obtained prior to the Closing Date, Borrowers shall cooperate with Agent in obtaining reliance letters in form and substance reasonably acceptable to Agent, from the appraisers who issued the appraisals of Borrowers' real Property and Equipment most recent to the Closing Date. In the event that such reliance letters are not obtained prior to November 1, 2003, then Borrowers agree that Agent may obtain new appraisals of such real Property and Equipment at Borrowers' expense, which action Agent shall take.

         2.11 Payment of Charges. All amounts chargeable to Borrowers under this Agreement shall be Obligations secured by all of the Collateral, shall be, unless specifically otherwise provided, payable on demand and shall bear interest from the date demand was made or such amount is due, as applicable, until paid in full at the rate applicable to Base Rate Revolving Portions from time to time. Amounts due Agent from Borrowers pursuant to Section 2.7 (Audit
Fees), Section 2.8 (Reimbursement of Expenses) and Section 2.10 (Collateral Protection Expenses; Appraisals) for appraisal reimbursement (but not collateral protection expenses which shall be payable upon demand) shall be due and payable on the later of (x) ten (10) Business Days following the date of issuance by Agent of a reasonably detailed invoice and request for payment therefor to Borrowers and (y) the first Business Day of the month following the date of issuance by Agent of a reasonably detailed invoice and request for payment thereof to Borrowers, unless an Event of Default has occurred and is continuing in which case such amounts shall be due on demand therefor.

         2.12 Tax Matters.

             2.12.1 No Deductions. Any and all payments or reimbursements made by Borrowers hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: (i) taxes imposed on or measured by the income of Agent or any Lender or franchise taxes imposed by the jurisdiction under the laws of which Agent or any Lender is organized or doing business or any political subdivision thereof; (ii) taxes imposed on or measured by the income of Agent or such Lender by the jurisdiction of Agent's or such Lender's applicable lending office or any political subdivision thereof or franchise taxes; (iii) taxes imposed solely by reason of the failure of such Person to comply with its obligations under

                              Exhibit 4-A - Page 9
subsection 2.12.2 or subsection 11.9.4; (iv) taxes imposed by way of withholding on net or gross income, but not excluding such taxes arising as a result of a change in applicable law occurring after (A) the date that such Person became a party to this Agreement, or (B) with respect to an assignment, acquisition, grant of a participation or the appointment of a successor Agent, the effective date of such assignment, acquisition, participation or appointment, except to the extent that such Person's predecessor was entitled to such amounts, or (C) with respect to the designation of a new lending office, the effective date of such designation, except to the extent such Person was entitled to receive such amounts with respect to its previous lending office; and (v) taxes resulting from such Person's gross negligence or willful misconduct (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, herein "Tax Liabilities"). If any Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after all required deductions are made, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made.

             2.12.2 Tax Certificates. Prior to becoming a party to this Agreement, when the forms described below expire or become invalid, and at such other times as any Borrower may reasonably request, Agent and each Lender agrees to furnish to Borrowers, or such other Persons as Borrowers may designate, such duly executed and properly completed forms, certificates and documents (including, without limitation, IRS Forms W-8 and W-9 and related certifications) as it is legally entitled to furnish and as may be necessary or appropriate to claim an exemption from or reduction in any withholding or other tax for which Borrowers may be liable hereunder.

             2.12.3 Tax Benefits. If Agent or any Lender determines that it has received a refund, credit, or other reduction of taxes in respect of any Tax Liabilities paid by Borrowers, which refund, credit or other reduction is directly attributable to any Tax Liability paid by Borrowers, such Person shall within 30 days from the date of actual receipt of such refund or the filing of the tax return in which such credit or other reduction results in a lower tax payment, pay over such refund or the amount of such tax reduction to Borrowers (but only to the extent of Tax Liabilities paid by Borrowers), net of all out-of-pocket expenses of such Person, and without interest (other than interest paid by the relevant governmental authority with respect to such refund). Notwithstanding anything to the contrary in this Agreement, upon the request of Agent or any Lender, Borrowers agree to repay any amount paid over to the Borrowers pursuant to the immediately preceding sentence (plus penalties, interest, or other charges) if such Person is required to repay such amount to the taxing governmental authority, and such repayment obligation of Borrowers shall survive the payment in full of the Obligations and the termination of any of the Revolving Loan Commitments.

                         SECTION 3. LOAN ADMINISTRATION

         3.1 Manner of Borrowing Revolving Credit Loans/LIBOR Option. Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

                             Exhibit 4-A - Page 10

             3.1.1 Loan Requests; Revolving Credit Loans. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (a) Borrower Representative, on its own behalf and on behalf of all other Borrowers, may give Agent notice (which notice may be electronic or telephonic as provided in subsection 3.1.6) of its intention to borrow, in which notice Borrower Representative shall specify the amount of the proposed borrowing of a Revolving Credit Loan (which, unless a Dominion Event has occurred and is continuing, shall be no less than $1,000,000 or an integral multiple of $100,000 in excess thereof in the case of Base Rate Revolving Portions which are not Swingline Loans (with respect to Swingline Loans there shall be no minimum borrowing amount)) and the proposed borrowing date, which shall be a Business Day, no later than 11:00 a.m. (Chicago, Illinois time) on the proposed borrowing date (or in accordance with subsection 3.1.7, 3.1.8 or 3.1.9, as applicable, in the case of a request for a LIBOR Revolving Portion), provided, however, that any such request made at a time when an Event of Default has occurred and is continuing must be made directly to the Borrowers' designated account representative (or his or her designated replacement) at Agent; and (b) unless otherwise paid on the due date therefor, if any amount required to be paid under this Agreement, or the Notes, whether as interest or for any other Obligation, becomes due and payable in accordance with the terms hereof or any Loan Document, Borrower Representative shall be deemed to have irrevocably requested a Revolving Credit Loan on the applicable due date in the amount required to pay such interest or other Obligation.

             3.1.2 Disbursement. Borrowers hereby irrevocably authorize Agent to disburse the proceeds of each Loan requested, or deemed to be requested, pursuant to subsection 3.1.1 as follows: (i) the proceeds of each Revolving Credit Loan requested under clause (a) of subsection 3.1.1 shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower Representative, on its own behalf and on behalf of all other Borrowers, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrowers and Agent from time to time or elsewhere if pursuant to a written direction from Borrowers; and (ii) the proceeds of each Revolving Credit Loan deemed requested under clause (b) of subsection 3.1.1 shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation. Any Loans to be disbursed pursuant to clause (i) of the previous sentence shall be disbursed not later than 2:00 p.m. (Chicago time) with respect to Loans that are LIBOR Portions and 2:00 p.m. (Chicago time) with respect to Loans that are Base Rate Portions, so long as Borrowers have requested such Loans on or prior to the times specified herein; provided that Agent shall not be responsible for failing to make any such disbursement by the specified times if such failure occurs for reasons beyond Agent's reasonable control such as breakdown of the Federal wire transfer system. Subject to subsection 3.3.3, if at any time any Loan is funded by Agent or Lenders in excess of the amount requested or deemed requested by Borrowers, Borrowers agree to repay the excess to Agent immediately upon the earlier to occur of (a) any Borrower's discovery of the error and (b) notice thereof to Borrowers from Agent or any Lender.

             3.1.3 Payment by Lenders. Agent shall give to each Lender prompt written notice by facsimile, telex or cable of the receipt by Agent from Borrower Representative of any request for a Revolving Credit Loan. Each such notice shall specify the requested date and


                             Exhibit 4-A - Page 11
amount of such Revolving Credit Loan, whether such Revolving Credit Loan shall be subject to the LIBOR Option, and the amount of each Lender's advance thereunder (in accordance with its applicable Revolving Loan Percentage. Each Lender shall, not later than 2:00 p.m. (Chicago time) on such requested date, wire to a bank designated by Agent the amount of that Lender's Revolving Loan Percentage of the requested Revolving Credit Loan. The failure of any Lender to make the Revolving Credit Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan. Neither Agent nor any other Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender. The foregoing notwithstanding, Agent, in its sole discretion, may from its own funds make a Revolving Credit Loan on behalf of any Lender. In such event, the Lender on behalf of whom Agent made the Revolving Credit Loan shall reimburse Agent for the amount of such Revolving Credit Loan made on its behalf, on a weekly (or more frequent, as determined by Agent in its sole discretion) basis, and it is hereby understood and agreed that in no event shall any Borrower be liable to such Lender for any fees, costs, expenses or charges payable to Agent by such Lender in connection with the action of Agent described in the preceding sentence. On each such settlement date, Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including without limitation amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which such Revolving Credit Loan was made by Agent on such Lender's behalf until Agent is reimbursed by such Lender, shall be paid to Agent for its own account.

             3.1.4 Authorization. Borrowers hereby irrevocably authorize Agent, in Agent's sole discretion, to advance to Borrowers, and to charge to Borrowers' Loan Account hereunder as a Revolving Credit Loan (which shall be a Base Rate Revolving Portion), a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month and to pay all fees, costs and expenses and other Obligations at any time due and payable by any Borrower to Agent or any Lender hereunder.

             3.1.5 Letter of Credit and LC Guaranty Requests. A request for a Letter of Credit or LC Guaranty shall be made in the following manner: Borrower Representative, on its own behalf and on behalf of all other Borrowers, may give Agent and Bank a written notice of its request for the issuance of a Letter of Credit or LC Guaranty, not later than 11:00 a.m. (Chicago, Illinois time), two Business Days before the proposed issuance date thereof, in which notice Borrower Representative shall specify the proposed issuer, issuance date and format and wording for the Letter of Credit or LC Guaranty being requested (which shall be satisfactory to Agent and the Person being asked to issue such Letter of Credit or LC Guaranty); provided, that any such request made at a time when there exists an Event of Default must be made to Borrowers' designated representative (or his or her designated replacement) at Agent. Such request shall be accompanied by an executed application and reimbursement agreement in form and substance satisfactory to Agent and the Person being asked to issue the Letter of Credit or LC Guaranty, as well as any required resolutions.

             3.1.6 Method of Making Requests. As an accommodation to Borrowers,
(i) Agent shall permit telephonic (unless an Event of Default exists and is continuing) or


                             Exhibit 4-A - Page 12
electronic requests for Revolving Credit Loans to Agent, (ii) Agent and Bank may, in their discretion, permit electronic transmittal of requests for Letters of Credit and LC Guaranties to them, and (iii) Agent may, in Agent's discretion, permit electronic transmittal of instructions, authorizations, agreements or reports to Agent. Unless Borrower Representative, on its own behalf and on behalf of all other Borrowers, specifically directs Agent or Bank in writing not to accept or act upon telephonic or electronic communications from any Borrower, and other than losses or damages caused by gross negligence or willful misconduct of Agent, neither Agent nor Bank shall have any liability to Borrowers for any loss or damage suffered by any Borrower as a result of Agent's or Bank's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent or Bank by any Borrower, and neither Agent nor Bank shall have any duty to verify the origin of any such communication or the authority of the Person sending it. Each telephonic request for a Revolving Credit Loan, Letter of Credit or LC Guaranty accepted by Agent and Bank, if applicable, hereunder shall be promptly followed by a written confirmation of such request from Borrowers to Agent and Bank, if applicable.

             3.1.7 LIBOR Portions. Provided that as of both the date of the LIBOR Request and the first day of the applicable Interest Period, no Event of Default has occurred and is continuing, in the event Borrowers desire to obtain a LIBOR Portion, Borrower Representative, on its own behalf and on behalf of all other Borrowers, shall give Agent a LIBOR Request no later than 11:00 a.m. (Chicago, Illinois time) on the third Business Day prior to the requested borrowing date. Each LIBOR Request shall be irrevocable and binding on Borrowers. In no event shall Borrowers be permitted to have outstanding at any one time LIBOR Portions with more than eight (8) different Interest Periods.

             3.1.8 Conversion of Base Rate Portions. Provided that as of both the date of the LIBOR Request and the first day of the applicable Interest Period, no Event of Default has occurred and is continuing, Borrowers may, on any Business Day, convert any Base Rate Portion into a LIBOR Portion. If Borrowers desire to convert a Base Rate Portion, Borrower Representative, on its own behalf and on behalf of all other Borrowers, shall give Agent a LIBOR Request no later than 11:00 a.m. (Chicago, Illinois time) on the third Business Day prior to the requested conversion date. After giving effect to any conversion of Base Rate Portions to LIBOR Portions, Borrowers shall not be permitted to have outstanding at any one time LIBOR Portions with more than eight (8) different Interest Periods.

             3.1.9 Continuation of LIBOR Portions. Provided that, as of both the date of the LIBOR Request and the first day of the Interest Period, no Event of Default has occurred and is continuing, Borrowers may, on any Business Day, continue any LIBOR Portions into a subsequent Interest Period of the same or a different permitted duration. If Borrowers desire to continue a LIBOR Portion, Borrower Representative, on its own behalf and on behalf of all other Borrowers, shall give Agent a LIBOR Request no later than 11:00 a.m. (Chicago, Illinois time) on the third Business Day prior to the requested continuation date. After giving effect to any continuation of LIBOR Portions, Borrowers shall not be permitted to have outstanding at any one time LIBOR Portions with more than eight (8) different Interest Periods. If Borrower


                              Exhibit 4-A - Page 13

Representative shall fail to give timely notice of its election to continue any LIBOR Portion or portion thereof as provided above, or if such continuation shall not be permitted, such LIBOR Portion or portion thereof, unless such LIBOR Portion shall be repaid, shall automatically be converted into a Base Rate Portion at the end of the Interest Period then in effect with respect to such LIBOR Portion.

             3.1.10 Inability to Make LIBOR Portions. Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection 3.1.10, the term "Lender" shall include the office or branch where such Lender or any corporation or bank then controlling such Lender makes or maintains any LIBOR Portions) to make or maintain its LIBOR Portions, the obligation of such affected Lender to make or continue LIBOR Portions hereunder shall forthwith be suspended during the pendency of such circumstances, and Borrowers shall, if the affected Lender has any LIBOR Portions outstanding, convert such affected LIBOR Portions to Base Rate Portions. Notwithstanding any other provision hereof, if with respect to any Interest Period, Agent is unable to determine the LIBOR relating thereto, or adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market make it, in the reasonable judgment of Agent, impracticable to fund therein any of the LIBOR Portions, or make the projected LIBOR unreflective of the actual costs of funds therefor to any Lender, the obligation of Agent and Lenders to make or continue LIBOR Portions or convert Base Rate Portions to LIBOR Portions hereunder shall forthwith be suspended during the pendency of such circumstances and Borrowers shall, if any affected LIBOR Portions are then outstanding, promptly upon request from Agent, convert such affected LIBOR Portions into Base Rate Portions.

         3.2 Payments. Except where evidenced by notes or other instruments issued or made by Borrowers to any Lender and accepted by such Lender specifically containing payment instructions that are in conflict with this
Section 3.2 (in which case the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:

             3.2.1 Principal; Revolving Credit Loans. Principal on account of Revolving Credit Loans shall be payable by Borrowers to Agent for the ratable benefit of Lenders immediately upon the earliest of (i) (x) if no Dominion Event has occurred and is continuing, the last day of the Term or as otherwise provided in Section 3.3 or (y) if a Dominion Event has occurred and is continuing, the receipt by Agent or any Borrower of any proceeds of any of the Collateral to the extent received after the occurrence of such Dominion Event (except as otherwise provided herein), including without limitation pursuant to subsections 3.3.1 and 6.2.4, to the extent of said proceeds, subject to Borrowers' rights to reborrow such amounts in compliance with subsection 1.1.1 hereof; (ii) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that, if an Overadvance shall exist at any time, Borrowers shall, on demand, repay the Overadvance. Each payment (including principal prepayment) by Borrowers on account of principal of the Revolving Credit Loans shall be applied first to Base Rate Revolving Portions


                              Exhibit 4-A - Page 14
and then to LIBOR Revolving Portions. For purposes of determining when proceeds of Collateral are received by Agent or any Borrower, the convention in Section
3.4.1 shall apply.

             3.2.2 Interest.

                  (i) Base Rate Portion. Interest accrued on the Base Rate Portion shall be due and payable on the earliest of (1) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (2) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations or (3) termination of this Agreement pursuant to Section 4 hereof.

                  (ii) LIBOR Portion. Interest accrued on each LIBOR Portion shall be due and payable on each LIBOR Interest Payment Date and on the earlier of (1) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations or (2) termination of this Agreement pursuant to Section 4 hereof.

             3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers to Agent, as and when provided in Section 2 or Section 3 hereof, as applicable to Agent or a Lender, as applicable, or to any other Person designated by Agent or such Lender in writing.

             3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to Agent for distribution to Lenders, as appropriate, as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later.

             3.2.5 Prepayment of/Failure to Borrow LIBOR Portions. Borrowers may prepay a LIBOR Portion only upon at least three (3) Business Days' prior written notice to Agent (which notice shall be irrevocable). In the event of (i) the payment of any principal of any LIBOR Portion other than on the last day of the Interest period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any LIBOR Portion other than on the last day of the Interest Period applicable thereto, or (iii) the failure to borrow, convert, continue or prepay any LIBOR Portion on the date specified in any notice delivered pursuant hereto, then, in such event, Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event, as reasonably determined by such Lender in a manner consistent with its customs and practices.

         3.3 Mandatory and Optional Prepayments.

             3.3.1 Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. Except as provided in subsections 6.4.2 and 8.2.9, if, at any time a Dominion Event has occurred and is continuing, any Borrower or any of its Restricted Subsidiaries sells any of the Collateral or if any of the Collateral is lost or destroyed or taken by condemnation, Borrowers shall, unless


                              Exhibit 4-A - Page 15
otherwise agreed by Majority Lenders, pay to Agent for the ratable benefit of Lenders as and when received by any Borrower or such Restricted Subsidiary and as a mandatory prepayment of the Loans, as herein provided, a sum equal to the proceeds (including insurance payments but net of costs and taxes incurred in connection with such sale or event) received by Borrowers or such Subsidiary from such sale, loss, destruction or condemnation. The applicable prepayment shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans, but shall not permanently reduce the Revolving Loan Commitments. In the event that (x) the aggregate amount of Net Appraised Fair Market Value, with respect to real Property included in the calculation of the Borrowing Base, and Net Appraised Orderly Liquidation Value, with respect to the Equipment included in the calculation of the Borrowing Base, of all such real Property included in the calculation of the Borrowing Base and Equipment included in the calculation of the Borrowing Base so sold, lost, destroyed or condemned within any fiscal year of Borrowers (net of replacement Equipment) exceeds $1,500,000 or (y) the aggregate of the proceeds received by any Borrower in connection with any such sale, loss, destruction or condemnation within any fiscal year of Borrowers (net of replacement Equipment) exceeds $1,500,000, the Net Appraised Orderly Liquidation Value of Borrowers' Equipment or the Net Appraised Fair Market Value of Borrowers' real Property, as applicable, shall be reduced by the Net Appraised Orderly Liquidation Value of Borrowers' Equipment or the Net Appraised Fair Market Value of Borrowers' real Property so sold, lost, destroyed or condemned in excess of such amount.

             3.3.2 Proceeds from Issuance of Additional Indebtedness. If any Borrower issues any additional Indebtedness for Money Borrowed (other than Indebtedness for Money Borrowed permitted pursuant to subsection 8.2.3), Borrowers shall pay to Agent for the ratable benefit of Lenders, when and as received by such Borrower and as a mandatory prepayment of the Obligations, a sum equal to 100% of the net proceeds to such Borrower of the issuance of such Indebtedness. Any such prepayment shall be applied to the Loans in the manner specified in the second sentence of subsection 3.3.1 until payment thereof in full.

             3.3.3 LIBOR Portions. If the application of any payment made in accordance with the provisions of this Section 3.3 at a time when no Event of Default has occurred and is continuing would result in termination of a LIBOR Portion prior to the last day of the Interest Period for such LIBOR Portion, the amount of such prepayment shall not be applied to such LIBOR Portion, but will, at Borrowers' option, be held by Agent in a non-interest bearing account at a Lender or another bank satisfactory to Agent in its discretion, which account is in the name of Agent and from which account only Agent can make any withdrawal, in each case to be applied as such amount would otherwise have been applied under this Section 3.3 at the earlier to occur of (i) the last day of the relevant Interest Period or (ii) the occurrence of a Default or an Event of Default.

             3.3.4 Optional Prepayments. Borrowers may, at their option from time to time upon not less than one day's prior written notice to Agent pay outstanding Revolving Credit Loans provided that the amount of any such payment is at least $1,000,000 and in integral multiples of $100,000 above $1,000,000 and that such prepayment is made ratably with respect to all Revolving Credit Loans; provided that there shall be no minimum notice and no minimum payment amount (x) with respect to Swingline Loans, Overadvances or Agent Loans or (y) if as

                             Exhibit 4-A - Page 16
of the date of such payment Borrowers are subject to a blocked account arrangement that requires daily transfer of funds to Agent's account.

         3.4 Application of Payments and Collections.

             3.4.1 Collections. All items of payment received by Agent by 12:00 noon, Chicago, Illinois, time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, Chicago, Illinois, time, on any Business Day shall be deemed received on the following Business Day. If as the result of collections of Accounts as authorized by subsection 6.2.4 hereof or otherwise, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be disbursed to Borrowers or otherwise at Borrower Representative's direction in the manner set forth in subsection 3.1.2, upon Borrower Representative's request at any time, so long as (x) no Default or Event of Default has occurred and is continuing, (y) no Obligations are outstanding or
(z) all Obligations are fully cash collateralized to Agent's reasonable satisfaction. Agent may at its option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.

             3.4.2 Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned ratably among Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender). Except for payments described in Section 3.10, all payments shall be remitted to Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts, or, except as provided in subsection 3.3.1, other Collateral received by Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities, or expense reimbursements (other than amounts related to Product Obligations) then due to Agent or Lenders from Borrowers; second, to pay interest due from Borrowers in respect of all Loans, including Swingline Loans and Agent Loans; third, to pay or prepay principal of Swingline Loans and Agent Loans; fourth, to pay or prepay principal of the Revolving Credit Loans (other than Swingline Loans and Agent Loans) and unpaid reimbursement obligations in respect of Letters of Credit; fifth, to pay an amount to Agent equal to all outstanding LC Obligations to be held as cash Collateral for such Obligations; sixth, to the payment of any other Obligation (other than amounts related to Product Obligations) due to Agent or any Lender by Borrowers; and seventh, to pay any fees, indemnities or expense reimbursements related to Product Obligations. After the occurrence and during the continuance of an Event of Default, Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Agent or any Lender upon any of its books and records; provided, however, that such payments and collection shall only be applied to fees, indemnities or expense reimbursements related to Product Obligations after all other Obligations have been paid in full.

         3.5 All Loans to Constitute One Obligation. The Loans and LC Guarantees shall constitute one general Obligation of Borrowers, and, unless otherwise expressly provided in any Security Document, shall be secured by Agent's Lien upon all of the Collateral.


                              Exhibit 4-A - Page 17

         3.6 Loan Account. Agent shall enter all Loans as debits to a loan account (the "Loan Account") and shall also record in the Loan Account all payments made by Borrowers on any Obligations and all proceeds of Collateral which are finally paid to Agent, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrowers. During the Term hereof, Borrowers shall be able to review its Loan Account online, subject to system shutdowns for maintenance and repair and for shutdowns or access limitations affecting the internet generally.

         3.7 Statements of Account. Agent will account to Borrowers monthly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding month, and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrowers absent demonstrable error unless Agent is notified by Borrowers in writing to the contrary within 30 days of the date each accounting is received by Borrowers. Such notice shall only be deemed an objection to those items specifically objected to therein.

         3.8 Increased Costs.

             3.8.1 Increased Costs. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted or implemented after the date of this Agreement and having general applicability to all banks or finance companies within the jurisdiction in which any Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any governmental authority charged with the interpretation or application thereof, or the compliance of such Lender therewith, shall:

                  (i) (1) subject such Lender to any tax with respect to this Agreement (other than (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement, and (b) any tax excluded from the definition of Tax Liabilities) or (2) change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder or under any Loan Documents (other than in respect of (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and (b) any tax excluded from the definition of Tax Liabilities);

                  (ii) impose, modify or hold applicable any reserve (except any reserve taken into account in the determination of the applicable LIBOR), special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of such Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or


                             Exhibit 4-A - Page 18

                  (iii) impose on such Lender or the London interbank market any other condition with respect to any Loan Document;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining Loans hereunder or the result of any of the foregoing is to reduce the rate of return on such Lender's capital as a consequence of its obligations hereunder, or the result of any of the foregoing is to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans, then, in any such case, Borrowers shall pay such Lender, upon demand and certification not later than sixty (60) days following its receipt of notice of the imposition of such increased costs, such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be, to the extent such Lender has not otherwise been compensated, with respect to a particular Loan, for such increased cost as a result of an increase in the Base Rate or the LIBOR. An officer of the applicable Lender shall determine the amount of such additional cost or reduced amount using reasonable averaging and attribution methods and shall certify the amount of such additional cost or reduced amount to Borrowers, which certification shall include a written explanation of such additional cost or reduction to Borrowers. Such certification shall be conclusive absent demonstrable error. If a Lender claims any additional cost or reduced amount pursuant to this Section 3.8, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different lending office or to file any certificate or document reasonably requested by Borrowers if the making of such designation or filing would avoid the need for, or reduce the amount of, any such additional cost or reduced amount and would not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender. A Lender shall not be entitled to additional amounts under this subsection 3.8.1 to the extent such amounts could have been avoided by such Lender's compliance with subsection 2.12.2 or 11.9.4. Notwithstanding the foregoing, if any Lender fails to notify the Company of any event which will entitle such Lender to compensation pursuant to this subsection 3.8.1 within sixty (60) days after such Lender obtains knowledge of such event, then such Lender shall not be entitled to compensation from any Borrower for such increased cost or reduction of return arising prior to the date which is 60 days before the date on which such Lender notifies Borrowers of such event.

             3.8.2 Replacement of Lenders. Within fifteen (15) days after either
(i) receipt by Borrowers of written notice and demand from any Lender for payment pursuant to subsection 3.8.1, (ii) notice of an event described in subsection 3.1.10, or (iii) as provided in Section 11.10(b), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Majority Lenders (any such Lender demanding such payment or refusing to so consent being referred to herein as an "Affected Lender"), Borrowers may, at their option, notify Agent and such Affected Lender of its intention to do one of the following:

                  (a) Borrowers may obtain, at Borrowers' expense, a replacement Lender ("Replacement Lender") for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event Borrowers obtain a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Revolving Loan Commitments hereunder within ninety (90) days following

                             Exhibit 4-A - Page 19
         notice of Borrowers' intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this agreement to such Replacement Lender in accordance with the provisions of Section 11.9, provided, that Borrowers have reimbursed such Affected Lender for any amounts due such Affected Lender pursuant to subsection 3.2.5 (as though such payment constituted a prepayment) and any processing and recordation fee payable pursuant to subsection
         11.9.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to subsection 3.8.1, paid all amounts required to be paid to such Affected Lender pursuant to subsection
         3.8.1 through the date of such sale and assignment; or

                  (b) Borrowers may prepay in full all outstanding Obligations owed to such Affected Lender (including, without limitation, any amounts due such Affected Lender pursuant to subsection 3.2.5) and terminate such Affected Lender's Revolving Loan Commitment, in which case the Revolving Loan Maximum Amount will be reduced by the amount of the terminated Revolving Loan Commitment. Borrowers shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Affected Lender's increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender's obligations under its Revolving Loan Commitment.

         3.9 Basis for Determining Interest Rate Inadequate. In the event that Agent or any Lender shall have determined that:

                  (i) reasonable means do not exist for ascertaining the LIBOR for any Interest Period; or

                  (ii) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Portion, or a proposed conversion of a Base Rate Portion into a LIBOR Portion; then

Agent or such Lender shall give Borrowers prompt written, telephonic or electronic notice of the determination of such effect. If such notice is given,
(i) any such requested LIBOR Portion shall be made as a Base Rate Portion, unless Borrower Representative, on its own behalf and on behalf of all other Borrowers, shall notify Agent no later than 10:00 a.m. (Chicago, Illinois time) two (2) Business Days' prior to the date of such proposed borrowing that the request for such borrowing shall be canceled or made as an unaffected type of LIBOR Portion, and (ii) any Base Rate Portion which was to have been converted to an affected type of LIBOR Portion shall be continued as or converted into a Base Rate Portion, or, if Borrowers shall notify Agent, no later than 10:00 a.m. (Chicago, Illinois time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Portion.


                             Exhibit 4-A - Page 20

         3.10 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 3.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this Section 3.10 shall be made through Agent. Payments so received by such Lender shall be treated hereunder in the same manner as payments received by Agent and any Lender who fails to purchase a participation as required by this Section 3.10 in a reasonably timely manner shall be solely liable for the interest due thereon.

                        SECTION 4. TERM AND TERMINATION

         4.1 Term of Agreement. Subject to the right of Lenders to cease making Loans (other than Agent Loans pursuant to subsection 1.1.5) to Borrowers during the continuance of any Default or Event of Default, this Agreement shall be in effect for a period of four (4) years from the date hereof, through and including August 28, 2007 (the "Term"), unless terminated as provided in Section
4.2 hereof.

         4.2 Termination.

             4.2.1 Termination by Lenders. Agent may, and at the direction of Majority Lenders shall, by written notice to Borrowers, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default; provided, however, that no notice shall be required to terminate this Agreement if such termination is a result of an Event of Default described in Section 10.1.8 hereof.

             4.2.2 Termination by Borrowers. Upon at least 3 Business Days prior written notice to Agent and Lenders, Borrowers may, at their option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have paid or collateralized to Agent's reasonable satisfaction all of the Obligations in immediately available funds, all Letters of Credit and LC Guaranties have expired, terminated or have been cash collateralized to Agent's reasonable satisfaction (it being understood that a deposit with Agent of an amount of (i) 110% of the undrawn available amount of any outstanding Letters of Credit and/or (ii) 110% of the undrawn available amount of any outstanding letters of credit being

                             Exhibit 4-A - Page 21
guarantied by LC Guaranties shall be satisfactory) and Borrowers have complied with Section 2.6 and subsection 3.2.5. Upon request by Borrowers, Agent shall deliver to Borrowers a payoff letter specifying the amount of Obligations to be paid at termination and, if applicable, the amount of cash collateral necessary to cash collateralize outstanding Letters of Credit and LC Guaranties. Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only, it being understood that nothing contained in this Section 4.2.2 shall be construed to affect Borrowers' right to reduce the Revolving Loan Commitments in whole or in part in accordance with the terms hereof. No section of this Agreement or type of Loan available hereunder may be terminated singly.

             4.2.3 Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations (other than Contingent and Collateralized Obligations) have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 2.6 and subsection 3.2.5 resulting from such termination. Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall be entitled to retain its Liens solely with respect to that portion of the Collateral as is necessary in Agent's reasonable judgment to protect Agent and Lenders from any loss or damage Agent and Lenders may incur as a result of dishonored checks or other items of payment received by Agent from any Borrower or any Account Debtor and applied to the Obligations, unless Agent shall, at its option, (i) have received a written agreement satisfactory to Agent, executed by any Borrower and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral in such amounts for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent and each Lender from any such loss or damage. Except as expressly provided in the preceding sentence upon payment in full of all of the Obligations (other than Contingent and Collateralized Obligations), Agent and Lenders shall release all of their respective right, title and interest in the Collateral to or at the direction of Borrowers.

         4.3 Voluntary Commitment Reductions. Borrowers shall have the right to permanently reduce the amount of the Revolving Loan Commitments (in which case, the Revolving Credit Maximum Amount shall be reduced on a dollar for dollar basis), on a pro rata basis for each Lender, at any time and from time to time upon written notice to Agent of such reduction, which notice shall specify the amount and the proposed date of such reduction, shall be irrevocable once given, and shall be given at least three (3) Business Days prior to the proposed date of such reduction, shall be effective only upon Agent's receipt thereof and shall be accompanied by the payment of the applicable termination charge in accordance with


                             Exhibit 4-A - Page 22

Section 2.6; provided that the aggregate amount of such reductions shall not exceed $25,000,000 within any calendar year or $75,000,000 within the Term.

                         SECTION 5. SECURITY INTERESTS

         5.1 Security Interest in Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Borrower hereby grants to Agent for the benefit of itself and each Lender a continuing Lien upon the following Property of such Borrower and interests in Property of such Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

                  (i) Accounts;

                  (ii) Certificated Securities;

                  (iii) Chattel Paper;

                  (iv) Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

                  (v) Contract Rights;

                  (vi) Commercial Tort Claims described in Exhibit 5.2;

                  (vii) Deposit Accounts;

                  (viii) Documents;

                  (ix) Equipment;

                  (x) Financial Assets;

                  (xi) Fixtures;

                  (xii) General Intangibles, including Payment Intangibles and Software;

                  (xiii) Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

                  (xiv) Instruments;

                  (xv) Intellectual Property;



                             Exhibit 4-A - Page 23

                  (xvi) Inventory;

                  (xvii) Investment Property;

                  (xviii) money (of every jurisdiction whatsoever);

                  (xix) Letter-of-Credit Rights;

                  (xx) Payment Intangibles;

                  (xxi) Security Entitlements;

                  (xxii) Software;

                  (xxiii) Supporting Obligations;

                  (xxiv) Uncertificated Securities; and

                  (xxv) to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that, "Collateral" shall not include (i) more than 66% of any outstanding voting stock or other equity interest entitled to vote in any entity which is not formed under the laws of the United States or any state thereof or the District of Columbia, (ii) any Computer Hardware and Software or Intellectual Property or other rights arising under any contracts, instruments, licenses or other documents to the extent that the grant of a Lien or security interest therein would (A) result in a breach of the terms of, or constitute a default under, such contract, instrument, license, agreement or other document (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of the Uniform Commercial Code or any successor provision of the Uniform Commercial Code of any relevant jurisdiction or other applicable law) or (B) give any other party to such contract, instrument, license or other document the right to terminate its obligations thereunder pursuant to a valid and enforceable provision (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of the Uniform Commercial Code or any successor provision of the Uniform Commercial Code of any relevant jurisdiction or other applicable law), it being understood that (1) upon request of Agent, such Borrower will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Agent (and to Agent's enforcement of such security interest) in Agent's rights under such contract, instrument, license, agreement or other document, and (2) any exclusion from Collateral pursuant to this clause "(ii)" shall not apply to the Proceeds of any such contract, instrument, license, agreement or other document, (iii) any of Borrower's motor vehicles, tractors, trailers, rolling stock, material handling equipment or any other similar item governed by a certificate of title statute, (iv) proceeds from any Commercial Tort Claim or other litigation


                             Exhibit 4-A - Page 24
to the extent such proceeds are required to be paid to a third party or parties,
(v) Property upon which a Permitted Purchase Money Lien has been granted, (vi) any real Property owned by Borrowers as of the Closing Date for which, as of the Closing Date, Agent has not required a Mortgage and (vii) the Equity Interest in TruServ Specialty Company LLC or any other Subsidiary of TruServ that is not a Restricted Subsidiary.

         5.2 Other Collateral.

             5.2.1 Commercial Tort Claims. Borrowers shall promptly notify Agent in writing upon any Borrower incurring or otherwise obtaining a Commercial Tort Claim which could reasonably be expected to result in cash proceeds of $100,000 or more after the Closing Date against any third party and, upon request of Agent, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Agent to give Agent a security interest in any such Commercial Tort Claim. Borrowers represent and warrant that as of the date of this Agreement, to their knowledge, no Borrower possesses any Commercial Tort Claims which could reasonably be expected to result in cash proceeds of $100,000 or more, except as described on Exhibit 5.2.

             5.2.2 Other Collateral. Borrowers shall promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper except that Borrowers shall not be required to give such notice to the extent that the aggregate value of such Collateral is less than $250,000 and, upon the reasonable request of Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Agent, in its reasonable judgment, to deliver to Agent control with respect to such Collateral; promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Instruments (other than Instruments deposited for collection in the ordinary course of business in a Dominion Account or another account permitted hereunder or otherwise delivered to Agent) or Documents (other than Documents to which Section 8.1.11 is applicable) except that Borrowers shall not be required to give such notice to the extent that the aggregate value of such Collateral is less than $100,000 and, upon the reasonable request of Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by Agent, in its reasonable judgment, to deliver to Agent possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Agent; and with respect to Collateral in the possession of a third party, other than Certificated Securities, Goods covered by a Document, Inventory in transit, Equipment in the hands of third parties for repair or maintenance, and Inventory and Equipment with third parties the value of which is not included in the calculation of the Borrowing Base and the aggregate book value or fair market value of which is less $1,000,000 at any single location or $2,000,000 at all locations, obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of Agent.

         5.3 Lien Perfection; Further Assurances. Borrowers shall execute such UCC-1 financing statements as are required by the UCC and such other instruments, assignments or documents as are necessary to perfect Agent's Lien upon any of the Collateral and shall take


                              Exhibit 4-A - Page 25
such other action as may be required to perfect or to continue the perfection of Agent's Lien upon the Collateral. Unless prohibited by applicable law, each Borrower hereby authorizes Agent to execute and file any such financing statement, including, without limitation, financing statements that indicate the Collateral (i) as all assets of such Borrower or words of similar effect, or
(ii) as Agent may elect, as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 5.1, on such Borrower's behalf. Each Borrower also hereby ratifies its authorization for Agent to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Agent's request, each Borrower shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements deemed necessary by Agent, to give effect to or carry out the terms or intent of the Loan Documents.

         5.4 Intentionally Omitted.

         5.5 Lien on Realty. The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgages upon all real Property of Borrowers described therein. If any Borrower shall acquire at any time or times hereafter any fee simple interest in other real Property (other than leasehold interests in sales offices or warehouses), such Borrower agrees promptly to execute and deliver to Agent, for its benefit and the ratable benefit of Lenders, as additional security and Collateral for the Obligations, deeds of trust, security deeds, mortgages or other collateral assignments reasonably satisfactory in form and substance to Agent and its counsel, but in each case in substantially the same form as the Mortgages, with such changes necessitated by local or state law (herein collectively referred to as "New Mortgages") covering such real Property. The Mortgages and each New Mortgage shall be duly recorded (at Borrowers' expense) in each office where such recording is required to constitute a valid Lien on the real Property covered thereby. In respect to any Mortgage or any New Mortgage, Borrowers shall deliver to Agent, at Borrowers' expense, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Agent, which policies shall be in form and substance reasonably satisfactory to Agent and shall insure a valid Lien in favor of Agent for the benefit of itself and each Lender on the Property covered thereby, subject only to Permitted Liens and those other exceptions reasonably acceptable to Agent and its counsel. Borrowers shall also deliver to Agent such other usual and customary documents, including, if requested by Agent with respect to real Property with a fair market value of $100,000 or more, ALTA Surveys of the real Property described in the Mortgages or any New Mortgage, as Agent and its counsel may reasonably request relating to the real Property subject to the Mortgages or the New Mortgages. Agent hereby agrees that Chicago Title Insurance Company shall be an acceptable title insurance company for purposes of this Section 5.5. The foregoing notwithstanding, Borrowers shall not be required to deliver a Mortgage, an ALTA Survey or a mortgagee title insurance policy to Agent with respect to Borrowers' real Property located on One TruValue Way, East Butler, Pennsylvania or with respect Borrowers' real Property consisting of vacant land in Longview, Texas, unless, after the occurrence and during the continuance of Event of Default, requested to do so by Agent in which case, Borrowers shall

                              Exhibit 4-A - Page 26
deliver Mortgages, ALTA Surveys and mortgagee title insurance policies for such real Property in compliance with this Section 5.5 within 30 days of the date of Agent's request.

         5.6 Agent's Duty Upon Termination. Agent agrees that upon termination of this Agreement and payment in full of all Obligations (other than Contingent and Collateralized Obligations), Agent and Lenders shall release all of their respective right, title and interest in the Collateral and the Lien granted to Agent in the Collateral shall automatically terminate and all rights to the Collateral shall revert to the applicable Borrower. Agent further agrees that upon such termination of the security interest or release or reassignment of any Collateral, Agent shall, at the expense of the applicable Borrower, return all Collateral (other than cash collateral for letter of credit reimbursement Obligations or such other Collateral as retained by Agent pursuant to subsection 4.2.3) then in Agent's possession and execute and deliver to the applicable Borrower such documents as such Borrower shall reasonably request to evidence the termination of the Lien granted to Agent hereby or pursuant to the Security Documents or the release and re-assignment of such Collateral, as the case may be.

                      SECTION 6. COLLATERAL ADMINISTRATION

         6.1 General.

             6.1.1 Location of Collateral. All Collateral, other than Inventory in transit and motor vehicles, Equipment in the hands of third parties for repair or maintenance, possessory Collateral delivered to Agent, Collateral in the possession of any Lender and Inventory and Equipment with third parties the value of which is not included in the calculation of the Borrowing Base and the aggregate book value or fair market value of which is less $1,000,000 at any single location or $2,000,000 at all locations, will at all times be kept by Borrowers and their Restricted Subsidiaries at one or more of the business locations set forth in Exhibit 6.1.1 hereto, as updated by Borrowers (without the requirement of consent or action by any other party) from time to time providing prior written notice to Agent of any new location.

             6.1.2 Insurance of Collateral. Borrowers shall maintain and pay for insurance upon all Collateral wherever located and with respect to the business of Borrowers and each of their Subsidiaries, covering casualty, hazard, public liability, workers' compensation and such other risks in such amounts and with such insurance companies as is standard for comparable businesses in Borrowers' industry. Borrowers shall deliver insurance certificates evidencing such insurance coverage to Agent as promptly as practicable. Borrowers shall obtain satisfactory lender's loss payable endorsements, naming Agent as a loss payee, assignee or additional insured, as appropriate, as its interest may appear, to the extent such an endorsement is permitted by law with respect to such policies, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Agent. Unless otherwise accepted by Agent, each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 10 days' prior written notice to Agent in the event of cancellation of the policy for nonpayment of premium and not less than 30 days' prior written notice to Agent in the event of cancellation of the policy for any other reason whatsoever and, with respect to property and casualty insurance, a clause specifying that the interest of Agent shall not be impaired or


                              Exhibit 4-A - Page 27
invalidated by any act or neglect of any Borrower, any of its Subsidiaries or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. Upon the occurrence and during the continuance of an Event of Default and subsequent request by Agent, Borrowers agree to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies and any insurance policies then in effect. All proceeds of business interruption insurance (if any) of Borrowers and their Subsidiaries shall be remitted to Agent for application to the outstanding balance of the Revolving Credit Loans.

             Unless Borrowers provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers' expense to protect Agent's interests in the Properties of Borrowers and their Subsidiaries. This insurance may, but need not, protect the interests of Borrowers and their Subsidiaries. The coverage that Agent purchases may not pay any claim that any Borrowers or any Subsidiary makes or any claim that is made against any Borrower or any such Subsidiary in connection with said Property. Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers and their Subsidiaries have obtained insurance as required by this Agreement. If Agent purchases insurance, Borrowers will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance that Borrowers and their Subsidiaries may be able to obtain on their own.

             6.1.3 Protection of Collateral. Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's or any Lender's actual possession and except that each Lender shall be liable and responsible for its own gross negligence or willful misconduct) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other person whomsoever, but the same shall be at Borrowers' sole risk.

         6.2 Administration of Accounts.

             6.2.1 Records, Schedules and Assignments of Accounts. Borrowers shall keep accurate and complete records of their Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall request a sales and collections report for the preceding period, in form acceptable to Agent. Concurrently with the delivery of each Borrowing Base Certificate described in subsection 8.1.4, or more frequently as reasonably requested by Agent, from and after the date hereof, Borrowers shall deliver to Agent a detailed aged trial balance of all of its Accounts, specifying the names, addresses, face values, dates of invoices and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and upon Agent's request therefor, Agent shall have on-site access to copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such


                              Exhibit 4-A - Page 28
other matters and information relating to the status of then existing Accounts as Agent shall reasonably request. If requested by Agent, Borrowers shall execute and deliver to Agent formal written assignments of all of its Accounts, simultaneously with the delivery of a Borrowing Base Certificate, which shall include all Accounts that have been created since the date of the last assignment.

             6.2.2 Discounts, Allowances, Credits. If any Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Borrowers shall report such discounts, allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts by either showing total amount due in respect of such Account as a net amount or by showing such discounts, allowances or credits as a separate line item.

             6.2.3 Account Verification. Any of Agent's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise; provided, that, unless an Event of Default has occurred and is continuing, Agent shall not conduct such verification process in the name of Agent and shall provide Borrower Representative five (5) Business Days' advance notice of the conduct of any such verification process. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process. Agent agrees to consult with Borrowers concerning the manner in which it intends to conduct such certification process. Such consultation, however, shall not be required for each certification cycle, but only with respect to the general manner in which all such certifications shall be conducted.

             6.2.4 Maintenance of Dominion Account. Borrowers shall maintain a Dominion Account or Accounts pursuant to lockbox and blocked account arrangements acceptable to Agent with Bank (or such other bank as is acceptable to Agent in its discretion); provided that such blocked account arrangements shall provide for control and springing dominion over Borrowers' cash deposited into all deposit accounts in the event (i) Availability is less than $25,000,000 or (ii) an Event of Default has occurred and is continuing (a "Dominion Event"). Upon the occurrence of a Dominion Event, Agent shall be entitled to deliver notice to Bank or such other bank that Bank or such other bank shall comply with the instructions of Agent in such Dominion Account or Accounts. Agent shall deliver a copy of any such notice to Borrowers at or about the same time as Agent delivers such notice to Bank or any such other bank. Borrowers shall issue to Bank (or such other bank as is acceptable to Agent in its discretion) an irrevocable letter of instruction (which Borrowers will cause Bank (or


                              Exhibit 4-A - Page 29
such other bank as is acceptable to Agent in its discretion) to agree to) directing Bank (or such other bank as is acceptable to Agent in its discretion) upon receipt of written instructions from Agent, to transfer all payments or other remittances received in the Dominion Account to Agent's account for application on account of the Obligations as provided in subsection 3.2.1 and
Section 3.4. Agent hereby agrees that it shall not deliver such letter of instruction unless a Dominion Event has occurred and is continuing. After the occurrence and during the continuance of a Dominion Event, all funds deposited in any Dominion Account shall immediately become the property of Agent, for the ratable benefit of Lenders, and Borrowers shall obtain the agreement by Bank (or such other bank) in favor of Agent to waive any recoupment, set-off rights, and any security interest in, or against, the funds so deposited (other than for customary items, such as returned items and reasonable bank charges). Agent assumes no responsibility for such lockbox and blocked account arrangements, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. If Agent has notified Borrower, Bank or the applicable banks that a Dominion Event has occurred and has directed such banks to make daily transfer of payments or other remittances received in the Dominion Account to Agent's account and, at any time 150 days (60 days if the Dominion Event is triggered by an Event of Default) or more after the effective date of such notice, average Availability for any 60 consecutive day period, ending on a day that is on or after such 150th (or 60th day, if applicable) day, equals or exceeds $25,000,000 and no Event of Default has occurred and is continuing, then Agent agrees to rescind its notice to Bank or the applicable banks directing Bank or such banks to make daily transfers of all payments and other remittances received in the Dominion Account to Agent's account for application to the Obligations. Upon a subsequent occurrence of a Dominion Event, Agent shall have the right to renotify Bank or such banks to make daily transfers to the Agent's account for application to the Obligations.

             6.2.5 Collection of Accounts, Proceeds of Collateral. Each Borrower agrees that all invoices rendered on and after the Closing Date and other requests made by any Borrower on or after the Closing Date for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a lockbox established pursuant to subsection 6.2.4. To expedite collection, each Borrower shall endeavor in the first instance to make collection of its Accounts for Agent. After the occurrence and during the continuance of a Dominion Event, all remittances received by any Borrower on account of Accounts, together with the proceeds of any other Collateral, shall be held as Agent's property, for its benefit and the benefit of Lenders, by such Borrower as trustee of an express trust for Agent's benefit and such Borrower shall as soon as practical deposit all monetary proceeds of Collateral in the Dominion Account. Agent retains the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors that Borrowers' Accounts have been assigned to Agent and to collect Borrowers' Accounts directly in its own name, or in the name of Agent's agent, and to charge the collection costs and expenses, including attorneys' fees, to Borrowers.

             6.2.6 Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrowers and to charge Borrowers therefor, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which Borrowers maintain reasonable reserves on their books therefor and (ii) could not reasonably be expected to result in any Lien other than a Permitted Lien. In no event shall Agent or any Lender be liable for any taxes to any governmental taxing authority that may be due by any Borrower.

         6.3 Administration of Inventory. Borrowers shall keep records of their Inventory which records shall be complete and accurate and complete in all material respects. Borrowers shall furnish to Agent Inventory reports concurrently with the delivery of each Borrowing Base


                              Exhibit 4-A - Page 30

Certificate described in subsection 8.1.4 or more frequently as reasonably requested by Agent after the occurrence and during the continuance of an Event of Default or when Availability is less than $35,000,000, which reports will be in such other format and detail as Agent shall reasonably request and shall include a current list of all locations (other than with respect to Inventory with third parties the value of which is not included in the calculation of the Borrowing Base and the aggregate book value or fair market value of which is less $1,000,000 at any single location or $2,000,000 at all locations) of Borrowers' Inventory. Agent and Lenders acknowledge that Borrowers shall not be required to provide a list of current locations more frequently than monthly. In addition to such periodic Inventory reports, Borrowers shall furnish to Agent such other data and information regarding Borrowers' Inventory as reasonably request by Agent from time to time. Borrowers shall conduct a physical inventory no less frequently than annually and shall provide to Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent shall reasonably request.

         6.4 Administration of Equipment.

             6.4.1 Records and Schedules of Equipment. Borrowers shall keep records of their Equipment (which records may be in summary form if permitted by GAAP) which shall be complete and accurate in all material respects necessary for Borrowers to comply with GAAP itemizing and describing the kind, quantity and book value of its Equipment and all dispositions made in accordance with subsection 6.4.2 hereof, and Borrowers shall, and shall cause each of their Restricted Subsidiaries to, furnish Agent with a current schedule containing the foregoing information on at least an annual basis and more often if reasonably requested by Agent; provided that Borrowers shall not be required to deliver any such schedule more frequently than quarterly if no Event of Default has occurred and is continuing. Promptly after the request therefor by Agent, Borrowers shall deliver to Agent any and all evidence of ownership, if any, of any of their Equipment.

             6.4.2 Dispositions of Equipment or Other Fixed Assets. Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, sell, lease or otherwise dispose of or transfer any of their respective Equipment or other fixed assets or any part thereof without the prior written consent of Agent; provided, however, that the foregoing restriction shall not apply, for so long as no Event of Default has occurred and is continuing, to (i) dispositions of Equipment and other fixed assets, provided that all proceeds thereof are remitted to Agent for application to the Loans as provided in subsection 3.3.1, or (ii) replacements of Equipment or other fixed assets that are substantially worn, damaged or obsolete with Equipment or other fixed assets of like kind, function and value which are useful in the business of any Borrower or one of its Restricted Subsidiaries, provided that the replacement Equipment or other fixed assets shall be acquired within 180 days after any disposition of the Equipment or other fixed assets that are to be replaced and the replacement Equipment or other fixed assets shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens. If, within any calendar year, Borrowers dispose of Equipment or real Property included in the calculation of the Borrowing Base pursuant to clause (i) above with an aggregate book value or fair market value in excess of $1,500,000, Borrowers shall deliver to Agent an amended Borrowing Base


                              Exhibit 4-A - Page 31

Certificate not later than five (5) Business days after the consummation of any such dispositions, revised to reflect such dispositions.

         6.5 Payment of Charges. All amounts chargeable to Borrowers under
Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Revolving Portions from time to time.

                   SECTION 7. REPRESENTATIONS AND WARRANTIES

         7.1 General Representations and Warranties. To induce Agent and each Lender to enter into this Agreement and to make advances hereunder, Borrowers warrant, represent and covenant to Agent and each Lender, on a joint and several basis, that:

             7.1.1 Qualification. Each Borrower and each of its Restricted Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Borrower and each of its Restricted Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company, limited partnership or corporation, as applicable, in each state or jurisdiction listed on Exhibit
7.1.1 hereto as of the date of this Agreement and at all other times in all states and jurisdictions in which the failure of any Borrower or any of its Restricted Subsidiaries to be so qualified could reasonably be expected to have a Material Adverse Effect.

             7.1.2 Power and Authority. Each Borrower and each of its Restricted Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents by Borrowers and each Restricted Subsidiary have been duly authorized by all necessary corporate or other relevant action and do not and will not: (i) require any consent or approval of the shareholders, partners or members of any Borrower or any of the shareholders, partners or members, as the case may be, of any Restricted Subsidiary of any Borrower; (ii) contravene any Borrower's or any of its Restricted Subsidiaries' charter, articles or certificate of incorporation, partnership agreement, certificate of formation, by-laws, limited liability agreement, operating agreement or other organizational documents (as the case may be); (iii) violate, or cause any Borrower or any of its Restricted Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Borrower or any of its Restricted Subsidiaries, the violation of which could reasonably be expected to have a Material Adverse Effect; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower or any of its Restricted Subsidiaries is a party or by which it or its Properties may be bound or affected, the breach of or default under which could reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Borrower or any of its Restricted Subsidiaries.


                              Exhibit 4-A - Page 32

             7.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrower and each of its Restricted Subsidiaries party thereto, enforceable against such Borrower and/or such Restricted Subsidiary (as applicable) in accordance with its respective terms, subject as to enforcement (regardless of whether such enforcement is being sought in equity or at law), to general principles of equity and bankruptcy, insolvency and similar laws affecting creditors' rights generally.

             7.1.4 Capital Structure. Exhibit 7.1.4 hereto states, as of the date of this Agreement, (i) the correct name of each of the Subsidiaries of each Borrower, its jurisdiction of incorporation or organization and the percentage of its Equity Interests owned by the applicable Borrower, (ii) the name of each Borrower's and each of its Subsidiaries' corporate or joint venture relationships and the nature of the relationship, (iii) the number, nature and, other than with respect to TruServ, holder of all outstanding Equity Interests of each Borrower and the holder of Equity Interests of each Subsidiary of each Borrower and (iv) the number of authorized, issued and treasury Equity Interests of each Borrower. Borrower has good title to all of the Equity Interests it purports to own of each of such Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Equity Interests have been duly issued and are fully paid and non-assessable. As of the date of this Agreement, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell any Equity Interests (other than Equity Interests of TruServ) or obligations convertible into, or any powers of attorney relating to any Equity Interests of any Borrower (other than TruServ) or any of its Subsidiaries. Except as set forth on Exhibit 7.1.4, as of the date of this Agreement, there are no outstanding agreements or instruments binding upon any of any Borrower's or any of its Subsidiaries' partners, members or shareholders, as the case may be, relating to the ownership of its Equity Interests.

             7.1.5 Names; Organization. During the five-year period preceding the date of this Agreement, neither any Borrower nor any of its Restricted Subsidiaries has been known as or has used any legal, fictitious or trade names except those listed on Exhibit 7.1.5 hereto. Except as set forth on Exhibit 7.1.5, neither any Borrower nor any of its Restricted Subsidiaries has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person within the five-year period preceding the date of this Agreement. Each of each Borrower's and each of its Subsidiaries' state(s) of incorporation or organization, Type of Organization and Organizational I.D. Number is set forth on Exhibit 7.1.5. The exact legal name of each Borrower and each of its Subsidiaries is set forth on Exhibit 7.1.5, as Exhibit 7.1.5 may be updated upon not less than thirty (30) days' prior written notice to Agent for changes to the exact legal name of Borrower or any of its Subsidiaries.

             7.1.6 Business Locations; Agent for Process. Each of each Borrower's and each of its Restricted Subsidiaries' chief executive office, location of books and records and other places of business are as listed on
Exhibit 6.1.1 hereto, as updated from time to time by Borrowers in accordance with the provisions of subsection 6.1.1. During the preceding one-year period, neither any Borrower nor any of its Restricted Subsidiaries has had an office, place of business or agent for service of process, other than as listed on
Exhibit 6.1.1. All tangible


                              Exhibit 4-A - Page 33

Collateral is and will at all times be kept by Borrowers and their Restricted Subsidiaries in accordance with subsection 6.1.1. Except as shown on Exhibit 6.1.1, as of the date of this Agreement, no Inventory is stored with a bailee, distributor, warehouseman or similar party, nor is any Inventory consigned to any Person (other than Agent or a person with an agency relationship with Agent) other than Inventory with third parties the value of which is not included in the calculation of the Borrowing Base and the aggregate book value or fair market value of which is less $1,000,000 at any single location or $2,000,000 at all locations.

             7.1.7 Title to Properties; Priority of Liens. Each Borrower and each of its Restricted Subsidiaries has good and indefeasible title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, except where the absence of good title or a valid interest could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens and other imperfections of title that could not reasonably be expected to cause a Material Adverse Effect. The Liens granted to Agent under Section 5 hereof, upon the filing of financing statements delivered on the date hereof, the execution of control agreements with respect to Dominion Accounts and the filing of the Patent Security Agreement and the Trademark Security Agreement in the U.S. Patent and Trademark Office, are first priority Liens, subject only to the priority and existence of Permitted Liens to the extent that a security interest therein may be perfected by the filing of a financing statement, the execution of control agreements or filing in the U.S. Patent and Trademark Office.

             7.1.8 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect to any account or Accounts. With respect to each of Borrowers' Accounts, whether or not such Account is an Eligible Account, unless otherwise disclosed to Agent in writing:

                  (i) It is genuine and in all respects what it purports to be, and, unless excluded from Eligible Accounts on the most recent Borrowing Base Certificate, it is not evidenced by a judgment;

                  (ii) Unless excluded from Eligible Accounts on the most recent Borrowing Base Certificate, it arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Borrower, in the ordinary course of its business and in accordance, in all material respects, with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a Borrower and the Account Debtor;

                  (iii) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent;

                  (iv) There are no facts, events or occurrences which in any way impair, in any material respect, the validity or enforceability of any Accounts or tend to


                              Exhibit 4-A - Page 34
         reduce, in any material respect, the amount payable thereunder from the face amount of the invoice and statements delivered or made available to Agent with respect thereto that are not taken into account in preparing the applicable Borrowing Base Certificate;

                  (v) To the best of Borrowers' knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent (unless, in each case, such Account Debtor's Accounts are excluded from Eligible Accounts in the most recent Borrowing Base Certificate); and

                  (vi) To the best of Borrowers' knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account, unless such Account is excluded from Eligible Accounts in the most recent Borrowing Base Certificate.

             7.1.9 Equipment. The Equipment of each Borrower and its Restricted Subsidiaries is in good operating condition and repair, in all material respects, and where necessary to the conduct of the business of Borrowers and each of their Restricted Subsidiaries, all necessary replacements of and repairs thereto shall be made so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear excepted.

             7.1.10 Financial Statements; Fiscal Year. The Consolidated balance sheets of Borrowers and their Subsidiaries (including the accounts of all Subsidiaries of Borrowers and their respective Subsidiaries for the respective periods during which a Subsidiary relationship existed) as of June 28, 2003, and the related statements of income, changes in shareholder's equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP (subject to year-end adjustments and the absence of footnotes), and present fairly in all material respects the financial positions of Borrowers and such Persons, taken as a whole, at such dates and the results of Borrowers' and such Persons' operations, taken as a whole, for such periods. As of the date of this Agreement, since June 28, 2003, there has been no material adverse change in the financial position of Borrowers and such other Persons, taken as a whole, as reflected in the Consolidated balance sheet as of such date. As of the date of this Agreement, the fiscal year of Borrowers and each of its Subsidiaries ends on December 31 of each year.

             7.1.11 Full Disclosure. The financial statements referred to in subsection 7.1.10 hereof do not, nor does this Agreement or any other notice or certificate required hereunder of Borrowers to Agent or any Lender contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading at the time and in light of the circumstances for which such information was provided. As of the date of this Agreement, there is no fact which Borrowers have failed to disclose to Agent or any Lender in writing either directly or in TruServ's public filings with the Securities and Exchange Commission which could reasonably be expected to have a Material Adverse Effect. To the extent that any such financial statements, any notice or certificate or any other document to


                              Exhibit 4-A - Page 35
which this subsection 7.1.11 applies contained a forecast, budget or projections (collectively, "Forecasts"), such Forecasts were prepared in good faith on the basis of (i) assumptions, methods and tests that are consistent with Borrowers' past practices and are believed by Borrowers to be reasonable and (ii) information believed by Borrowers to have been accurate based upon information available to Borrowers at the time such Forecasts were furnished to Agent or any Lender.

             7.1.12 Solvent Financial Condition. Borrowers and their Restricted Subsidiaries, taken as a whole are now and, after giving effect to the initial Loans to be made and the initial Letters of Credit and LC Guaranties to be issued hereunder and all related transactions will be, Solvent.

             7.1.13 Surety Obligations. Except as set forth on Exhibit 7.1.13, as of the date of this Agreement, neither any Borrower nor any of its Restricted Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract or has issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

             7.1.14 Taxes. TruServ's federal tax identification number is 36-2099896. The federal tax identification number of each Restricted Subsidiary of TruServ is shown on Exhibit 7.1.14 hereto as such Exhibit may be updated by Borrowers (without the requirement of consent or action by any other party, from time to time, by providing prior written notice to Agent of any such tax identification number). Each Borrower and each of its Subsidiaries has filed all federal and all material state and local tax returns and other reports relating to taxes it is required by law to file, and has paid, or made provision for the payment of, all such taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings, and each Borrower and each of its Restricted Subsidiaries maintains reasonable reserves on its books therefor and except for taxes in immaterial amounts which inadvertently remain unpaid. The provision for taxes on the books of each Borrower and its Restricted Subsidiaries, as applicable, is adequate as required by GAAP for all years not closed by applicable statutes, and for the current fiscal year.

             7.1.15 Brokers. Other than fees payable hereunder, under the commitment letter entered into between TruServ, FCC and Fleet Securities, Inc. and dated July 25, 2003 and the Fee Letter, there are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement.

             7.1.16 Patents, Trademarks, Copyrights and Licenses. Each Borrower and each of its Restricted Subsidiaries owns, possesses or licenses or has the right to use all the patents, trademarks, service marks, trade names, copyrights, licenses and other Intellectual Property necessary for the present and planned future conduct of its business without any known conflict with the rights of others, except for such conflicts as could not reasonably be expected to have a Material Adverse Effect. All such registrations and applications for material patents, trademarks,


                              Exhibit 4-A - Page 36
service marks, trade names, copyrights, licenses and other similar rights of any Borrower existing on the date of this Agreement are listed on Exhibit 7.1.16 hereto. No claim which could reasonably be expected to have a Material Adverse Effect has been asserted in writing to any Borrower or any Restricted Subsidiary of any Borrower which is currently pending that their use of their Intellectual Property or the conduct of their business does or may infringe upon the Intellectual Property rights of any third party. To Borrowers' knowledge and except as set forth on Exhibit 7.1.16 hereto, as of the date of this Agreement, no Person is engaging in any activity that infringes in any respect upon any Borrower's or any of its Restricted Subsidiaries' material Intellectual Property, which infringement could reasonably be expected to have a Material Adverse Effect. Except as set forth on Exhibit 7.1.16, as of the date of this Agreement and as of each date such exhibit is required to be updated, each Borrower's and each of its Restricted Subsidiaries' (i) material owned trademarks, service marks and copyrights are registered with the U.S. Patent and Trademark Office or in the U.S. Copyright Office, as applicable and (ii) material license agreements and similar arrangements relating to its Inventory
(1) permit, and do not restrict, the assignment by any Borrower or any of its Restricted Subsidiaries to Agent, or any other Person designated by Agent, of all of such Borrower's or such Restricted Subsidiary's, as applicable, rights, title and interest pertaining to such license agreement or such similar arrangement and (2) would permit the continued use by such Borrower or such Restricted Subsidiary, or Agent or its assignee, of such license agreement or such similar arrangement and the right to sell Inventory subject to such license agreement for a period of no less than 6 months after a default or breach of such agreement or arrangement. The consummation and performance of the transactions and actions contemplated by this Agreement and the other Loan Documents, including, without limitation, the exercise by Agent of any of its rights or remedies under Section 10, will not result in the termination or impairment of any of such Borrower's or any of its Restricted Subsidiaries' ownership or rights relating to its Intellectual Property, except for such Intellectual Property rights the loss or impairment of which could not reasonably be expected to have a Material Adverse Effect. Except as listed on
Exhibit 7.1.16 and except as could not reasonably be expected to have a Material Adverse Effect, (i) neither any Borrower nor any of its Restricted Subsidiaries is in breach of, or default under, any term of any license or sublicense with respect to any of its Intellectual Property and (ii) to the knowledge of Borrowers, no other party to such license or sublicense is in breach thereof or default thereunder, and such license is valid and enforceable.

             7.1.17 Governmental Consents. Each Borrower and each of its Restricted Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to possess or so maintain such rights could not reasonably be expected to have a Material Adverse Effect.

             7.1.18 Compliance with Laws. Each Borrower and each of its Restricted Subsidiaries has duly complied, and its Properties, business operations and leaseholds are in compliance with, the provisions of all federal, state and local laws, rules and regulations applicable to such Borrower or such Restricted Subsidiary, as applicable, its Properties or the conduct of its business, except, in each case, for such non-compliance as could not reasonably be


                              Exhibit 4-A - Page 37
expected to have a Material Adverse Effect, and there have been no citations, notices or orders of noncompliance issued to any Borrower or any of its Restricted Subsidiaries under any such law, rule or regulation, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Borrower and each of its Restricted Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance in all material respects with all federal, state and local rules, laws and regulations applicable to it, including the Fair Labor Standards Act (29 U.S.C. Section 201, et seq.), as amended. No Inventory has been produced by Borrower in violation of such Fair Labor Standards Act.

             7.1.19 Restrictions. Neither any Borrower nor any of its Restricted Subsidiaries is a party or subject to any contract or agreement (other than this Agreement and the other Loan Documents or other contract or agreement that would not subject any Borrower to injunctive relief or any material monetary damages) which restricts, in any manner that would have a Material Adverse Effect, its right or ability to incur Indebtedness for Money Borrowed, other than as set forth on Exhibit 7.1.19 hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by any Borrower or any of its Restricted Subsidiaries, as applicable.

             7.1.20 Litigation. Except as set forth on Exhibit 7.1.20 hereto or as described in any report on Form 10-K, 10-Q or 8-K filed on or after January 1, 2003 but prior to July 31, 2003, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrowers, threatened, against or affecting any Borrower or any of its Restricted Subsidiaries, or the business, operations, Properties, profits or condition of any Borrower or any of its Restricted Subsidiaries which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Exhibit 7.1.20 also describes in reasonable detail the settlement agreement in respect of the derivative action (the "Hudson Litigation") brought by a former Member of TruServ (Hudson City Properties), the amounts to be paid out by TruServ pursuant to such settlement agreement (either directly or indirectly through insurance proceeds) and the amount of insurance proceeds TruServ will receive in connection with such litigation. Neither any Borrower nor any of its Restricted Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal, which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

             7.1.21 No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Borrower's performance hereunder, constitute a Default or an Event of Default. Neither any Borrower nor any of its Restricted Subsidiaries is in default in (and no event has occurred and no condition exists which constitutes, or which the passage of time or the giving of notice or both would constitute, a default
in) the payment of any Indebtedness for Money Borrowed to any Person in excess of $1,000,000, other than, for dates after the date of this Agreement, defaults or events of default under the Member Notes or the Redeemable Subordinated Notes relating to non-payment of interest or principal, which payments, if made, would cause an Event of Default under subsection 10.1.15.


                              Exhibit 4-A - Page 38

             7.1.22 Leases. Exhibit 7.1.22 as of the date of this Agreement and as of each other date such Exhibit is required to be updated, hereto is a complete listing (which may be listed by categories for personal property leases having annual Rentals of $10,000 per year or less) of all capitalized and operating personal property leases of Borrowers and their Restricted Subsidiaries and all real property leases of Borrowers and their Restricted Subsidiaries. Each Borrower and each of its Restricted Subsidiaries is in full compliance with all of the terms of each of its respective capitalized and operating leases, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

             7.1.23 Pension Plans. Except as disclosed on Exhibit 7.1.23 hereto, neither any Borrower nor any of its Restricted Subsidiaries has any Plan. Each Borrower and each of its Restricted Subsidiaries is in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. No fact or situation in connection with any Plan exists that would reasonably be expected to result in a Material Adverse Effect. Neither any Borrower nor any of their Restricted Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan, that would reasonably be expected to result in a Material Adverse Effect.

             7.1.24 Trade Relations. There exists no actual or, to Borrowers' knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Borrower or any of its Restricted Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrowers and their Restricted Subsidiaries, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances which would prevent any Borrower or any of its Restricted Subsidiaries from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted, which condition or state of facts or circumstances could reasonably be expected to have a Material Adverse Effect.

             7.1.25 Labor Relations. Except as described on Exhibit 7.1.25 hereto, as of the date of this Agreement, neither any Borrower nor any of its Restricted Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of any Borrower's or any of its Restricted Subsidiaries' employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization that have caused or resulted in a Material Adverse Effect.

             7.1.26 Related Businesses. Borrowers operate a member-owned wholesale cooperative engaged in the business of selling hardware and related merchandise and paint and paint applicators and engage in certain other businesses. These operations require financing on a basis such that the credit supplied can be made available from time to time to Borrowers, as required for the continued successful operation of Borrowers taken as a whole. Borrowers have requested the Lenders to make credit available hereunder primarily for the purposes of


                              Exhibit 4-A - Page 39
subsection 1.1.3 and generally for the purposes of financing the operations of Borrowers. Each Borrower and each Restricted Subsidiary of each Borrower expects to derive benefit (and the Board of Directors of each Borrower and each Restricted Subsidiary of each Borrower has determined that such Borrower or Restricted Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of each Borrower and each Restricted Subsidiary of each Borrower is dependent on the continued successful performance of the functions of the group as a whole. Each Borrower acknowledges that, but for the agreement of each of the other Borrowers to execute and deliver this Agreement, Agent and Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

         7.2 Continuous Nature of Representations and Warranties. Each Loan request made or deemed made pursuant to subsection 3.1.1 hereof shall constitute Borrowers' reaffirmation, as of the date of each such loan request, in all material respects, of each representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of any Borrower, any Subsidiary of any Borrower, or any Guarantor in this Agreement, any of the other Loan Documents, or any instrument, certificate or financial statement furnished in compliance with or in reference thereto, except for changes in the nature of any Borrower's or one of any Borrower's Subsidiary's (or Restricted Subsidiary's as applicable) business or operations that would render the information in any schedule or exhibit attached hereto or to any other Loan Document either inaccurate, incomplete or misleading, so long as (i) Majority Lenders have consented to such changes, (ii) such changes are expressly permitted by this Agreement or (iii) such changes do not have or evidence a Material Adverse Effect. Notwithstanding the foregoing, representations and warranties which by their terms are applicable only to a specific date shall be deemed made only at such date.

         7.3 Survival of Representations and Warranties. All representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.

                 SECTION 8. COVENANTS AND CONTINUING AGREEMENTS

         8.1 Affirmative Covenants. During the Term, and thereafter for so long as there are any Obligations (other than Contingent and Collateralized Obligations) outstanding, Borrowers covenant that, unless otherwise consented to by Majority Lenders, in writing, they shall:

             8.1.1 Visits and Inspections; Lender Meeting. Permit (i) representatives of Agent, and during the continuation of any Default or Event of Default any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Borrower and each of its Restricted Subsidiaries, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants (provided that Borrowers shall have the right to have their representatives present during any conversations between Agent, any Lender or any of their


                              Exhibit 4-A - Page 40
representatives or agents and Borrowers' independent accountants), each Borrower's and each of its Restricted Subsidiaries' business, assets, liabilities, financial condition, business prospects and results of operations and (ii) appraisers engaged pursuant to Section 2.10 (whether or not personnel of Agent), from time to time, but no more frequently than one time per calendar year, unless an Event of Default has occurred and is continuing, then as often as may be reasonably requested, but, in any case, only during normal business hours, to visit and inspect the Properties of each Borrower and each of its Restricted Subsidiaries, for the purpose of completing appraisals pursuant to
Section 2.10. Agent, if no Default or Event of Default then exists, shall give Borrowers reasonable prior notice of any such inspection or audit referred to in the foregoing two sentences. Without limiting the foregoing, Borrowers will participate and will cause their key management personnel to participate in a meeting with Agent and Lenders once during each year (except that during the continuation of an Event of Default such meetings may be held more frequently as requested by Agent or Majority Lenders), which meeting(s) shall be held at such times and such places as may be reasonably requested by Agent.

             8.1.2 Notices. Promptly notify Agent in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty (other than those representations and warranties that relate solely to a specific date) in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect as of the date made or remade. In addition, Borrowers agree to provide Agent with prompt written notice of any change in the information disclosed in any Exhibit hereto if such change would make the information disclosed in any Exhibit materially misleading when taken as a whole, in each case after giving effect to the materiality limits and Material Adverse Effect qualifications contained therein.

             8.1.3 Financial Statements. Keep, and cause each of their Subsidiaries to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting all its financial transactions; and cause to be prepared and furnished to Agent and each Lender, the following, all financial statements to be delivered pursuant to clauses (i) and (ii) below to be prepared in accordance with GAAP applied on a consistent basis, unless Borrowers' certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP (except that monthly and quarterly financial statements shall be subject to year-end adjustments and need not contain notes):

                  (i) not later than 105 days after the close of each fiscal year of TruServ, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited (with respect to Consolidated financial statements only) financial statements of TruServ and its Subsidiaries as of the end of such year, on a Consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized standing selected by TruServ but reasonably acceptable to Agent (it being understood that PriceWaterhouseCoopers is acceptable to Agent) and, within a reasonable time thereafter a copy of any management letter issued in connection therewith;


                              Exhibit 4-A - Page 41

                  (ii) (x) in the case of each month which is not the last month of a fiscal quarter or a fiscal year, not later than 30 days after the end of each such month hereafter, (y) in the case of each month which is the end of a fiscal quarter other than the last fiscal quarter of each fiscal year, not later than 60 days after the end of each such month hereafter and (z) in case of each month which is the last month of a fiscal year, not later than 60 days after the end of each such month thereafter, unaudited interim financial statements of TruServ and its Subsidiaries as of the end of such month and of the portion of the fiscal year then elapsed, on a Consolidated and consolidating basis, certified by the principal financial officer of TruServ (or such other officer reasonably acceptable to Agent) as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of TruServ and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

                  (iii) for each month which is the end of a fiscal quarter or a fiscal year and unaudited financial statements are not provided within 30 days of the end of such month, a flash report ("Flash Report") containing the information provided on unaudited financial statements, and it is hereby understood and agreed that notwithstanding anything to the contrary contained herein, under no circumstances will any Borrower or any of its officers be deemed to make a representation or warranty as to the accuracy of the information contained in such Flash Report;

                  (iv) together with each delivery of financial statements pursuant to clauses (i) and (ii) of this subsection 8.1.3, a management report in substantially the form of the management report as of June 30, 2003 delivered to Agent prior to the Date of this Agreement;

                  (v) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which TruServ has filed with the Securities and Exchange Commission and copies of any other regular, periodic and special reports or registration statements which TruServ or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor or any national securities exchange;

                  (vi) upon request of Agent, copies of any annual report on Form 5500 required to be filed under ERISA for each Plan; and

                  (vii) such other data and information (financial and otherwise) as Agent or any Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrowers' or any of their Subsidiaries' financial condition or results of operations.

             Concurrently with the delivery of the financial statements described in clause (i) of this subsection 8.1.3, Borrowers shall forward to Agent a copy of the accountants' letter to TruServ's management that is prepared in connection with such financial statements and


                              Exhibit 4-A - Page 42
to the extent not then prohibited by the applicable rules, regulations and standards governing certified public accountants, also shall cause to be prepared and shall furnish to Agent a certificate of the aforesaid certified public accountants certifying to Agent that, based upon their examination of the financial statements of Borrowers and their Subsidiaries performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default under subsection 8.2.8 or Section 8.3 only with respect to compliance with the Fixed Charge Coverage Ratio as of the end of any fiscal year, or, if they are aware of such Default or Event of Default, specifying the nature thereof. Concurrently with the delivery of the financial statements described in paragraphs (i) and (ii) of this subsection 8.1.3, or more frequently if reasonably requested by Agent, Borrowers shall cause to be prepared and furnished to Agent a Compliance Certificate in the form of Exhibit
8.1.3 hereto executed by the chief financial officer (or such other officer reasonably acceptable to Agent) of TruServ (a "Compliance Certificate"); provided that Agent agrees not to request a Compliance Certificate more often than monthly unless such request is related to a Distribution or Subordinated Debt payment proposed to be made by Borrowers. Concurrently with the delivery of the financial statements described in paragraph (i) of this subsection 8.1.3, Borrowers shall cause to be prepared and furnished to Agent updates of Exhibits
7.1.16 and 7.1.22 dated as of the most recently preceding fiscal year end, or more frequently if requested by Agent after the occurrence and during the continuance of an Event of Default.

             The foregoing notwithstanding, Borrowers shall not be required to provide consolidating financial statements (or Projections pursuant to subsection 8.1.7) with respect to any Subsidiary unless such Subsidiary has both assets and annual revenues of more than $3,000,000.

             8.1.4 Borrowing Base Certificates. On or before the 20th day of each month from and after the date hereof, Borrowers shall deliver to Agent, in form delivered by Borrowers to Agent on the Closing Date or such other form as is reasonably acceptable to Agent, a Borrowing Base Certificate as of the last day of the immediately preceding month, with such supporting materials as Agent shall reasonably request. If Borrowers deem it advisable, or Agent shall request, Borrowers shall execute and deliver to Agent Borrowing Base Certificates more frequently than monthly; it being understood and acknowledged by Agent and Lenders that information regarding Eligible Inventory on such Borrowing Base Certificates cannot, in a commercially practical manner, be updated more often than monthly. In delivering any Borrowing Base Certificate to Agent, Borrowers may assume, unless otherwise notified to the contrary by Agent in writing, that any item of Inventory or any Account which is not excluded by a specific category of ineligible items listed in the definition of Eligible Accounts or Eligible Inventory, as the case may be, is Eligible Inventory or an Eligible Account.

             8.1.5 Landlord, Processor and Storage Agreements. Provide Agent with copies of all agreements between any Borrower or any of its Restricted Subsidiaries and any landlord, warehouseman, processor, distributor or consignee which owns or is the lessee of any premises at which any Equipment or Inventory (other than Equipment in the hands of third parties for repair or maintenance and Inventory and Equipment with third parties the value of which is not included in the calculation of the Borrowing Base and the aggregate book value or fair market


                              Exhibit 4-A - Page 43
value of which is less $1,000,000 at any single location or $2,000,000 at all locations), may, from time to time, be kept. With respect to any lease (other than leases for sales offices), warehousing agreement or any processing agreement in any case entered into after the Closing Date, Borrowers shall use commercially reasonable best efforts to provide Agent with a Collateral Access Agreement with respect to such premises. Such Collateral Access Agreement shall be in the form supplied by Agent to Borrowers on the Closing Date with such reasonable revisions as are customarily accepted by Agent or by similar financial institutions in similar financial transactions. In the event that Borrowers fail to provide Agent with any such Collateral Access Agreement, Borrowers consent to the establishment of such reserves as deemed reasonably necessary by Agent to protect against any potential landlord lien or similar charge against the Collateral located at the location for which Agent has not received a Collateral Access Agreement.

             8.1.6 Guarantor Financial Statements. Deliver or cause to be delivered to Agent financial statements, if any, for each Guarantor (to the extent not consolidated with the financial statements delivered to Agent under subsection 8.1.3) in form and substance reasonably satisfactory to Agent at such intervals and covering such time periods as Agent may reasonably request.

             8.1.7 Projections. No later than January 1 of each fiscal year of TruServ, deliver to Agent Projections of TruServ and each of its Subsidiaries for such fiscal year, month by month and for the other remaining fiscal years within the Term, year by year. Such Projections shall be on a consolidated basis unless otherwise required by the last sentence of subsection 8.1.3.

             8.1.8 Restricted Subsidiaries. Cause each Restricted Subsidiary of each Borrower, whether now or hereafter in existence, promptly upon Agent's request therefor, to execute and deliver to Agent a Guaranty Agreement and a security agreement pursuant to which such Restricted Subsidiary guaranties the payment of all Obligations and grants to Agent a first priority Lien (subject only to Permitted Liens) on all of its Properties of the types described in, and not excluded from, Section 5.1. Additionally, the applicable Borrower shall execute and deliver to Agent a pledge agreement pursuant to which such Borrower grants to Agent a first priority Lien (subject only to Permitted Liens) with respect to all of the issued and outstanding Equity Interests of each such Restricted Subsidiary.

             8.1.9 Deposit and Brokerage Accounts. For each deposit account or brokerage account that any Borrower or any Restricted Subsidiary at any time opens or maintains, Borrowers shall, or shall cause such Restricted Subsidiary to, at Agent's request and option, pursuant to an agreement in form and substance reasonably satisfactory to Agent, cause the depository bank or securities intermediary, as applicable, to agree to comply at any time with instructions from Agent to such depository bank or securities intermediary, as applicable, directing the disposition of funds from time to time credited to such deposit or brokerage account, without further consent of Borrowers; provided that, unless an Event of Default has occurred and is continuing, Borrowers shall not be required to comply with this covenant for any


                              Exhibit 4-A - Page 44
such deposit or brokerage account, unless the average daily balance maintained in any such account in any 30-day period exceeds $250,000.

             8.1.10 Interest Rate Protection. Within 60 days following the Closing Date, Borrowers shall obtain and thereafter maintain at all time thereafter (except for up to two (2) periods each of five (5) Business Days or less during any fiscal year) interest rate protection in form, on terms and with parties reasonably acceptable to Agent for a notional amount of not less than $25,000,000.

             8.1.11 Bills of Lading and Other Documents of Title. With respect to any Inventory which is Eligible On-Water Inventory, (a) Borrowers shall cause all bills of lading and other documents of title in respect of such Inventory to name Agent as consignee, unless and until Agent may direct otherwise; (b) at such time and from time to time as Agent may direct, Borrowers shall cause all bills of lading and other documents of title in respect of such Inventory to name, Agent or such other financial institution or other person as Agent may specify to be named as consignee; (c) without limiting any other rights of Agent or any Lender hereunder, Agent shall have the right to endorse and negotiate on behalf of, and as attorney-in-fact for (or to direct Borrowers' Customs Broker to endorse and negotiate on behalf of, and as attorney-in-fact for), each Borrower any bill of lading or other document of title with respect to such Inventory naming a Borrower as consignee to Agent; (d) there shall be three (3) originals of each of such bill of lading or other documents of title which unless and until Agent shall direct otherwise, shall be delivered as follows:
(i) one (1) original to such Customs Broker as the Borrowers may specify (so long as Agent has received a Collateral Access Agreement, in form and substance satisfactory to Agent, duly authorized, executed and delivered by such Customs Broker), and (ii) unless retained by the seller of such Inventory with respect to Inventory bought on open account, two (2) originals to Agent or to such other person as Agent may designate for such purpose; (e) the Borrowers shall obtain a copy (but not the originals) of such bill of lading or other documents of title in respect of such Inventory; and (f) Borrowers shall cause the bill of lading or other document of title with respect to such Inventory to be issued in a form so as to constitute negotiable documents of title (within the meaning of the UCC) made to the order of Agent. The foregoing notwithstanding, Agent acknowledges and agrees that prior to the occurrence and continuance of an Event of Default Borrowers shall be able to manage and deal with the importation of their Inventory in the ordinary course of business.

             8.1.12 TruServ Specialty Company LLC. If at any time the fair market value of TruServ Specialty Company LLC's assets (other than franchise agreements and accounts receivable due from franchisees and uncollected in the ordinary course of business) exceed $1,500,000 then, to the extent permitted by applicable law, Borrowers shall cause TruServ Specialty Company LLC to make a Distribution to TruServ out of funds legally available therefor within five (5) Business Days of such time.

         8.2 Negative Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding (other than Contingent and Collateralized Obligations), Borrowers covenant that, unless otherwise consented to by Majority Lenders, in writing, they shall not:


                              Exhibit 4-A - Page 45

             8.2.1 Mergers; Consolidations; Acquisitions; Structural Changes. Merge or consolidate, or permit any Restricted Subsidiary of any Borrower to merge or consolidate, with any Person; nor change its or any of its Restricted Subsidiaries' state of incorporation or organization, Type of Organization or Organizational I.D. Number; nor change its or any of its Restricted Subsidiaries' legal name (except on 30 days' prior written notice to Agent); nor acquire, nor permit any of its Restricted Subsidiaries to acquire, all or any substantial part of the Properties of any Person, except for:

                  (i) mergers of any Restricted Subsidiary of a Borrower into another Borrower or another wholly-owned Restricted Subsidiary of a Borrower; and

                  (ii) acquisitions of assets consisting of fixed assets or real property that constitute Capital Expenditures permitted under subsection 8.2.8.

             8.2.2 Loans. Make, or permit any Restricted Subsidiary of any Borrower to make, any loans or other advances of money to any Person, other than
(i) for salary, travel, relocation and entertainment advances, advances against commissions and other similar advances to employees in the ordinary course of business, (ii) extensions of trade credit and advance payments on leases, licenses and other contracts, in each case, in the ordinary course of business,
(iii) deposits with financial institutions and securities intermediaries permitted or required under this Agreement, (iv) prepaid expenses, including, without limitation, lease prepayments, (v) loans or advances from any Borrower to any other Borrower or to any Restricted Subsidiary, (vi) loans or advances from any Restricted Subsidiary to any Borrower or any other Restricted Subsidiary, (vii) loans existing on the date hereof and set forth on Exhibit 8.2.2, (viii) Member Loans in an aggregate amount outstanding at any time not to exceed $10,000,000 less the aggregate amount of Member Guaranties outstanding at such time, and (ix) any loan that consists of an Account from a former Member that is converted in the ordinary course of business into a loan and does not involve the advance of money.

             8.2.3 Total Indebtedness for Money Borrowed. Create, incur, assume, or suffer to exist, or permit any Restricted Subsidiary of any Borrower to create, incur or suffer to exist, any Indebtedness for Money Borrowed, except:

                  (i) Obligations owing to Agent, any Lender or any Affiliate of any Lender or Agent under this Agreement or any of the other Loan Documents;

                  (ii) Indebtedness for Money Borrowed, including without limitation Subordinated Debt, existing on the date of this Agreement and listed on Exhibit 8.2.3, any renewals, replacements, refinancings or extensions thereof;

                  (iii) Permitted Purchase Money Indebtedness;

                  (iv) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;


                              Exhibit 4-A - Page 46

                  (v) Guaranties of any Indebtedness for Money Borrowed permitted hereunder;

                  (vi) Indebtedness for Money Borrowed permitted under subsections 8.2.2(v) and (vi);

                  (vii) Indebtedness for Money Borrowed outstanding pursuant to the Redeemable Subordinated Notes;

                  (viii) Indebtedness for Money Borrowed outstanding pursuant to the Member Notes;

                  (ix) reimbursement obligations owing with respect to the B of A LCs and with respect to documentary letters of credit;

                  (x) Indebtedness for Money Borrowed arising out of performance or surety bonds in the ordinary course of business;

                  (xi) Indebtedness for Money Borrowed arising out of Derivative Obligations;

                  (xii) Indebtedness for Money Borrowed in respect of sale and leaseback transactions not prohibited by the terms hereof involving existing facilities;

                  (xiii) Indebtedness for Money Borrowed in respect of deferred compensation, incentive plans and similar arrangements;

                  (xiv) Member Guaranties in an aggregate amount outstanding at any time not to exceed $10,000,000 less the aggregate amount of Member Loans outstanding at such time; and

                  (xv) Indebtedness for Money Borrowed not included in paragraphs (i) through (xiv) above which does not exceed at any time, in the aggregate, the sum of $1,000,000.

             8.2.4 Affiliate Transactions. Enter into, or be a party to, or permit any Subsidiary of any Borrower to enter into or be a party to, any transaction with any Affiliate of Borrower or any holder of any Equity Interests of any Borrower or any Subsidiary of any Borrower, including without limitation any management, consulting or similar fees, except (i) pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and upon fair and reasonable terms which are no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate or Security holder of any Borrower; (ii) payment of customary directors' fees and indemnities; (iii) transactions with Affiliates that were consummated prior to the date hereof and have been disclosed to Agent prior to the Closing Date; (iv) transactions between any of Borrowers or any


                              Exhibit 4-A - Page 47
of Guarantors; (v) transactions pursuant to which TruServ purchases or sells Equity Interests of TruServ to any such Affiliate; and (vi) as otherwise permitted under this Agreement.

             8.2.5 Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of any Borrower to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

                  (i) Liens at any time granted in favor of Agent for the benefit of Lenders or Affiliates or upon any Property in possession of or control of any Lender;

                  (ii) Liens for taxes, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, being contested in the manner described in subsection
         7.1.14 hereto or other than taxes in immaterial amounts that inadvertently remain unpaid, but only if, in the case of contested taxes, such Lien would not reasonably be expected to adversely affect Agent's rights or the priority of Agent's lien on any Collateral (other than Collateral having de minimis value);

                  (iii) Liens arising in the ordinary course of the business of any Borrower or any of its Subsidiaries by operation of law or regulation, including, without limitation, Liens of landlords, mechanics, materialmen, repairmen and suppliers, but only if payment in respect of any such Lien is not at the time required (or are being contested in good faith and for which adequate reserves have been made) and such Liens do not, in the aggregate, materially detract from the value of the Property of such Borrower or any of its Restricted Subsidiaries or materially impair the use thereof in the operation of the business of such Borrower or any of its Restricted Subsidiaries;

                  (iv) Purchase Money Liens securing Permitted Purchase Money Indebtedness;

                  (v) such other Liens as appear on Exhibit 8.2.5 hereto and any renewals, refinancings, replacements or extensions thereof;

                  (vi) Liens incurred or pledges of financial instruments (such as certificates of deposit) or deposits made in the ordinary course of business in connection with (1) worker's compensation, social security, unemployment insurance and other like laws, (2) sales contracts, bids, leases, statutory obligations, work in progress advances and other similar obligations not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property or (3) surety or appeal bonds, insurance bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (vii) reservations, easements (including, without limitation, reciprocal easement agreements and utility easements) covenants, zoning and other land use regulations, imperfections of title, title exceptions, encroachments, or encumbrances


                              Exhibit 4-A - Page 48
         affecting real Property owned or leased by a Borrower or one of its Restricted Subsidiaries; provided that such exceptions do not in the aggregate materially interfere with the use of such Property in the ordinary course of any Borrower's or such Restricted Subsidiary's business;

                  (viii) local, county, state and federal laws, ordinances or governmental regulations now or hereafter in effect relating to the real Property owned or leased by Borrowers;

                  (ix) with respect to the real Property owned by Borrowers on or prior to the Closing Date, all matters disclosed by the mortgagee title insurance policies delivered by Borrower to Agent pursuant to
         Section 5.5 hereof;

                  (x) Liens related to dispositions of Properties permitted pursuant to subsection 8.2.7 hereof;

                  (xi) judgment Liens that do not give rise to an Event of Default under subsection 10.1.14;

                  (xii) Liens consisting of cash or cash equivalents pledged to secure Borrowers' reimbursement obligations with respect to the B of A LCs or outstanding documentary letters of credit;

                  (xiii) Liens arising in respect of Capitalized Lease Obligations permitted hereunder;

                  (xiv) Licenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrowers taken as a whole;

                  (xv) Liens of a collection bank arising under, or described by, Section 4-201 of the Uniform Commercial Code;

                  (xvi) normal and customary rights of setoff upon deposits of cash in favor of banks or other depositary institutions;

                  (xvii) Liens of sellers of goods to a Borrower or any of its Restricted Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing the unpaid purchase price for such goods and related expenses;

                  (xviii) Liens on property leased by a Borrower including the interest of lessor incurred under a lease entered into as part of a sale and leaseback transaction;

                  (xix) any escrow, holdback or similar arrangement in connection with any sale, lease or transfer or other disposition of any asset not prohibited hereunder;


                              Exhibit 4-A - Page 49

                  (xx) such other Liens as Majority Lenders may hereafter approve in writing; and

                  (xxi) Liens not described in the foregoing clauses (i) through
         (xx) and securing Indebtedness not to exceed $1,000,000.

             8.2.6 Payments and Amendments of Certain Debt.

                  (i) make or permit any Subsidiary of any Borrower to make any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, which are prohibited by the subordination agreement relative thereto or the subordination provisions thereof, including, without limitation, Member Notes and Redeemable Subordinated Notes;

                  (ii) prepay or permit any Subsidiary of any Borrower to prepay (either directly or indirectly through a repurchase) any principal or interest on any Subordinated Debt, except for principal and interest prepayments (either directly or indirectly through a repurchase) of amounts due under Member Notes or Redeemable Subordinated Notes in an aggregate sum not to exceed $250,000 within any fiscal year of Borrowers, so long as, in either case, after giving effect to any such prepayment, no Default or Event of Default would exist and be continuing; or

                  (iii) amend or modify, in any manner adverse to Borrowers, Agent or Lenders, any agreement, instrument or document evidencing or relating to any Subordinated Debt.

             8.2.7 Distributions. Declare or make, or permit any Subsidiary of any Borrower to declare or make, any Distributions, except for:

                  (i) Distributions by any Subsidiary of a Borrower to a Borrower;

                  (ii) Distributions paid solely in Equity Interests of a Borrower or any of its Subsidiaries;

                  (iii) annual Distributions in the form of cash patronage dividends to its Members in an amount not to exceed 20% of the amount of the patronage source income included in the net margin as set forth in TruServ's Consolidated financial statements for the preceding fiscal year or such greater percentage as required by applicable tax law or IRS regulations;

                  (iv) so long as (x) no Default or Event of Default exists at the time of or would be caused by the making of such Distributions and
         (y) after giving effect to any such Distribution, Availability on an average basis for the 60 days immediately prior to the date of the proposed Distribution and on the date of the proposed Distribution exceeds $15,000,000, TruServ may make annual Distributions in the form of cash patronage dividends which, when aggregated with Distributions made within such fiscal year as


                              Exhibit 4-A - Page 50
         permitted pursuant to clause (iii) of this subsection 8.2.7, do not exceed 30% of the patronage source income included in the net margin as set forth in TruServ's consolidated financial statement for the preceding fiscal year; provided that for purposes of calculating the permitted cash patronage dividend in 2004 for the year 2003, net margin shall be calculated without regard to costs incurred in connection with the refinancing of the old credit facilities which costs shall not be materially greater than the estimated amount of such costs contained in the projections dated July 10, 2003 and delivered to Agent and Lenders;

                  (v) so long as (x) no Default or Event of Default exists at the time or would be caused by the making of such Distribution and (y) the Fixed Charge Ratio for the most recently ended twelve-month period (or, if shorter, the period commencing on September 1, 2003 and ending on the last day of the most recently ended month) determined on a pro forma basis after giving effect to any such Distribution, and any Restricted Subordinated Debt Payment made that does not violate subsection 10.1.15 in the same month as the contemplated Distributions, exceeds 1.10 to 1, TruServ may make Distributions (in cash or otherwise) in the form of patronage cash dividends;

                  (vi) Distributions by TruServ in the form of patronage dividends payable in the form of Member Notes;

                  (vii) So long as no Default or Event of Default exists at the time or would be caused by the making of such Distribution, TruServ may make Distributions in amounts equal to or less than the remaining amount of the Closing Reserve; and

                  (viii) Distributions (in cash or otherwise) in the form of redemption or acquisition of Equity Interests of its Members and amortization payments on its Member equity accounts in the ordinary course of business and in accordance with and as required by membership agreements.

             8.2.8 Capital Expenditures. Make any at the time when the Fixed Charge Coverage Ratio for the most recently ended twelve-month period (or, if shorter, the period commencing on September 1, 2003 and ending on the last day of the most recently ended month) is less than 1.00 to 1.00, Capital Expenditures (including, without limitation, by way of capitalized leases) which, in the aggregate, as to Borrowers and all of their Restricted Subsidiaries, exceed $18,000,000 during any fiscal year of Borrowers, except that 50% of the unused portion of the Capital Expenditure allowance for any fiscal year may be carried over to the immediately succeeding fiscal year only, to be used in such succeeding fiscal year after all of the Capital Expenditure allowance for that year has been used.

             8.2.9 Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any Restricted Subsidiary of any Borrower to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except for:


                              Exhibit 4-A - Page 51

                  (i) sales of Inventory in the ordinary course of business;

                  (ii) transfers of Property to a Borrower by a Restricted Subsidiary of a Borrower or another Borrower, including intercompany loans;

                  (iii) dispositions of Property that is substantially worn, damaged, uneconomic, no longer useful in the conduct of any Borrower's business, or obsolete (subject to subsection 6.4.2 hereof);

                  (iv) dispositions of investments described in paragraphs (iv),
         (v), (vi) and (vii) of the definition of the term "Restricted Investments";

                  (v) delivery of Collateral to Agent or a Lender;

                  (vi) dispositions of delinquent Accounts (which Accounts are not Eligible Accounts) for collection in the ordinary course of business;

                  (vii) dispositions permitted by subsection 6.4.2;

                  (viii) licenses of Intellectual Property to third parties;

                  (ix) dispositions of any Property of any Borrower (including dispositions of any existing facility in connection with a sale and leaseback transaction) so long as the net proceeds of such disposition are applied to the Obligations and, if applicable, any reductions to the Fixed Asset Sublimit are made as provided in subsection 3.3.1;

                  (x) leases or subleases of Borrower's or of Restricted Subsidiary's real Property and, if excluded from the calculation of the Borrowing Base, Fixtures and Equipment, in each case, for fair value in an arm's length transaction; and

                  (xi) other dispositions expressly authorized by this Agreement.

             8.2.10 Equity Interests of Restricted Subsidiaries. Permit any of their Restricted Subsidiaries to issue any additional Equity Interests except to a Borrower and except for director's qualifying Equity Interests.

             8.2.11 Bill-and-Hold Sales, Etc. Except for sales that are not material, either individually or in the aggregate, and are or will be reflected in current Borrowing Base Certificates as not being Eligible Accounts, make, or permit any Restricted Subsidiary of any Borrower to make, a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, repurchase or return or consignment basis.

             8.2.12 Restricted Investment. Make or have, or permit any Restricted Subsidiary of any Borrower to make or have, any Restricted Investment.


                              Exhibit 4-A - Page 52

             8.2.13 Restricted Subsidiaries and Joint Ventures. Create, acquire or otherwise suffer to exist, or permit any Restricted Subsidiary of any Borrower to create, acquire or otherwise suffer to exist, any Restricted Subsidiary or joint venture arrangement not in existence as of the date hereof.

             8.2.14 Tax Consolidation. Except as required by applicable law, file or consent to the filing of any consolidated income tax return with any Person other than another Borrower and Borrowers' Subsidiaries.

             8.2.15 Organizational Documents. Agree to, or suffer to occur, any amendment, supplement or addition to its or any of their Restricted Subsidiaries' charter, articles or certificate of incorporation, certificate of formation, limited partnership agreement, bylaws, limited liability agreement, operating agreement or other organizational documents (as the case may be), that would reasonably be expected to have a Material Adverse Effect.

             8.2.16 Fiscal Year End. Change, or permit any Subsidiary of any Borrower to change, its fiscal year end.

             8.2.17 Negative Pledges. Enter into any agreement limiting the ability of any Borrower or any of its Restricted Subsidiaries to voluntarily create Liens upon any of its Property, other than Property secured by a Purchase Money Lien and leased or licensed Property.

             8.2.18 Leases. Except for leases entered into in connection with a sale and leaseback transaction in which the proceeds of the sale are used to repay the Revolving Credit Loans, leases existing on the Closing Date that are listed on Exhibit 7.1.22 on the Closing Date and extensions, renewals and replacements thereof, become, or permit any of their Restricted Subsidiaries to become, a lessee under any operating lease (other than a lease under which a Borrower or any of its Restricted Subsidiaries is lessor) of Property if the aggregate Rentals payable during any current or future period of twelve (12) consecutive months under the lease in question and all other leases under which Borrowers or any of their Restricted Subsidiaries is then lessee would exceed $3,000,000. The term "Rentals" means, as of any date of determination, all scheduled rental payments.

             8.2.19 Updated Environmental Surveys. Borrowers shall deliver to Agent updated Phase I and, with respect to Borrowers' facility in Carey, Illinois, updated Phase II environmental surveys in form and substance reasonably acceptable to Agent on or prior to the date which is 60 days after the Closing Date. Borrowers shall comply with the recommendations of the consultants that prepared the existing and updated surveys and any further recommendations resulting from the additional testing, investigations or actions recommended in such surveys to the extent such compliance is necessary to insure that Borrowers remain in compliance with subsection 7.1.18. Borrowers acknowledge and agree that Agent shall establish reserves in accordance with subsection 1.1.1 with respect to the cost of any environmental remediation action that is required to comply with subsection 7.1.18.


                              Exhibit 4-A - Page 53

             8.2.20 Fixtures. Permit any Equipment (other than (i) shelving,
(ii) racking, (iii) leasehold improvements or (iv) other Equipment with an aggregate book or fair market value of less than $250,000) to become affixed to any real Property leased to any Borrower or any of its Restricted Subsidiaries so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a Collateral Access Agreement or leasehold mortgage in favor of and in form reasonably acceptable to Agent or permit any of the Equipment of any Borrower or any of its Restricted Subsidiaries to become an accession to any personal Property other than Equipment that is subject to first priority (except for Permitted Liens) Liens in favor of Agent.

         8.3 Specific Financial Covenants.

         During the Term, and thereafter for so long as there are any Obligations outstanding, Borrowers covenant that, unless otherwise consented to by Majority Lenders, in writing, it shall comply with all of the financial covenants set forth in Exhibit 8.3 hereto. If GAAP changes from the basis used in preparing the audited financial statements delivered to Agent by Borrowers on or before the Closing Date, Borrowers, Agent and Lenders shall negotiate in good faith such amendments to the financial covenants contained in Exhibit 8.3 as are necessary to provide each of Borrowers and Agent and Lenders with the same economic benefits and protection as each party enjoyed prior to the change in GAAP. Until such time as any such amendment is mutually agreed upon, Borrowers will provide Agent with certificates demonstrating compliance with such financial covenants based upon GAAP as in effect on the Closing Date and will include, at the election of Borrowers or upon the request of Agent, calculations setting forth the adjustments necessary to demonstrate whether Borrowers are (or are not) in compliance with such financial covenants based upon GAAP as in effect on the date of such audited financial statements.

         8.4 Election of Seasonal Advance Months.

         Borrowers shall provide Agent, together with the delivery of the Projections pursuant to Section 8.1.7, a statement of which two (2) months (the "Seasonal Advance Months") of the three (3) months surrounding Borrowers' spring market shall have an advance rate of 90% for the Net Appraised Orderly Liquidation Value of Eligible Inventory provided that in no case shall the failure of Borrowers to deliver such statement constitute a Default or an Event of Default, but such failure shall have the effect that, for the applicable year, such advance rate shall remain at 85% for all twelve months.

                SECTION 9. CONDITIONS PRECEDENT TO INITIAL LOANS

         Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make the initial Loans contemplated hereby, nor shall Agent be required to issue or procure the initial Letter(s) of Credit or LC Guaranty(ies) contemplated hereby unless and until each of the following conditions has been satisfied:


                              Exhibit 4-A - Page 54

         9.1 Documentation.

         Agent shall have received, in form and substance satisfactory to Agent and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments, opinions and certificates as Agent and its counsel shall require in connection therewith from time to time, all in form and substance satisfactory to Agent and its counsel.

         9.2 No Default.

         No Default or Event of Default shall exist.

         9.3 Other Conditions.

         Each of the conditions precedent set forth in the Loan Documents shall have been satisfied.

         9.4 Availability.

         Agent shall have determined that immediately after Lenders have made the initial Loans and after Agent has issued or procured the initial Letters of Credit and LC Guaranties contemplated hereby, and Borrowers have paid (or, if accrued, treated as paid), all closing costs incurred in connection with the transactions contemplated hereby, Availability (calculated without taking into effect the Closing Reserve) shall not be less than $50,000,000.

         9.5 No Litigation.

         No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

         9.6 Material Adverse Effect.

         As of the Closing Date, since March 19, 2003, there has not been any material adverse change in its business, assets, financial condition, income or prospects and no event or condition exists which would be reasonably likely to result in any Material Adverse Effect.

         9.7 Capital Structure, Etc.

         Agent shall have reviewed the term and conditions and documentation evidencing Borrower's Indebtedness for Money Borrowed, including, without limitation, mortgage or real estate Indebtedness, capital or operating lease Indebtedness, senior unsecured Indebtedness and Subordinated Debt and the results of said review shall be reasonably satisfactory to Agent.


                              Exhibit 4-A - Page 55

         9.8 Cash Management and Collection Systems.

         Agent shall have reviewed Borrowers' cash management and collection systems and the results of said review shall be reasonably satisfactory to Agent. Agent's satisfaction with Borrowers' cash management and collection systems shall be evidenced by the making of the initial Revolving Credit Loan.

         SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

         10.1 Events of Default.

         The occurrence of one or more of the following events shall constitute an "Event of Default":

             10.1.1 Payment of Obligations. Borrowers shall fail to pay any of the Obligations hereunder or under any Note on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

             10.1.2 Misrepresentations. Any representation or warranty or other statement made or furnished to Agent or any Lender by or on behalf of any Borrower, any Subsidiary of any Borrower or any Guarantor in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement (other than a Flash Report) furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made, furnished or reaffirmed pursuant to Section 7.2 hereof.


                              Exhibit 4-A - Page 56

             10.1.3 Breach of Specific Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in Section or subsection 6.1.2, 6.2.4, 6.2.5, 8.1.1, 8.1.3, 8.1.7, 8.1.10, 8.1.11, 8.1.12, 8.2
or 8.3 hereof on the date that Borrowers are required to perform, keep or observe such covenant or shall fail or neglect to perform, keep or observe any covenant contained in Section or subsection 5.2, 5.3, 6.1.1, 8.1.2, 8.1.4 or
8.1.9 hereof within 5 days (10 days with respect to Sections 5.2 or 5.3) following the date on which Borrowers are required to perform, keep or observe such covenant. The foregoing notwithstanding, with respect to subsection 8.1.4, Borrowers acknowledge that they shall only be entitled to the 5-day grace period provided above twice within any calendar year.

             10.1.4 Breach of Other Covenants. Borrowers shall fail or neglect to perform, keep or observe any covenant contained in this Agreement, any of the Security Agreements, or the Other Agreements (other than a covenant which is dealt with specifically elsewhere in Section 10.1 hereof) and the breach of such other covenant is not cured to Agent's satisfaction within 30 days after the sooner to occur of any Borrower's receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any Financial Officer of any Borrower.

             10.1.5 Other Defaults. There shall occur any default or event of default on the part of any Borrower, any Restricted Subsidiary of any Borrower or any other Guarantor under any agreement, document or instrument to which such Borrower, such Restricted Subsidiary of such Borrower or such Guarantor is a party or by which such Borrower, such Restricted Subsidiary of such Borrower or such Guarantor or any of its Property is bound, evidencing or relating to any Indebtedness for Money Borrowed (other than the Obligations) with an outstanding principal balance in excess of $1,000,000, if the payment or maturity of such Indebtedness for Money Borrowed is or could be accelerated in consequence of such event of default or demand for payment of such Indebtedness is made or could be made in accordance with the terms thereof.

             10.1.6 Uninsured Losses. Any material loss, theft, damage or destruction of any portion of the Collateral having a fair market value of $1,000,000, in the aggregate, if not fully covered (subject to such deductibles and self-insurance retentions as Agent shall have permitted) by insurance.

             10.1.7 ERISA. A Reportable Event shall occur that constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or any Plan shall be terminated, or if any Borrower, any Subsidiary of any Borrower or any other Guarantor is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Borrower's, such Subsidiary's or such Guarantor's complete or partial withdrawal from such Plan, and any such event could reasonably be expected to have a Material Adverse Effect.

             10.1.8 Insolvency and Related Proceedings. Any Borrower, any Restricted Subsidiary or any Guarantor shall suffer the appointment of a receiver, trustee, custodian or


                              Exhibit 4-A - Page 57
similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against any Borrower, any Restricted Subsidiary of any Borrower or any other Guarantor under U.S. federal bankruptcy laws (if against any Borrower, any Restricted Subsidiary of any Borrower or any other Guarantor the continuation of such proceeding for more than 60 days), or any Borrower, any Restricted Subsidiary of any Borrower or any other Guarantor shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

             10.1.9 Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of any Borrower, any Restricted Subsidiary of any Borrower or any other Guarantor and such cessation of business has or would have a Material Adverse Effect; or any Borrower, any Restricted Subsidiary of any Borrower or any other Guarantor shall suffer the loss or revocation of any material license or permit now held or hereafter acquired by any Borrower, any Restricted Subsidiary of any Borrower or any other Guarantor which is necessary to the continued or lawful operation of its business and such loss or revocation has or would have a Material Adverse Effect; or any Borrower, any Restricted Subsidiary of any Borrower or any other Guarantor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs and such injunction or restraint has or would have a Material Adverse Effect; or any material lease or agreement pursuant to which any Borrower, any Restricted Subsidiary of any Borrower or any other Guarantor leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term, except any such lease or agreement the cancellation or termination of which has not had or would not have a Material Adverse Effect; or any material portion of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation and such taking or impairment has or would have a Material Adverse Effect.

             10.1.10 Change of Ownership. A Change of Control shall have occurred.

             10.1.11 Challenge to Agreement. Any Borrower, any Subsidiary of Borrower or any other Guarantor, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent.

             10.1.12 Repudiation of or Default Under Guaranty Agreement. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor, or shall repudiate such Guarantor's liability thereunder or shall be in default under the terms thereof.

             10.1.13 Criminal Forfeiture. Any Borrower, any Subsidiary of Borrower or any other Guarantor shall be criminally indicted or convicted under any law (other than misdemeanors not involving any material amount of potentially forfeited Property) that would reasonably be expected to lead to a forfeiture of any Property of any Borrower, any Subsidiary of Borrower or any other Guarantor.



                              Exhibit 4-A - Page 58

             10.1.14 Judgments. Any money judgment, writ of attachment or similar processes (collectively, "Judgments") are issued or rendered against any Borrower, any Restricted Subsidiary or TruServ Specialty Company LLC of any Borrower or any other Guarantor, or any of their respective Property which Judgment is not stayed, released or discharged within 30 days (i) in the case of money Judgments, in an amount of $1,000,000 or more for any single Judgment or $2,500,000 or more for all such Judgments in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) could reasonably be expected to have a Material Adverse Effect.

             10.1.15 Payment on Subordinated Debt and Certain Equity Interests. Any Borrower shall make, or shall permit any Subsidiary to make, any Restricted Subordinated Debt Payment, any redemption or acquisition of Equity Interests of its Members or any amortization payments on its Members' equity accounts unless at the time of such payment and after giving effect thereto (x) no Event of Default has occurred and is continuing or would result from such payment and (y) the Fixed Charge Coverage Ratio for the most recently ended twelve-month period (or, if shorter, the period commencing on September 1, 2003 and ending on the last day of the most recently ended month) determined on a pro forma basis after giving effect to any such payment exceeds 1.10 to 1.

         10.2 Acceleration of the Obligations.

         Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) the Revolving Loan Commitments shall, at the option of Agent or Majority Lenders be terminated and/or (ii) Agent or Majority Lenders may declare all or any portion of the Obligations at once due and payable without presentment, demand protest or further notice by Agent or any Lender, and Borrowers shall forthwith pay to Agent, the full amount of such Obligations, provided, that upon the occurrence of an Event of Default specified in subsection 10.1.8 hereof, the Revolving Loan Commitments shall automatically be terminated and all of the Obligations shall become automatically due and payable, in each case without declaration, notice or demand by Agent or any Lender.

         10.3 Other Remedies.

         Upon the occurrence and during the continuance of an Event of Default, Agent shall have and may exercise from time to time the following other rights and remedies:

             10.3.1 All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

             10.3.2 The right to take immediate possession of the Collateral, and to (i) require each Borrower and each of its Restricted Subsidiaries to assemble the Collateral, at Borrowers'


                              Exhibit 4-A - Page 59
expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of any Borrower or any Restricted Subsidiary of any Borrower, Borrowers agree not to charge, or permit any of its Restricted Subsidiaries to charge, Agent for storage thereof).

             10.3.3 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Agent may, at Agent's option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Borrowers agree that 10 days' written notice to Borrowers or any of their Restricted Subsidiaries of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on any Borrower's or any of its Restricted Subsidiaries' premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent, on behalf of Lenders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing 2 Business Days for collection, first to the costs, expenses and attorneys' fees incurred by Agent in collecting the Obligations, in enforcing the rights of Agent and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second to the interest due upon any of the Obligations; and third, subject to the provisions of the last sentence of subsection 3.4.2, to the principal of the Obligations. If any deficiency shall arise, each Borrower and each Guarantor shall remain jointly and severally liable to Agent and Lenders therefor.

             10.3.4 For the purposes of enabling Agent to exercise its rights and remedies hereunder, Agent is hereby granted a license or other right to use, subject, in the case of names, tradenames, trademarks and any Property of a similar nature to sufficient quality control and inspection rights in favor of Borrowers to avoid the risk of invalidation of such Property, to the extent permitted by law and the terms of any applicable license, without charge, each Borrower's and each of its Restricted Subsidiaries' labels, patents, copyrights, licenses, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing, advertising for sale and selling any Collateral and each Borrower's and each of its Restricted Subsidiaries' rights under all licenses and all franchise agreements shall inure to Agent's benefit.

             10.3.5 Agent may, at its option, require Borrowers to deposit with Agent funds equal to the LC Amount and, if Borrowers fail to promptly make such deposit, Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall constitute a Base Rate Revolving Portion. Any such deposit or advance shall be held by Agent


                              Exhibit 4-A - Page 60
as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrowers.

         10.4 Setoff and Sharing of Payments.

         In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrowers at any time or from time to time, with prior written consent of Agent and with reasonably prompt subsequent notice to Borrowers (any prior or contemporaneous notice to Borrowers being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender at any of its offices for the account of any Borrower or any of its Restricted Subsidiaries (regardless of whether such balances are then due to a Borrower or its Restricted Subsidiaries), and (ii) other property at any time held or owing by such Lender to or for the credit or for the account of any Borrower or any of its Restricted Subsidiaries, against and on account of any of the Obligations. Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Revolving Loan Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender's pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Revolving Loan Percentages. Each Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Agent for the benefit of all Lenders in accordance with the Revolving Loan Percentages.

         10.5 Remedies Cumulative; No Waiver.

         All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement given to Agent or any Lender or contained in any other agreement between any Lender and Borrowers or between Agent and Borrowers heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The failure or delay of Agent or any Lender to require strict performance by Borrowers of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations owing or to become owing from Borrowers to Agent and each Lender have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Borrowers under this


                              Exhibit 4-A - Page 61

Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent and directed to Borrowers.

                                SECTION 11. AGENT

         11.1 Authorization and Action.

         Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby acknowledges that Agent shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, Borrower. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement and collection of the Notes), Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, whenever such instruction shall be requested by Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided, that Agent shall be fully justified in failing or refusing to take any action which exposes Agent to any liability or which is contrary to this Agreement, the other Loan Documents or applicable law, unless Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If Agent seeks the consent or approval of the Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, Agent shall send notice thereof to each Lender and shall notify each Lender at any time that the Majority Lenders (or such greater or lesser number of Lenders) have instructed Agent to act or refrain from acting pursuant hereto.

         11.2 Agent's Reliance, Etc.

         Neither Agent, any Affiliate of Agent, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing,
Agent: (i) may treat each Lender party hereto as the holder of Obligations until Agent receives written notice of the assignment or transfer or such lender's portion of the Obligations signed by such Lender and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranties or representations to any Lender


                              Exhibit 4-A - Page 62
and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond Agent's customary practices in respect of loans in which Agent is the only lender, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrowers, to inspect the property (including the books and records) of Borrowers, to monitor the financial condition of Borrowers or to ascertain the existence or possible existence or continuation of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by Agent upon the instructions of Majority Lenders pursuant to Section 11.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to Section 3 hereof;
(viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of the Event of Default, has received notice from Borrowers or Borrowers' independent certified public accountants stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. In the event any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

         11.3 Fleet and Affiliates.

         With respect to its commitment hereunder to make Loans, Fleet shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the terms "Lender," "Lenders" or "Majority Lenders" shall, unless otherwise expressly indicated, include Fleet in its individual capacity as a Lender. Fleet and its Affiliates may lend money to, and generally engage in any kind of business with, Borrowers, and any Person who may do business with or own Equity Interests of any Borrower, all as if Fleet were not Agent and without any duty to account therefor to any other Lender.

         11.4 Lender Credit Decision.

         Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and


                              Exhibit 4-A - Page 63
information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Agent shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding Borrowers.

         11.5 Indemnification.

         Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers), in accordance with their respective Aggregate Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including attorneys' fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrowers. The obligations of Lenders under this Section 11.5 shall survive the payment in full of all Obligations and the termination of this Agreement. If after payment and distribution of any amount by Agent to Lenders, any Lender or any other Person, including Borrowers, any creditor of any Borrower, a liquidator, administrator or trustee in bankruptcy, recovers from Agent any amount found to have been wrongfully paid to Agent or disbursed by Agent to Lenders, then Lenders, in accordance with their respective Aggregate Percentages, shall reimburse Agent for all such amounts.

         11.6 Rights and Remedies to Be Exercised by Agent Only.

         Each Lender agrees that, except as set forth in Section 10.4, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand under this Agreement or any other Loan Document.

         11.7 Agency Provisions Relating to Collateral.

         Each Lender authorizes and ratifies Agent's entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any action taken by Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or the


                              Exhibit 4-A - Page 64

Loan Documents which may be necessary to perfect and maintain perfected Agent's Liens upon the Collateral, for its benefit and the ratable benefit of Lenders. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Agreement and payment and satisfaction of all Obligations; or
(ii) constituting property being sold or disposed of if Borrowers certify to Agent that the sale or disposition is made in compliance with subsection 8.2.9 hereof (and Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting property in which no Borrower owned any interest at the time the Lien was granted or at any time thereafter; or (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default; or (v) if approved, authorized or ratified in writing by Agent at the direction of all Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent's authority to release particular types or items of Collateral pursuant hereto. Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to Agent in this Section 11.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any Lender.

         11.8 Agent's Right to Purchase Commitments.

         Agent shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, which may be granted or withheld in such Lender's sole discretion, to purchase for Agent's own account all of such Lender's interests in this Agreement, the other Loan Documents and the Obligations, for the face amount of the outstanding Obligations owed to such Lender, including without limitation all accrued and unpaid interest and fees.

         11.9 Right of Sale, Assignment, Participations.

         Borrowers hereby consent to any Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, such Lender's rights, title, interests, remedies, powers and duties hereunder or thereunder subject to the terms and conditions set forth below:

             11.9.1 Sales, Assignments. Each Lender hereby agrees that, with respect to any sale or assignment (i) no such sale or assignment shall be for an amount of less than $10,000,000, (ii) each such sale or assignment shall be made on terms and conditions which are


                              Exhibit 4-A - Page 65
customary in the industry at the time of the transaction, (iii) Agent and, in the absence of a Default or Event of Default, Borrowers, must consent, such consent not to be unreasonably withheld, to each such assignment to a Person that is not an existing Lender, (iv) the assigning Lender shall pay to Agent a processing and recordation fee of $3,500 and any out-of-pocket attorneys' fees and expenses incurred by Agent in connection with any such sale or assignment and (v) Agent, the assigning Lender and the assignee Lender shall each have executed and delivered an Assignment and Acceptance Agreement. To the extent Borrowers' consent is not required for the addition of any Lender, Agent shall notify Borrower of the identity of such new Lender. After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a "Lender" for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Loan Commitments assumed by such other Lender.

             11.9.2 Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a "Participant"), provided that (i) no such participation shall be for an amount of less than $10,000,000, (ii) no Participant shall thereby acquire any direct rights under this Agreement, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of the Loans; provided that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iv) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (v) the originating Lender shall remain solely responsible for the performance of such obligations, (vi) Borrowers and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, (vii) in no event shall any financial institution purchasing the participation grant a participation in its participation interest in the Loans without the prior written consent of Agent, and, in the absence of a Default or an Event of Default, Borrowers, which consents shall not unreasonably be withheld and (viii) all amounts payable by Borrowers hereunder shall be determined as if the originating Lender had not sold any such participation.

             11.9.3 Certain Agreements of Borrowers. Borrowers agree that (i) they will use commercially reasonable efforts to assist and cooperate with each Lender in any manner reasonably requested by such Lender to effect the sale of participation in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents and making members of management available at reasonable times to meet with and answer questions of potential assignees and Participants; and (ii) subject to the provisions of Section 12.14 hereof, such Lender may disclose credit information regarding Borrowers to any potential Participant or assignee.


                              Exhibit 4-A - Page 66

             11.9.4 Non U.S. Resident Transferees. If, pursuant to this Section 11.9, any interest in this Agreement or any Loans is transferred to any transferee which is not a "United States Person," the transferor Lender shall cause such transferee (other than any Participant), and may cause any Participant, concurrently with and as a condition precedent to the effectiveness of such transfer, to (i) represent to the transferor Lender (for the benefit of the transferor Lender, Agent, and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, any Borrowers or the transferor Lender with respect to any payments to be made to such transferee in respect of the interest so transferred, (ii) furnish to the transferor Lender, Agent and Borrowers the appropriate Internal Revenue Service Form (wherein such transferee claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder), and (iii) agree (for the benefit of the transferor Lender, Agent and Borrowers) to provide the transferor Lender, Agent and Borrowers a new Form W-8 upon the obsolescence, expiration or invalidity of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.

         11.10 Amendment.

                  (a) No amendment or waiver of any provision of this Agreement or any other Loan Document (including without limitation any Note), nor consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall be effective, unless (i) in writing and signed by each Lender, to do any of the following: (1) increase or decrease the aggregate Loan Commitments, or any Lender's Revolving Loan Commitment, (2) reduce the principal of, or interest on, any amount payable hereunder or under any Note, reduce the amount of any fees payable to Agent or any Lender hereunder (excluding fees payable in connection with Product Obligations, which are negotiated separately), other than those payable only to Fleet in its capacity as Agent, which may be reduced by Fleet unilaterally, (3) increase or decrease any interest rate payable hereunder, (4) postpone any date fixed for any payment of principal of, or interest on, any amounts payable hereunder or under any Note or any fees (excluding fees payable in connection with Product Obligations, which are negotiated separately) payable to Agent or any Lender hereunder other than those payable only to Fleet in its capacity as Agent, which may be postponed by Fleet unilaterally, (5) increase any advance percentage contained in the definition of the term Borrowing Base, or amend the definitions of Borrowing Base (including the definitions contained therein), Eligible Accounts or Eligible Inventory in a manner that makes such definitions more favorable to Borrowers in any material respect, (6) reduce the number of Lenders that shall be required for Lenders or any of them to take any action hereunder, (7) release or discharge any Person liable for the performance of any obligations of any Borrower hereunder or under any of the Loan Documents, (8) amend any provision of this Agreement that requires the consent of all Lenders or consent to or waive any breach thereof, (9) amend the definition of the term Majority


                              Exhibit 4-A - Page 67

         Lenders or Supermajority Lenders, (10) amend this Section 11.10, (11) release any substantial portion of the Collateral, unless otherwise permitted pursuant to Section 11.7 hereof or (12) amend subsection
         8.2.19 in any manner that makes the provisions of such subsection more favorable to Borrowers in any material respect; (ii) in writing and signed by Supermajority Lenders, Agent and Syndication Agent decrease (make more favorable to Borrower) the Availability covenant contained in Exhibit 8.3; or (iii) in writing and signed by Agent in addition to the Lenders required above to affect the rights or duties of Agent under this Agreement, any Note or any other Loan Document. If a fee is to be paid by Borrowers in connection with any waiver or amendment hereunder, the agreement evidencing such amendment or waiver may, at the discretion of Agent (but shall not be required to), provide that only Lenders executing such agreement by a specified date may share in such fee (and in such case, such fee shall be divided among the applicable Lenders on a pro rata basis without including the interests of any Lenders who have not timely executed such agreement). Notwithstanding anything to the contrary contained herein, Borrowers shall have the right, from time to time and at any time, to amend Exhibits 6.1.1, 7.1.5, 7.1.14, 7.1.16, and 7.1.22 by giving written notice in the manner prescribed in Section 12.8 to Agent, and upon delivery of such notices, such Exhibits shall be deemed to have been amended for all purposes hereunder.

                  (b) If, in connection with any proposed amendment, modification, termination or waiver of any of the provisions of this Agreement requiring the consent or approval of all Lenders under
         Section 11.10(a), the consent of Majority Lenders is obtained but the consent of one or more other Lenders whose consent is required to be obtained is not obtained, then Borrowers shall have the right, so long as all such non-consenting Lenders are either replaced or prepaid as described in clauses (i) or (ii) below, to either (i) replace the non-consenting Lenders with one or more Replacement Lenders pursuant to subsection 3.8.2 so long as each such Replacement Lender consents to the proposed amendment, modification, termination or waiver or (ii) prepay in full the Obligations of the non-consenting Lenders and terminate the non-consenting Lender's Revolving Loan Commitment in accordance with subsection 3.8.2.

         11.11 Resignation of Agent; Appointment of Successor.

         Agent may resign as Agent by giving not less than thirty (30) days' prior written notice to Lenders and Borrowers. If Agent shall resign under this Agreement, then, (i) subject to the consent of Borrowers (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which a Default or an Event of Default has occurred and is continuing), Majority Lenders shall appoint from among Lenders a successor agent for Lenders or (ii) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent's notice to Lenders and Borrowers of its resignation, then Agent shall appoint a successor agent who shall serve as Agent until such time as Majority Lenders appoint a successor agent, subject to Borrowers' consent as set forth above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of Agent and the term "Agent" shall mean such successor effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of


                              Exhibit 4-A - Page 68
such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 11 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement. A successor Agent must be a United States Person.

         11.12 Audit and Examination Reports; Disclaimer by Lenders.

         By signing this Agreement, each Lender:

                  (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each audit or examination report (each a "Report" and collectively, "Reports") prepared by or on behalf of Agent, which request Agent shall honor;

                  (b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

                  (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon Borrowers' books and records, as well as on representations of Borrowers' personnel;

                  (d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner, in accordance with the provisions of Section 12.14; and

                  (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including attorneys' fees and expenses) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

         11.13 Syndication and Documentation Co-Agents.

         The Syndication Agent and Documentation Co-Agents identified in the introductory paragraph of this Agreement, in their respective capacities as such, shall have no rights, powers,


                              Exhibit 4-A - Page 69
duties or responsibilities and no rights, powers, duties or responsibilities shall be read into this Agreement or any other Loan Document or otherwise exist on behalf of or against such entity, in their respective capacities as such. If Syndication Agent or either Co-Documentation Agent resigns, as such agent, no successor Co-Syndication or Co-Documentation Agent shall be appointed.

         11.14 Acknowledgement by Agent.

         Agent acknowledges that the Subordination provisions governing the Member Notes and Redeemable Subordinated Notes as described in TruServ's annual report contained in Form 10-K for the fiscal year ending December 31, 2002 are acceptable to it.

                           SECTION 12. MISCELLANEOUS

         12.1 Power of Attorney.

         Each Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower's true and lawful attorney (and agent-in-fact), solely with respect to the matters set forth in this Section 12.1, and Agent, or Agent's agent, may, without notice to any Borrower and in any Borrower's or Agent's name, but at the cost and expense of Borrowers:

             12.1.1 At such time or times as Agent or said agent, in its sole discretion, may determine, endorse any Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent's control.

             12.1.2 At such time or times upon or after the occurrence and during the continuance of an Event of Default (provided that the occurrence of an Event of Default shall not be required with respect to clauses (iv), (vi),
(viii) and (ix) below), as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of any Borrower's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable, and at Agent's option, with all warranties regarding the Collateral disclaimed; (iv) subject to the occurrence and continuation of a Dominion Event or an Event of Default, take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign any Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) subject to the occurrence and continuation of a Dominion Event or an Event of Default, receive, open and dispose of all mail addressed to any Borrower and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of any


                              Exhibit 4-A - Page 70

Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations;
(viii) endorse the name of any Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) subject to Section 6.2.3, use any Borrower's stationery and sign the name of any Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and Computer Hardware and Software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill any Borrower's obligations under this Agreement.

             The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable until the Obligations (other than Contingent and Collateralized Obligations) and this Agreement has been terminated.

         12.2 Indemnity.

         Each Borrower hereby agrees to indemnify Agent and each Lender (and each of their Affiliates) and hold Agent and each Lender (and each of their Affiliates) harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by any such Person (including reasonable attorneys' fees and legal expenses) as the result of such Borrower's failure to observe, perform or discharge such Borrower's duties hereunder. In addition, each Borrower shall defend Agent and each Lender (and each of their Affiliates) against and save it harmless from all claims of any Person with respect to the Collateral (except those resulting from the gross negligence or intentional misconduct of Agent, any Lender or any Affiliate of Agent or any Lender, as applicable). Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Agent or any Lender (and each of their Affiliates) by any Person under any Environmental Laws by reason of any Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of Borrowers under this
Section 12.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

         12.3 Sale of Interest.

         No Borrower may sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, such Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder.

         12.4 Severability.

         Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the


                              Exhibit 4-A - Page 71
extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         12.5 Successors and Assigns.

         This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of each Borrower, Agent and each Lender permitted under Section 11.9 hereof.

         12.6 Cumulative Effect; Conflict of Terms.

         The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

         12.7 Execution in Counterparts.

         This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

         12.8 Notice.

         Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing, and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, three (3) Business Days' after deposit in the mail, postage prepaid, one (1) Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent with respect to machine confirmed, addressed as follows:

         (A)      If to Agent:          Fleet Capital Corporation
                                        One South Wacker Drive
                                        Suite 1400
                                        Chicago, Illinois  60606
                                        Attention:  Loan Administration Manager
                                        Facsimile No.:  (312) 332-6537



                             Exhibit 4-A - Page 72

      With a copy to:            Vedder, Price, Kaufman & Kammholz, P.C.
                                 222 North LaSalle Street
                                 Suite 2600
                                 Chicago, Illinois  60601
                                 Attention:  John T. McEnroe
                                 Facsimile No.:  (312) 609-5005

      (B)  If to Borrowers:      c/o TruServ Corporation
                                 World Headquarters
                                 8600 W. Bryn Mawr Avenue
                                 Chicago, Illinois  60631
                                 Attention: Barbara Wagner, Vice President &Treasurer
                                 Facsimile No.: (773) 695-7088

      With a copy to:            Skadden, Arps, Slate, Meagher & Flom (Illinois)
                                 Suite 2300
                                 333 West Wacker Drive
                                 Chicago, Illinois  60606
                                 Attention:  Seth E. Jacobson
                                 Facsimile No.:  (312) 407-0411


         (C) If to any Lender, at its address indicated on the signature pages hereof or in an Assignment and Acceptance Agreement,

or to such other address as each party may designate for itself by notice given in accordance with this Section 12.8; provided, however, that any notice, request or demand to or upon Agent or a Lender pursuant to subsection 3.1.1 or
4.2.2 hereof shall not be effective until received by Agent or such Lender.

         12.9 Consent.

         Whenever Agent's, Majority Lenders', Supermajority's or all Lenders' consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Agent, Majority Lenders, Supermajority Lenders or all Lenders, as applicable, shall be authorized to give or withhold such consent in its or their sole and absolute discretion and to condition its or their consent upon the giving of additional Collateral security for the Obligations, the payment of money or any other matter.

         12.10 Credit Inquiries.

         Borrowers hereby authorize and permit Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning any Borrower or any of its Restricted Subsidiaries.


                              Exhibit 4-A - Page 73

         12.11 Time of Essence.

         Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

         12.12 Entire Agreement.

         This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

         12.13 Interpretation.

         No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

         12.14 Confidentiality.

         Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with Agent's and such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any governmental authority or representative thereof or pursuant to legal process and shall require any such participant or assignee to agree to comply with this Section 12.14. Notwithstanding the foregoing or anything contained in any Loan Document to the contrary, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of such transactions (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

         12.15 GOVERNING LAW; CONSENT TO FORUM.

         THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN CHICAGO, ILLINOIS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS; PROVIDED,


                              Exhibit 4-A - Page 74

HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN ILLINOIS, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF ILLINOIS. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF ANY BORROWER, AGENT OR ANY LENDER, EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR, AT AGENT'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWERS ON THE ONE HAND AND AGENT OR ANY LENDER ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH ANY BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWERS' ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR ANY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

         12.16 WAIVERS BY BORROWERS.

         EACH BORROWER WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE


                              Exhibit 4-A - Page 75

COLLATERAL; (II) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS , CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR ANY LENDER ON WHICH BORROWERS MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT OR ANY LENDER MAY DO IN THIS REGARD; (III) NOTICE PRIOR TO AGENT'S TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY OF AGENT'S REMEDIES; (IV) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (v) NOTICE OF ACCEPTANCE HEREOF; AND (VI) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT'S AND EACH LENDER'S ENTERING INTO THIS AGREEMENT AND THAT AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWERS. EACH BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         12.17 Advertisement.

         Borrowers hereby authorize Agent to publish the name of Borrowers and the amount of the credit facility provided hereunder in any "tombstone" or comparable advertisement which Agent elects to publish.

         12.18 Reimbursement.

         The undertaking by Borrowers to repay the Obligations and each representation, warranty or covenant of each Borrower are and shall be joint and several. To the extent that any Borrower shall be required to pay a portion of the Obligations which shall exceed the amount of loans, advances or other extensions of credit received by such Borrower and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess. This Section 12.18 is intended only to define the relative rights of Borrowers, and nothing set forth in Section 12.18 is intended or shall impair the obligations of each Borrower, jointly and severally, to pay to Agent and Lenders the Obligations as and when the same shall become due and payable in accordance with the terms hereof. Each Borrower acknowledges and agrees that any reimbursement right it may have against any other Borrower is subordinate to the payment and discharge of the


                              Exhibit 4-A - Page 76

Obligations in full. No Borrower shall exercise any rights which it may have acquired pursuant to this Section 12.18 nor shall such Borrower seek any reimbursement from any other Borrower unless and until all of the Obligations shall have been paid to Agent and Lenders and discharged, in full, and if any payment shall be made to any such Borrower on account of such reimbursement rights at any time when the Obligations shall not have been paid and discharged, in full each and every amount so paid shall forthwith be paid to Agent and Lenders to be credited and applied against the Obligations, whether matured or unmatured. Notwithstanding anything to the contrary set forth in this Section
12.18 or any other provisions of this Agreement, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the Obligations of the other Borrowers (and any Lien granted by each Borrower to secure such Obligations), not constitute a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit ("Fraudulent Conveyance"). Consequently, each Borrower, Agent and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Borrower in respect of the Obligations of any other Borrower (or any Liens granted by such Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly, nunc pro tunc.

         12.19 Register.

         Agent shall maintain a register (the "Register") for the registration or transfer of the Obligations, and shall enter the names and addresses of the registered holders of the Obligations, the transfers of the Obligations and the names and addresses of the transferees of the Obligations. Each Lender shall be provided reasonable opportunities to inspect the Register from time to time. Borrowers shall treat any registered holder as the absolute owner of any Obligations held by such holder, as indicated in the Register, for the purpose of receiving payment of all amounts payable with respect to such Obligation and for all other purposes. The Obligations and Letters of Credit are registered obligations and the right, title, and interest of any Lender or Issuer, as the case may be, and their assignees in and to such Obligations or Letters of Credit as the case may be, shall be transferable only upon notation of such transfer in the Register. Solely for purposes of this Section 12.19 and for tax purposes only, Agent shall be Borrowers' agent for purposes of maintaining the Register. This Section 12.19 shall be construed so that the Loans and Letters of Credit are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the IRC Code and any related regulations (and any other relevant or successor provisions of the IRC Code or such regulations).

                            (SIGNATURE PAGE FOLLOWS)


                              Exhibit 4-A - Page 77

                 (SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT)

         IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

                                  TRUSERV CORPORATION, as a Borrower


                                  By: /s/   Barbara L. Wagner
                                      -----------------------------------------
                                         Name:  Barbara L. Wagner
                                                -------------------------------
                                         Title: Vice President and Treasurer
                                                -------------------------------


                                  TRUSERV ACCEPTANCE COMPANY, as a Borrower


                                  By:  /s/ Barbara L. Wagner
                                      -----------------------------------------
                                           Name:  Barbara L. Wagner
                                                  -----------------------------
                                           Title: Vice President and Treasurer
                                                  -----------------------------


                                  TRUSERV LOGISTICS COMPANY, as a Borrower


                                  By:  /s/ Barbara L. Wagner
                                      -----------------------------------------
                                          Name:  Barbara L. Wagner
                                                 ------------------------------
                                          Title: Vice President and Treasurer
                                                 ------------------------------


                                  GENERAL PAINT & MANUFACTURING COMPANY,
                                  as a Borrower


                                  By:  /s/ Barbara L. Wagner
                                      -----------------------------------------
                                           Name:  Barbara L. Wagner
                                                  -----------------------------
                                           Title: Vice President and Treasurer
                                                  -----------------------------




                              Exhibit 4-A - Page 78

                                  TRUE VALUE.COM CORPORATION, as a Borrower


                                  By: /s/ Barbara L. Wagner
                                      -----------------------------------------
                                          Name:  Barbara L. Wagner
                                                 ------------------------------
                                          Title: Vice President and Treasurer
                                                 ------------------------------


                                  FLEET CAPITAL CORPORATION,
                                  as Agent and as a Lender


                                  By:  /s/ Andrew Pappas
                                      -----------------------------------------
                                           Name:  Andrew Pappas
                                                  -----------------------------
                                           Title: Senior Vice President
                                                  -----------------------------

                                  Revolving Loan Commitment:  $50,000,000

                                  BANK OF AMERICA, N.A.,
                                  as Syndication Agent and as a Lender


                                  By:  /s/ Robert Bartkowicz
                                      -----------------------------------------
                                           Name:  Robert Bartkowicz
                                                  -----------------------------
                                           Title: Vice President
                                                  -----------------------------

                                  Revolving Loan Commitment:  $50,000,000

                                  Address:

                                  Bank America, N.A.
                                  231 S. LaSalle Street, 16th Floor
                                  Chicago, Illinois  60604
                                  Attention:  Robert Bartkowicz
                                  Facsimile No.:312.974.8780



                              Exhibit 4-A - Page 79

                                  MERRILL LYNCH CAPITAL, a Division of Merrill
                                  Lynch Business Financial Services, Inc., as
                                  Co-Documentation Agent and as a Lender


                                  By:  /s/ David A. Coleman
                                       ----------------------------------------
                                         Name:  David A. Coleman
                                                -------------------------------
                                         Title: Assistant Vice President
                                                -------------------------------

                                  Revolving Loan Commitment:  $45,000,000

                                  Address:

                                  Merrill Lynch Capital, a Division of Merrill
                                  Lynch Business
                                  Financial Services, Inc.
                                  222 North LaSalle Street, 17th Floor
                                  Chicago, Illinois  60601
                                  Attention:  Legal Department
                                  Facsimile No.:  312.499.3245

                                  LASALLE BUSINESS CREDIT, LLC, as
                                  Co-Documentation Agent and as a Lender


                                  By:  /s/ Richard Pierce
                                       ----------------------------------------
                                         Name:  Richard Pierce
                                                -------------------------------
                                         Title: Vice President
                                                -------------------------------

                                  Revolving Loan Commitment:  $40,000,000

                                  Address:

                                  LaSalle Business Credit, LLC
                                  135 S. LaSalle Street, Suite 425
                                  Chicago, Illinois  60603
                                  Attention:  Susan Hamilton
                                  Facsimile No.:  312.904.6450




                              Exhibit 4-A - Page 80

                                  CONGRESS FINANCIAL CORPORATION (CENTRAL), as Co-Documentation Agent and as a Lender


                                  By: /s/ Charles N. Georgis
                                      -----------------------------------------
                                        Name:  Charles N. Georgis
                                               --------------------------------
                                        Title: Senior Vice President
                                               --------------------------------

                                  Revolving Loan Commitment:  $50,000,000

                                  Address:

                                  Congress Financial Corporation (Central)
                                  150 S. Wacker Drive, Suite 2200
                                  Chicago, Illinois  60606
                                  Attention:  Tony Vizgirda
                                  Facsimile No.:  312.332.0424


                                  THE CIT GROUP/BUSINESS CREDIT, INC., as a
                                  Lender


                                  By:  /s/ Tony Alexander
                                       ----------------------------------------
                                         Name:  Tony Alexander
                                                -------------------------------
                                         Title: Vice President
                                                -------------------------------

                                  Revolving Loan Commitment:  $25,000,000

                                  Address:

                                  The CIT Group/Business Credit, Inc.
                                  Ten South LaSalle Street, 22nd Floor
                                  Chicago, Illinois  60603-1097
                                  Attention:  Tony Alexander
                                  Facsimile No.:  312.424.9740



                              Exhibit 4-A - Page 81

                                  M & I MARSHALL & ILSLEY BANK, as a Lender


                                  By:  /s/ Ronald T. Carey
                                       ----------------------------------------
                                         Name:  Ronald T. Carey
                                                -------------------------------
                                         Title: Vice President
                                                -------------------------------

                                  By:  /s/ James R. Miller
                                       ----------------------------------------
                                          Name:  James R. Miller
                                                 ------------------------------
                                          Title: Vice President
                                                 ------------------------------

                                  Revolving Loan Commitment:  $15,000,000.00

                                  Address:

                                  M&I Marshall & Ilsley Bank
                                  770 North Water Street
                                  Milwaukee, Wisconsin  53202
                                  Attention:  Ronald J. Carey
                                  Facsimile No.:  414.765.7625




                              Exhibit 4-A - Page 82

                                   APPENDIX A

                               GENERAL DEFINITIONS

         When used in the Loan and Security Agreement dated as of August 29, 2003, by and among Fleet Capital Corporation, individually and as Agent, Bank of America, N.A., as Syndication Agent, and Congress Financial Corporation (Central), Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services, Inc. and LaSalle Business Credit, LLC, as Co-Documentation Agents, the other financial institutions which are or become parties thereto and TruServ Corporation, TruServ Acceptance Company, TruServ Logistics Company, General Paint & Manufacturing Company and True Value.com Corporation (a) the terms Account, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Account, Document, Electronic Chattel Paper, Equipment, Financial Asset, Fixture, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Security, Security Entitlement, Software, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security have the respective meanings assigned thereto under the UCC; (b) all terms reflecting Collateral having the meanings assigned thereto under the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by any Borrower or in which such Borrower now has or hereafter acquires any interest; (c) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in said Loan and Security Agreement; and (d) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

         Account Debtor - any Person who is or may become obligated under or on account of any Account, Contract Right, Chattel Paper or General Intangible.

         Affected Lender - as defined in subsection 3.8.2 of the Agreement.

         Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 10% or more of any class of the Equity Interests of a Person; or (iii) 10% or more of the Equity Interests (or in the case of a Person which is not a corporation, 10% or more of the Equity Interests) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

         Agent - Fleet Capital Corporation in its capacity as agent for the Lenders under the Agreement and any successor in that capacity appointed pursuant to subsection 11.11 of the Agreement.

         Agent Loans - as defined in subsection 1.1.5 of the Agreement.

         Aggregate Percentage - with respect to each Lender, the percentage equal to the quotient of (i) such Lender's Loan Commitment divided by (ii) the aggregate of all Loan Commitments.

         Agreement - the Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A, as each of the same may be amended, supplemented, extended, renewed or otherwise modified from time to time.

         ALTA Survey - a survey prepared in accordance with the standards adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1997, known as the "Minimum Standard Detail Requirements of Land Title Surveys". The ALTA Survey shall be in sufficient form to satisfy the requirements of Chicago Title Insurance Company to provide extended coverage over survey defects and shall also show the location of all easements, utilities, and covenants of record, dimensions of all improvements, encroachments from any adjoining property, and certify as to the location of any flood plain area affecting the subject real estate. The ALTA Survey shall contain the following certification: "To [Name of Applicable Borrower], Fleet Capital Corporation, as Agent, and Chicago Title Insurance Company. This is to certify that this map of plat and the survey on which it is based were made in accordance with the "Minimum Standard Detail Requirements for Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1997. (signed
(SEAL) License No. __________".

         Applicable Margin - from the Closing Date to, but not including, the first Adjustment Date (as hereinafter defined) the percentages set forth below with respect to the Base Rate Revolving Portion, the LIBOR Revolving Portion, and the Unused Line Fee:

         Base Rate Revolving Portion                   0.25%
         LIBOR Revolving Portion                       2.25%
         Unused Line Fee                               0.375%

         The percentages set forth above will be adjusted on the first day of the month following delivery by Borrowers to Agent of the financial statements required to be delivered pursuant to subsection 8.1.3(ii) of the Agreement for TruServ's fiscal quarters ending in each March, June, September and December within the Term hereof, commencing with the fiscal quarter ending in March, 2004 (each such date an "Adjustment Date"), effective prospectively, by reference to the applicable "Financial Measurement" (as defined below) for the Applicable Margin Period most recently ending in accordance with the following:

                                              Base Rate          LIBOR Revolving       Unused Line
   Financial Measurement                  Revolving Portion         Portion                Fee
   ---------------------                  -----------------      ---------------       -----------
(greater than or equal to) 2.00 to 1              0%                  2.00%               0.375%

(less than) 2.00 to 1, but
 (greater than or equal to) 1.35 to 1           0.25%                 2.25%               0.375%

(less than) 1.35% to 1, but
 (greater than or equal to) 1.15 to 1           0.50%                 2.50%               0.375%

(less than) 1.15 to 1                           0.75%                 2.75%               0.50%

provided that, (i) if TruServ's audited financial statements for any fiscal year delivered pursuant to subsection 8.1.3(i) of the Agreement reflect a Financial Measurement that yields a higher Applicable Margin than that yielded by the monthly financial statements previously delivered pursuant to subsection 8.1.3(ii) of the Agreement for the last month of such fiscal year, the Applicable Margin shall be readjusted retroactively for the period that was incorrectly calculated and (ii) if Borrowers fail to deliver the financial statements required to be delivered pursuant to subsection 8.1.3(i) or subsection 8.1.3(ii) of the Agreement on or before the due date thereof, the Applicable Margin shall automatically adjust to the highest Applicable Margin set forth above, effective prospectively from such due date until the earlier of the date on which the applicable financial statements are delivered or the next Adjustment Date. For purposes hereof, "Financial Measurement" shall mean the Fixed Charge Coverage Ratio.

         Applicable Margin Period - (x) for the fiscal quarter of TruServ ending in March, 2004, the two fiscal quarters most recently ending, (y) for the fiscal quarter of TruServ ending in June, 2004, the three fiscal quarters most recently ending and (z) for the fiscal quarter ending in September, 2004 and each subsequent fiscal quarter within the Term hereof, the four fiscal quarters most recently ending.

         Assignment and Acceptance Agreement - an assignment and acceptance agreement in form and content reasonably acceptable to Agent pursuant to which a Lender assigns to another Lender all or any portion of any of such Lender's Revolving Loan Commitment, as permitted pursuant to the terms of this Agreement.

         Availability - as of any date, the amount of additional money which Borrowers are entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of (x) the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent or any Lender may have paid for the account of any Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrowers), plus
(y) to the extent not taken into account in the determination of the Borrowing Base, the LC Amount and, without duplication, outstanding LC Obligations, plus
(z) to the extent not taken into account in the determination of the Borrowing Base, the amount of any reserves established by Agent in accordance with the terms of this Agreement is subtracted from the Borrowing Base. For purposes of this definition, the Borrowing Base shall be determined by reference to the most recently delivered Borrowing Base Certificate. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is 0.

         Bank - Fleet National Bank.

         Base Rate - the higher of (i) the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the prime rate; and (ii) the Federal Funds Effective Rate as in effect from time to time plus 0.5%.

         Base Rate Portion - a Base Rate Revolving Portion.

         Base Rate Revolving Portion - that portion of the Revolving Credit Loans that is not subject to a LIBOR Option.

         B of A LCs - those certain letters of credit outstanding as of the Closing Date issued by Bank of America, N.A. (or an Affiliate thereof) for the benefit of TruServ or another Borrower in the face amount of $12,095,861.49.

         Borrower Representative - TruServ.

         Borrowing Base - as at any date of determination thereof, an amount equal to the lesser of:

         (i)   the Revolving Credit Maximum Amount; or

         (ii)  an amount equal to the sum of

               (a) 85% of the net amount of Eligible Accounts outstanding at such date; plus

               (b)  the least of

                    (1)  $160,000,000,

                    (2) 65% of the value of Eligible Inventory (other than that portion of Eligible Inventory consisting of Eligible On-Water Inventory) on such date plus the lesser of (x) the "Maximum On-Water Amount" (as defined below) or (y) 65% of the value of Eligible On-Water Inventory on such date and

                    (3) 85% (90% during the Seasonal Advance Months) of the Net
               Appraised Orderly Liquidation Value of Eligible Inventory at such date plus

               (c) an amount (the "Fixed Asset Sublimit") the lesser of (i) $25,000,000 or (ii) the sum of (x) the product of the Equipment Percentage multiplied by 80% multiplied by the Net Appraisal Orderly Liquidation Value of Borrowers' Equipment plus (y) the product of the Real Property Percentage multiplied by 65% of the Net Appraised Fair Market Value of Borrowers' real Property.

         For purposes hereof, (1) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent's option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, (2) the amount of Eligible Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP and (3) the Maximum On-Water Amount shall be equal to (i) $20,000,000 from the date of this Agreement until December 31, 2003, (ii) $27,000,000 from January 1, 2004 to December 31, 2004, (iii) $34,000,000 from
January 1, 2005 to December 31, 2005 and (iv) $40,000,000 from January 1, 2006 until the last day of the Term.

         Borrowing Base Certificate - a certificate by a responsible officer of Borrower Representative, on its own behalf and on behalf of all other Borrowers, substantially in the form of Exhibit 8.1.4 (or another form reasonably acceptable to Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrowers and certified to Agent; provided, that Agent shall have the right to review and adjust, in the exercise of its reasonable judgment, any such calculation after giving notice thereof to Borrowers and after discussing such adjustment with Borrowers, (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and
(2) to the extent that Agent determines that such calculation is not in accordance with this Agreement.

         Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Wisconsin or the State of Illinois or is a day on which banking institutions located in either of such states are closed; provided that with respect to LIBOR Revolving Portions, Business Day shall also exclude any day that is not a London Banking Day.

         Capital Expenditures - expenditures made for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations payable within the applicable fiscal year or other period being measured; provided that (x) expenditures incurred to replace assets damaged, destroyed or taken by a governmental authority with insurance, eminent domain or condemnation proceeds or awards and (y) expenditures of proceeds of sales of assets for like kind items replacing such asset or assets shall not constitute Capital Expenditures hereunder.

         Capitalized Lease Obligation - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

         Cash Equivalents - shall mean (i) securities issued directly or fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank, an "Approved Bank"), in each case with maturities of not more than one year from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any commercial paper or variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within nine months of the date of acquisition,
(iv) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (v) obligations of any state of the United States or any political subdivision thereof rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's having maturities of not more than one year from the date of acquisition thereof, and (vi) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody's.

         Change of Control - means the occurrence of any of the following events: (i) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of TruServ, together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of TruServ was approved by a vote of at least a majority of the directors of TruServ then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved (each, an "approved director"), cease for any reason to constitute a majority of the Board of Directors of TruServ then in office, unless such occurrence is caused by the death, disability or resignation of any approved director who is replaced within one hundred eighty (180) days (one hundred twenty (120) days if two or more seats are so vacant) of such occurrence; or (ii) at any time a majority of the Board of Directors of TruServ consists of Members (unless such occurrence is caused by the death, disability or resignation of any outside director who is replaced within one hundred eighty (180) days (one hundred twenty (120) days if two or more seats are so vacant) of such occurrence and, as a result of such replacement, the Members no longer constitute a majority of the Board of Directors of TruServ); or (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of TruServ to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange
Act); or (iv) the adoption by the Members of TruServ of a plan for the liquidation or dissolution of TruServ.

         Closing Date - the date on which all of the conditions precedent in
Section 9 of the Agreement are satisfied or waived and the initial Loan is made or the initial Letter of Credit or LC Guaranty is issued under the Agreement.

         Closing Reserve - a reserve established by Agent on the Closing Date in the amount of $4,900,000 for Distributions or Subordinated Debt Payments. After the Closing, the Closing Reserve shall be reduced on a dollar-for-dollar basis for any such payment of cash patronage dividends, interest or principal on Member Notes or Subordinated Redeemable Notes or Class A or Class B Common Stock repurchases. Once the amount of the Closing Reserve is reduced to $0, there shall be no further reduction to the Closing Reserve.

         Collateral - all of the Property and interests in Property described in
Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

         Collateral Access Agreement - means an agreement in form and substance reasonably satisfactory to Agent pursuant to which a mortgagee or lessor of real Property on which Collateral is stored or otherwise located, a warehouseman, processor or other bailee of Inventory or a Customs Broker, acknowledges the Liens of Agent and waives or subordinates any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Agent access to and use of such real Property for a reasonable amount of time following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon, and in the case of a Customs Broker agrees to such terms and conditions as Agent may reasonably require including, but not limited to, acting as agent for the Agent with regard to bills of lading and documents of title. The forms of Collateral Access Agreement delivered by Agent to Borrowers on or before the Closing Date are acceptable to Agent.

         Compliance Certificate - as defined in subsection 8.1.3 of the Agreement.

         Computer Hardware and Software - all of any Borrower's rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i),
(ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

         Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

         Contingent and Collateralized Obligations - collectively, contingent indemnification Obligations, letter of credit reimbursement Obligations, cash collateralized as provided in Section 4.2.2 and other costs, expenses or other Obligations (including, without limitation, Product Obligations) not specified in a final payoff letter delivered by Agent to Borrowers.

         Contract Right - any right of any Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

         Copyright Security Agreement - the Copyright and License Security Agreement(s) to be executed by each applicable Borrower on or about the Closing Date in favor of Agent for its benefit and the benefit of Lenders pursuant to the priorities provided for in the Agreement, as such Copyright and License Security Agreement has been or will be amended, supplemented, extended, renewed or otherwise modified from time to time.

         Current Assets - at any date means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP.

         Customs Broker - means any Person selected by any Borrower after written notice by such Loan Party to Agent who is reasonably acceptable to Agent (United Parcel Services, Inc. is acceptable to Agent) to perform port of entry services to process Inventory imported by such Borrower, from outside the United States of America and to supply facilities, labor and materials to such Borrower in connection therewith.

         Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

         Default Rate - as defined in subsection 2.1.2 of the Agreement.

         Derivative Obligations - every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement

(including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

         Distribution - in respect of any Person means and includes: (i) the payment of any dividends or other distributions on Equity Interests (except distributions in such Equity Interests) and (ii) the redemption or acquisition of Equity Interests of such Person, as the case may be, unless made contemporaneously from the net proceeds of the sale of Equity Interests. Amounts paid pursuant to the settlement agreement entered into in connection with the Hudson Litigation shall not constitute Distributions. For avoidance of doubt,
(i) any payment made by any Borrower in connection with the settlement of any bona fide commercial dispute with any former Member shall not constitute a Distribution and (ii) the adjustment of a Member's loss allocation account, without payment, in cash or in kind, to such Member shall not constitute a Distribution.

         Dominion Account - a special bank account or accounts of Agent or of any Borrower for the benefit of Agent established by Borrowers or any one of them pursuant to subsection 6.2.4 of the Agreement at banks selected by Borrower Representative, but acceptable to Agent in its reasonable discretion, and over which Agent shall have control.

         Dominion Event - as defined in subsection 6.2.4 of the Agreement.

         Eligible Account - an Account arising in the ordinary course of the business of any Borrower from the sale of goods or rendition of services which Agent, in the reasonable exercise of its credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

         (i) it arises out of a sale made or services rendered by a Borrower to a Subsidiary of a Borrower or an Affiliate of a Borrower or to a Person controlled by an Affiliate of a Borrower; or

         (ii) it remains unpaid after the earlier of (x) 180 days after the original invoice date shown on the invoice and (y) 60 days after the original due date shown on the invoice; or

         (iii) the total unpaid Accounts of the Account Debtor exceed 10% of the net amount of all Eligible Accounts, but only to the extent of such excess; or

         (iv) any representation or warranty including, without limitation, those contained in subsection 7.1.8, contained in the Agreement with respect to such Account has been breached; or

         (v) the Account Debtor is also a creditor or supplier of a Borrower or any Subsidiary of a Borrower, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to a Borrower or any Subsidiary of a Borrower which claim exceeds the amount of such other Account, or the Account otherwise is or may become subject to right of setoff by the Account Debtor, provided, that any such Account shall be eligible to the extent such amount thereof exceeds such contract, dispute, excess claim, setoff or similar right; or

         (vi) the Account Debtor is a Member of TruServ which is the holder and/or owner of a Member Note and/or equity interest in TruServ; provided that any such Account shall be eligible to the extent thereof exceeds the principal amount of such Member's Member Note(s) plus the aggregate Net Equity Value of such Member's shares of TruServ's Class A and Class B common stock; or

         (vii) the Account Debtor is an Inactive Member; or

         (viii) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws, as now constituted or hereafter amended, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

         (ix) it arises from a sale made or services rendered to an Account Debtor outside the United States, unless the sale is either (1) to an Account Debtor located in Ontario or any other province of Canada in which the Personal Property Security Act has been adopted in substantially the same form as currently in effect in Ontario or (2) on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its reasonable judgment; or

         (x) (1) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis; or (2) it is subject to a reserve established by a Borrower for potential returns or refunds, to the extent of such reserve; or

         (xi) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower assigns its right to payment of such Account to Agent, in a manner satisfactory to Agent, in its reasonable credit judgment, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. Section 203 et seq., as amended); or

         (xii) it is not at all times subject to Agent's duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or

         (xiii) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

         (xiv) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

         (xv) Any Borrower or a Subsidiary of any Borrower has made any agreement with the Account Debtor for any extension, compromise, settlement or modification of the Account or deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

         (xvi) 25% or more of the Accounts owing from the Account Debtor are not Eligible Accounts hereunder or any of the Accounts owing from the Account Debtor have been sold for collection purposes; or

         (xvii) any Borrower has made an agreement with the Account Debtor to extend the time of payment thereof.

         Eligible Inventory - Inventory of any Borrower (other than packaging materials and supplies, tooling, samples and literature); which Agent, in its reasonable credit judgment deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

         (i)    it is not in good, new and saleable condition; or

         (ii)   it is slow-moving, obsolete or unmerchantable; or

         (iii) it does not meet all standards imposed by any governmental agency or authority; or

         (iv) it does not conform in all respects to any covenants, warranties and representations set forth in the Agreement; or

         (v) it is not at all times subject to Agent's duly perfected, first priority security interest (subject to Permitted Liens) or is subject to a Lien that is not a Permitted Lien; or

         (vi) it is not situated at a location in compliance with the Agreement, provided that Inventory situated at a location not owned by such Borrower will be Eligible Inventory only if Agent has received a satisfactory Collateral Access Agreement in a form substantially similar to the form delivered by Agent to Borrowers on or prior to the Closing Date with such revisions thereto as reasonably agreed to by Agent, with respect to such location; or

         (vii) it is Inventory on consignment (other than to Agent or a Person with an agency relationship with Agent); or

         (viii) except as otherwise provided in clause (ix) below, it is in transit; or

         (ix) it is Inventory which is located outside the United States of America unless it is in transit to either the premises of a Customs Broker in the United States or premises of a Borrower in the United States of America which are either owned and controlled by a Borrower or leased by a Borrower, as the case may be, provided, that, (a) title to such Inventory is evidenced by negotiable bills of lading (within the meaning of the UCC) made to the order of Agent (or as otherwise directed by Agent) and Agent has a first priority perfected security interest in and lien upon, and control and possession of, one
(1) original (or all originals of such documents with respect to Inventory purchased pursuant to documentary letter of credit arrangements) of such documents of title with respect to such Inventory (either directly or through a Customs Broker as contemplated in Section 8.1.11 hereof), (b) such Inventory would otherwise be Eligible Inventory hereunder and title to such Inventory is in the name of a Borrower, and (c) Agent has received (i) with respect to Inventory in transit to a Customs Broker, a Collateral Access

Agreement, duly authorized, executed and delivered by such Customs Broker to Agent (provided, that, for this purpose, if Agent has established reserves for amounts due or to become due to such Customs Broker, then an agreement from such Customs Broker that would otherwise constitute a Collateral Access Agreement except that it provides for such Customs Broker to retain an interest in any documents of title with respect to any Collateral to secure unpaid fees and charges owing to such Customs Broker, shall be deemed a Collateral Access Agreement), (ii) with respect to Inventory in transit to premises leased by a Borrower, a Collateral Access Agreement, duly authorized, executed and delivered by the applicable lessor to Agent, (iii) a copy of the certificate of marine cargo insurance in connection therewith in which Agent has been named as an additional insured and loss payee in a manner, and in all other respects, acceptable to Agent, (iv) a copy of the invoice (if any), manifest and any other shipping documents with respect thereto, and (v) other evidence required by Agent evidencing title of a Loan Party in such Inventory.

         Eligible On-Water Inventory - Inventory which is in transit, but is Eligible Inventory by reason of its compliance with the provisions of clause
(ix) of the definition of Eligible Inventory.

         Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, orders and consent decrees relating to health (but excluding health and safety to the extent regulated by OSHA), safety and environmental matters.

         Equipment Percentage - as of any date, the percentage equal to one hundred percent (100%) minus the percentage obtained by dividing the number of full calendar months elapsed since the Closing Date by eighty-four (84).

         Equity Interests - all shares of stock, partnership interests, membership interests, member units or other ownership interests in any other Person and all warrants, options or other rights to acquire the same.

         ERISA - the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

         Event of Default - as defined in Section 10.1 of the Agreement.

         Federal Funds Effective Rate - for any date, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Agent from three federal funds brokers of recognized standing selected by it.

         Fee Letter - as defined in Section 2.3 of the Agreement.

         Financial Officer - as defined in the last paragraph of this Appendix A.

         Fixed Asset Sublimit - as defined in clause (ii)(c) of the definition of Borrowing Base.

         Flash Report - as defined in clause (iii) of subsection 8.1.3.

         GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

         General Paint - as defined in the preamble to this Agreement.

         Guarantors - Each Person who now or hereafter guarantees payment or performance of the whole or any part of the Obligations.

         Guaranty Agreements - Each guaranty in form and substance acceptable to Agent hereafter executed by any Guarantor.

         Hudson Litigation - as defined in subsection Section 7.1.2 of the Agreement.

         Inactive Member - any Member with respect to which TruServ's main corporate office has acknowledged its receipt of the documents required by TruServ's organizational documents (including its by-laws and membership agreement) to terminate such Member's membership.
         Indebtedness - as applied to a Person means, without duplication:

         (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations;

         (ii) all obligations of other Persons which such Person has guaranteed;

         (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person;

         (iv)  Derivative Obligations; and

         (v)   in the case of Borrowers (without duplication), the Obligations.

         Indebtedness for Money Borrowed - means (i) Indebtedness arising from the lending of money by any Person to any Borrower or any of its Subsidiaries;
(ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to any Borrower or any of its Subsidiaries, (1) which is represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (3) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Purchase Money Indebtedness; (iv) Indebtedness that constitutes a Capitalized Lease Obligation; (v) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (vi) Indebtedness of any Borrower or any of its Subsidiaries under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses
(i) through (v) hereof, if owed directly by Borrower or any of its Subsidiaries. Indebtedness for Money Borrowed shall not include trade payables or accrued expenses.

         Intellectual Property - means: all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing), indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

         Interest Period - as applicable to any LIBOR Portion, a period commencing on the date such LIBOR Portion is advanced, continued or converted, and ending on the date which is one (1) month, two (2) months, three (3) months, or six (6) months later, as may then be requested by Borrower; provided that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end in the next preceding or succeeding Business Day as is Agent's custom in the market to which such LIBOR Portion relates; (ii) there remains a minimum of one (1) month, two (2) months, three (3) months or six (6) months (depending upon which Interest Period Borrower selects) in the Term, unless Borrowers and Lenders have agreed to an extension of the Term beyond the expiration of the Interest Period in question; and (iii) all Interest Periods of the same duration which commence on the same date shall end on the same date.

         IRC - the Internal Revenue Code of 1986, as amended and in effect and any successor statute.

         IRS - the Internal Revenue Service or any successor agency thereto.

         LC Amount - at any time, the aggregate undrawn available amount of all Letters of Credit and LC Guaranties then outstanding plus the amount of the LC Reserve.

         LC Guaranty - any guaranty pursuant to which Agent or any Affiliate of Agent shall guaranty the payment or performance by Borrowers of their reimbursement obligation under any letter of credit.

         LC Obligations - any Obligations that arise from any draw against any Letter of Credit or against any Letter of Credit supported by an LC Guaranty that have not been satisfied by the issuance of a Revolving Credit Loan or otherwise.

         LC Reserve - an amount estimated by Agent in consultation with Borrowers on the Closing Date and on an a quarterly basis thereafter in increments of $1,000,000 of the aggregate undrawn available amount of all documentary letters of credit issued for the account of any

Borrower by Syndication Agent or a Co-Documentation Agent or their Affiliates outstanding within such fiscal quarter. The LC Reserve shall not include any amount for the B of A LCs which are separately cash collateralized.

         Letter of Credit - any standby or documentary letter of credit payable on sight drafts issued by Agent or any Affiliate of Agent for the account of any Borrower.

         LIBOR - as applicable to any LIBOR Portion, for the applicable Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/8 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the first day of such Interest Period; provided, however, that if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR shall be the rate (rounded upwards as described above, if necessary) for deposits in U.S. dollars for a period substantially equal to the Interest Period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London
Time), on the day that is two (2) London Banking Days prior to the first day of such Interest Period. If both the Telerate and Reuters systems are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest Period which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. (London time), on the day that is two (2) London Banking Days preceding the first day of such Interest Period as selected by Agent. The principal London office of each of the major London banks so selected will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two (2) such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City time), on the day that is two (2) London Banking Days preceding the first day of such Interest Period. In the event that Agent is unable to obtain any such quotation as provided above, it will be determined that LIBOR pursuant to an Interest Period cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

         LIBOR Interest Payment Date - as to any LIBOR Portion in respect of which the Interest Period is (a) three months or less, the last day of such Interest Period or (b) more than three months, the date which is three months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

         LIBOR Option - the option granted pursuant to Section 3.1 of the Agreement to have the interest on all or any portion of the principal amount of the Revolving Credit Loans based on the LIBOR.

         LIBOR Portion - a LIBOR Revolving Portion.

         LIBOR Request - a notice in writing (or by telephone confirmed electronically or by telecopy or other facsimile transmission on the same day as the telephone request) from Borrower to Agent requesting that interest on a Revolving Credit Loan be based on the LIBOR, specifying: (i) the first day of the Interest Period (which shall be a Business Day); (ii) the length of the Interest Period; (iii) whether the LIBOR Portion is a new Loan, a conversion of a Base Rate Portion, or a continuation of a LIBOR Portion; and (iv) the dollar amount of the LIBOR Revolving Portion, which shall be in an amount not less than $1,000,000 or an integral multiple of $100,000 in excess thereof.

         LIBOR Revolving Portion - that portion of the Revolving Credit Loans specified in a LIBOR Request (including any portion of Revolving Credit Loans which is being borrowed by Borrower concurrently with such LIBOR Request) which, as of the date of the LIBOR Request specifying such LIBOR Revolving Portion, has met the conditions for basing interest on the LIBOR in Section 3.1 of the Agreement and the Interest Period of which has not terminated.

         Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include rights of seller under conditional sales contracts or title retention agreements, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, a Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

         Loan Account - the loan account established on the books of Agent pursuant to Section 3.6 of the Agreement.

         Loan Commitment - with respect to any Lender, the amount of such Lender's Revolving Loan Commitment.

         Loan Documents - the Agreement, the Other Agreements and the Security Documents.

         Loans - all loans and advances of any kind made by Agent, any Lender, or any Affiliate of Agent or any Lender, pursuant to the Agreement.

         London Banking Day - any date on which commercial banks are open for business in London, England.

         Majority Lenders - as of any date, Lenders holding 51% of the Revolving Loan Commitments determined on a combined basis and following the termination of the Revolving Loan Commitments, Lenders holding 51% or more of the outstanding Loans, LC Amounts and LC Obligations not yet reimbursed by Borrower or funded with a Revolving Credit Loan; provided, that (i) in each case, if there are 2 or more Lenders with outstanding Loans, LC Amounts, unfunded and unreimbursed LC Obligations or Revolving Loan Commitments, at least 2 Lenders shall be required to constitute Majority Lenders; and (ii) prior to termination of the Revolving Loan Commitments, if any Lender breaches its obligation to fund any requested Revolving Credit Loan, for so long as such breach exists, its voting rights hereunder shall be calculated with reference to its outstanding Loans, LC Amounts and unfunded and unreimbursed LC Obligations, rather than its Revolving Loan Commitment.

         Material Adverse Effect - (i) a material adverse effect on the business, condition (financial or otherwise), operation, performance or properties of Borrowers and their Subsidiaries taken as a whole, (ii) a material adverse effect on the rights and remedies of Agent or Lenders under the Loan Documents, or (iii) the material impairment of the ability of any Borrower or any of its Subsidiaries to perform its obligations hereunder or under any Loan Document.

         Maximum On-Water Amount - as defined in the definition of Borrowing
Base.

         Member -a Person that has executed and delivered a TruServ Membership Agreement.

         Member Loan - any loan or other advance of money made by any Borrower or any Subsidiary of any Borrower to any Member, other than any loan that consists of an Account from a former Member that is converted into a loan and does not involve the advance of money.

         Member Guaranty - any guaranty by any Borrower or any Subsidiary of any Borrower of any third party loan to any Member, it being understood the amount of the applicable guarantor's obligation in respect of any Member Guaranty shall be deemed to be the aggregate amount of the debt, obligation or other liability guarantied thereby that is recourse to the applicable guarantor.

         Member Notes - those certain subordinated promissory notes issued or to be issued by TruServ to Members or former Members in partial payment of patronage dividends or repayment of Securities or Equity Interests of TruServ.

         Mortgages - the mortgage or deed of trust executed by a Borrower on or about the Closing Date in favor of Agent, for the benefit of itself and Lenders, by which such Borrower has granted to Agent, as security for the Obligations, a Lien upon the real Property of such Borrower located at (i) 203 Jandus Road, Cary, IL, (ii) 823 W. Blackhawk Street, Chicago, IL, (iii) 26025 First Street, Westlake, Ohio, (iv) 333 Harvey Road, Manchester, NH 03103, and (v) 2415 3rd Avenue, Mankato, MN, together with all mortgages, deeds of trust and comparable documents now or at any time hereafter securing the whole or any part of the Obligations.

         Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

         Net Appraised Fair Market Value - with respect to any of any Borrower's real Property subject to a Mortgage, the amount estimated to be realized, net of reasonable sale expenses (as estimated by Agent), in a sale of such real Property by a willing Buyer to a willing Seller, such amount to be determined by an appraisal of such real Property conducted by a qualified company selected by Agent in its reasonable discretion as provided in Section 2.10 of the Agreement.

         Net Appraised Orderly Liquidation Value - with respect to any item of Collateral in which Agent for its benefit and the benefit of Lender has a first perfected security interest (subject to Permitted Liens), the amount estimated to be recoverable in the orderly liquidation of such item of Collateral over a three month period with respect to Inventory or a six month period with respect to Equipment or any other item of such Collateral, net of liquidation expenses (as estimated by Agent), such amount to be determined by an appraisal of such item of Collateral conducted by a qualified company selected by Agent in its reasonable discretion as provided in Section 2.10 of the Agreement.

         Net Equity Value - an amount equal to the redemption value of a Member's Equity Interest in TruServ minus the loss allocation, the proportionate share of accumulated retained deficits or any other loss allocated to such Member's Equity Interest.

         New Mortgages - as defined in Section 5.5 of the Agreement.

         Notes - the Revolving Notes.

         Obligations - all Loans, all LC Obligations and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from any Borrower to Agent, for its own benefit, from any Borrower to Agent for the benefit of any Lender, from any Borrower to any Lender or from any Borrower to Bank or any other Affiliate of Agent, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, in each case arising under the Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, any Product Obligations owing to Agent, Bank, any Lender or any Affiliate of Bank, Agent or any Lender and any letter of credit reimbursement obligations owed by Borrower to Syndication Agent, a Documentation Agent or any of their Affiliates. Reimbursement obligations owing with respect to the B of A LCs shall not be included within Obligations.

         Organizational I.D. Number - with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

         Other Agreements - any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower, any Subsidiary of Borrower or any other third party and delivered to Agent or any Lender in respect of the transactions contemplated by the Agreement.

         Overadvance - as defined in subsection 1.1.2 of the Agreement.

         Patent Security Agreement - the Patent and License Security Agreement(s) to be executed by each applicable Borrower on or about the Closing Date in favor of Agent for its benefit and the benefit of Lenders pursuant to the priorities provided for in the Agreement, as such Patent and License Security Agreement has been or will be amended, supplemented, extended, renewed or otherwise modified from time to time.

         Permitted Liens - any Lien of a kind specified in subsection 8.2.5 of the Agreement.

         Permitted Purchase Money Indebtedness - With respect to any fiscal year, Purchase Money Indebtedness and Capital Lease Obligations (without duplication) of any Borrower incurred during such fiscal year which is secured by a Purchase Money Lien and/or is subject to a capital lease and the principal amount of which, when aggregated with the principal amount of all other such Purchase Money Indebtedness and Capitalized Lease Obligations of Borrowers and their Subsidiaries incurred during such year does not exceed in the aggregate $5,000,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases (as opposed to operating leases) shall be computed as a Capitalized Lease Obligation.

         Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

         Plan - an employee benefit plan now or hereafter maintained for employees of any Borrower or any of their Subsidiaries that is covered by Title IV of ERISA.

         Product Obligations - every obligation of any Borrower under and in respect of any one or more of the following types of services or facilities extended to such Borrower by Bank, Agent, any Lender or any Affiliate of Bank, Agent or any Lender: (i) credit cards, (ii) cash management or related services including the automatic clearing house transfer of funds for the account of such Borrower pursuant to agreement or overdraft, (iii) cash management, including controlled disbursement services and (iv) Derivative Obligations.

         Projections - Borrowers' forecasted Consolidated and consolidating (to the extent required by the last sentence of subsection 8.1.3) (i) balance sheets, (ii) profit and loss statements, and (iii) cash flow statements (consolidated only), all prepared on a consistent basis with the historical financial statements of Borrowers and their Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

         Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         Purchase Money Indebtedness - means and includes (i) Indebtedness for Money Borrowed (other than the Obligations) for the payment of all or any part of the purchase price of any equipment, real Property or fixed assets, (ii) any Indebtedness for Money Borrowed (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any equipment, real Property or fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

         Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

         Real Property Percentage - as of any date, the percentage equal to one hundred percent minus the percentage obtained by dividing the number of full calendar months elapsed since the Closing Date by one hundred twenty (120).

         Redeemable Subordinated Notes - these certain redeemable (subordinated) term notes in the aggregate principal amount of $3,150,000 as of the Closing Date.

         Redemption Value - with respect to each share of TruServ's Class A and Class B common stock the par value ($100) of such share or such other par value as results from the amendment of any organizational document and any corresponding exchange or conversion of TruServ's Class A and Class B Common Stock.

         Rentals - as defined in subsection 8.2.18 of the Agreement.

         Replacement Lender - as defined in subsection 3.8.2 of the Agreement.

         Reportable Event - any of the events set forth in Section 4043(c) of ERISA, except for any such event for which the 30-day notice requirement has been waived.

         Reserve Percentage - the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D.

         Restricted Investment -any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

         (i) investments by a Borrower, to the extent existing on the Closing Date, in one or more Subsidiaries of such Borrower;

         (ii)   Property to be used in the ordinary course of business;

         (iii) Current Assets arising from the sale of goods and services in the ordinary course of business of any Borrower or any of its Subsidiaries;

         (iv) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America; provided that such obligations mature within one year from the date of acquisition thereof;

         (v) investments in certificates of deposit maturing within one year from the date of acquisition and fully insured by the Federal Deposit Insurance Corporation;

         (vi) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof;

         (vii) investments in money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities;

         (viii) loans and advances permitted under subsection 8.2.2 of the Agreement;

         (ix)   investments in Cash Equivalents;

         (x) investments consisting of Equity Interests, instruments or notes received in settlement of debts in the ordinary course of business;

         (xi)   investments existing on the date hereof and listed on Exhibit
8.2.12 hereto;

         (xii) investments in TruServ Specialty Company LLC not to exceed an aggregate amount of $1,500,000 at any one time, or, so long as Borrowers are in compliance with subsection 8.1.12, in any greater amount;

         (xiii) TruServ Equity Interests acquired prior to the Closing Date or after the Closing Date if such purchase or acquisition was permitted by the terms hereof;

         (xiv) investments consisting of any escrow, holdback or similar arrangement in connection with any sale, lease or transfer or other disposition of any asset not prohibited hereunder; and

         (xv) investments otherwise expressly permitted or required pursuant to the Agreement.

         Restricted Subordinated Debt Payment - any payment of principal on account of or in respect of Subordinated Debt.

         Restricted Subsidiary- (i) any Subsidiary of TruServ that is incorporated under the laws of the United States of America, any state thereof or the District of Columbia unless any such Subsidiary has no on-going business operations and has liabilities and assets (determined separately) of less than $50,000, (ii) so long as Borrowers are in compliance with subsection 8.1.12 of the Agreement, TruServ Specialty Company LLC, and (iii) Advocate Services, Inc., Advocate Retail Services, Inc. and Servistar Paint Company so long as no such Subsidiary has assets in excess of $50,000, appropriate documents filed to effect the dissolution of any such Subsidiary remain on file with the Secretary of the Commonwealth of Pennsylvania and such dissolution is pursued by appropriate action.

         Revolving Credit Loan - a Loan made by any Lender pursuant to Section
1.1 of the Agreement.

         Revolving Credit Maximum Amount - $275,000,000, as such amount may be reduced from time to time pursuant to the terms of the Agreement.

         Revolving Loan Commitment - with respect to any Lender, the amount of such Lender's Revolving Loan Commitment pursuant to subsection 1.1.1 of the Agreement, as set forth below such Lender's name on the signature page hereof or any Assignment and Acceptance Agreement executed by such Lender.

         Revolving Loan Percentage - with respect to each Lender, the percentage equal to the quotient of such Lender's Revolving Loan Commitment divided by the aggregate of all Revolving Loan Commitments.

         Revolving Notes - the Secured Promissory Notes to be executed by Borrowers on or about the Closing Date in favor of each Lender to evidence the Revolving Credit Loans, which shall be in the form of Exhibit 1.1 to the Agreement, together with any replacement or successor notes therefor.

         Seasonal Advance Months - as defined in Section 8.4 of the Agreement.

         Security Documents - the Copyright Security Agreement, the Guaranty Agreements, the Mortgages, the Patent Security Agreement, the Stock Pledge Agreement, the Trademark Security Agreement and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

         Solvent - as to any Person, that such Person (i) owns Property whose fair saleable value on a discounted cash flow basis is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts but excluding intercompany obligations other than reimbursement obligations incurred pursuant to Section 12.18 hereof), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

         Stock Pledge Agreement - the Stock Pledge Agreement executed by Borrowers or any one of them as applicable on or about the Closing Date in favor of Agent for the benefit of itself and Lenders pursuant to the priorities set forth in the Agreement, as such Stock Pledge Agreement shall be amended, supplemented, extended, renewed or otherwise modified from time to time after the Closing Date.

         Subordinated Debt - Indebtedness of any Borrower or any Subsidiary of any Borrower that is subordinated to the Obligations in a manner satisfactory to Agent, and contains terms, including without limitation, payment terms, satisfactory to Agent.

         Subsidiary - any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

         Supermajority Lenders - as of any date, Lenders holding 75% of the Revolving Loan Commitments determined on a combined basis and following the termination of the Revolving Loan Commitments, Lenders holding 75% or more of the outstanding Loans, LC Amounts and LC Obligations not yet reimbursed by Borrower or funded with a Revolving Credit Loan; provided that (i) in each case, if there are 2 or more Lenders with outstanding Loans, LC Amounts, unfunded and unreimbursed LC Obligations or Revolving Loan Commitments, at least 2 Lenders shall be required to constitute Supermajority Lenders; and (ii) prior to termination of the Revolving Loan Commitments, if any Lender breaches its obligation to fund any requested Revolving Credit Loan, for so long as such breach exists, its voting rights hereunder shall be calculated with reference to its outstanding Loans, LC Amounts and unfunded and unreimbursed LC Obligations, rather than its Revolving Loan Commitment.

         Swingline Loans - as defined in subsection 1.1.4 of the Agreement.

         Tax Liabilities - as defined in subsection 2.12.1 of the Agreement.

         Term - as defined in Section 4.1 of the Agreement.

         Total Credit Facility - $275,000,000, as reduced from time to time pursuant to the terms of the Agreement.

         Trademark Security Agreement - the Trademark and License Security Agreement(s) to be executed by each applicable Borrower on or about the Closing Date in favor of Agent for its benefit and the benefit of Lenders pursuant to the priorities provided for in this Agreement, as such Trademark and License Security Agreement has been or will be amended, supplemented, extended, renewed or otherwise modified from time to time.

         TruServ - as defined in the preamble to this Agreement.

         TruServ Acceptance - as defined in the preamble to this Agreement.

         TruServ Logistics - as defined in the preamble to this Agreement.

         True Value.com - as defined in the preamble to this Agreement.

         Type of Organization - with respect to any Person, the kind or type of entity by which such Person is organized, such as a corporation or limited liability company.

         UCC - the Uniform Commercial Code as in effect in the State of Illinois or the State of Delaware, as applicable, on the date of this Agreement, as it may be amended or otherwise modified.

         United States Person - a "United States Person" as defined in Section 7701(a)(30) of the IRC.

         Unused Line Fee - as defined in Section 2.5 of the Agreement.

         Voting Stock - Securities or Equity Interests of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of corporate directors (or Persons performing similar functions).

         OTHER TERMS. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

         CERTAIN MATTERS OF CONSTRUCTION. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all amendments, supplements, waivers and other modifications thereto and any and all extensions or renewals thereof. When the phrase "to the knowledge of Borrower" or words of similar meaning is or are used herein, such phrase shall refer to matters actually known by TruServ's chief financial officer, treasurer, assistant treasurer and/or corporate controller (individually, a "Financial Officer" and collectively, "Financial Officers") or matters which such officers should have known in the reasonable and prudent exercise of their duties as financial officers of TruServ.

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit 1.1           Form of Revolving Note
Exhibit 5.2           Commercial Tort Claims
Exhibit 6.1.1         Business Locations
Exhibit 7.1.1         Jurisdictions in which Borrower and each Subsidiary is Authorized to do Business
Exhibit 7.1.4         Capital Structure of Borrower and each Subsidiary
Exhibit 7.1.5         Names; Organization
Exhibit 7.1.13        Surety Obligations
Exhibit 7.1.14        Tax Identification Numbers of Subsidiaries
Exhibit 7.1.16        Patents, Trademarks, Copyrights and Licenses
Exhibit 7.1.19        Contracts Restricting Right to Incur Debts
Exhibit 7.1.20        Litigation
Exhibit 7.1.22        Capitalized and Operating Leases
Exhibit 7.1.23        Pension Plans
Exhibit 7.1.25        Labor Relations
Exhibit 8.1.3         Form of Compliance Certificate
Exhibit 8.1.4         Form of Borrowing Base Certificate
Exhibit 8.2.2         Existing Loans
Exhibit 8.2.3         Existing Indebtedness
Exhibit 8.2.5         Permitted Liens
Exhibit 8.2.12        Permitted Investments
Exhibit 8.3           Financial Covenants


                                   EXHIBIT 1.1

                          FORM OF REVOLVING CREDIT NOTE

                            (SECURED PROMISSORY NOTE)


$______________                                          ______________ __, 20__
                                                               Chicago, Illinois

         FOR VALUE RECEIVED, the undersigned (individually a "BORROWER" and collectively "BORROWERS") promises to pay to ______________________________ ("LENDER") or its registered assigns, at the principal office of Fleet Capital Corporation, as agent for said Lender, or at such other place in the United States of America as the holder of this Note may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of __________________________________
Dollars ($___________) or such lesser principal amount as may be outstanding pursuant to the Loan Agreement (as hereinafter defined) with respect to the Revolving Credit Loan, together with interest on the unpaid principal amount of this Note outstanding from time to time.

         This Revolving Note (the "NOTE") is one of the Revolving Notes referred to in, and is issued pursuant to, that certain Loan and Security Agreement among Borrowers, the lender signatories thereto (including Lender) and Fleet Capital Corporation ("FCC") as agent for such lenders (FCC, in such capacity, "AGENT") dated as of ________________, 2003 (hereinafter, as amended from time to time, the "LOAN AGREEMENT"), and is entitled to all of the benefits and security of the Loan Agreement. All of the terms, covenants and conditions of the Loan Agreement and the other Loan Documents are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.

         The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Loan Agreement and, if not sooner paid in full, on August __, 2007, unless the term hereof is extended in accordance with the Loan Agreement. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times as are specified in the Loan Agreement.

         Upon and after the occurrence, and during the continuation, of an Event of Default, this Note shall or may, as provided in the Loan Agreement, become or be declared immediately due and payable.

         The right to receive principal of, and stated interest on, this Note may only be transferred in accordance with the provisions of the Loan Agreement.

         Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.



                            Exhibit 8.2.12 - Page 1

         This Note shall be interpreted, governed by, and construed in accordance with, the internal laws of the State of Illinois.


                                         BORROWERS:

                                         TRUSERV CORPORATION

                                         By:
                                            ------------------------------------
                                                Name:
                                                     ---------------------------
                                                Title:
                                                      --------------------------


                                         TRUSERV ACCEPTANCE COMPANY

                                         By:
                                            ------------------------------------
                                                Name:
                                                     ---------------------------
                                                Title:
                                                      --------------------------


                                         TRUSERV LOGISTICS COMPANY

                                         By:
                                            ------------------------------------
                                                Name:
                                                     ---------------------------
                                                Title:
                                                      --------------------------


                                         GENERAL PAINT & MANUFACTURING COMPANY

                                         By:
                                            ------------------------------------
                                                Name:
                                                     ---------------------------
                                                Title:
                                                      --------------------------


                                         TRUE VALUE.COM CORPORATION

                                         By:
                                            ------------------------------------
                                                Name:
                                                     ---------------------------
                                                Title:
                                                      --------------------------



                            Exhibit 8.2.12 - Page 2

                                   EXHIBIT 8.3

                               FINANCIAL COVENANTS

DEFINITIONS

         CONSOLIDATED NET INCOME (LOSS) - with respect to any period, the net income (or loss) of Borrowers determined in accordance with GAAP on a Consolidated basis; provided, however, Consolidated Net Income shall not include: (a) the income (or loss) of any Person (other than a subsidiary of a Borrower) in which such Borrower or any of its wholly-owned subsidiaries has an ownership interest unless received in a cash distribution or requiring the payment of cash; (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of a Borrower or is merged into or consolidated with a Borrower; (c) all amounts included in determining net income (or loss) in respect of the write-up of assets on or after the Closing Date, including the subsequent amortization or expensing of the written-up portion of the assets;
(d) extraordinary gains as defined under GAAP; (e) gains from asset dispositions (other than sales of inventory); (f) any non-cash gain amortization resulting from Borrowers' sale and leaseback transaction; and (g) any revenue realized from any sale where the sales proceeds are paid with notes, instruments or Equity Interests, to the extent such sales proceeds have not been written off as a bad debt expense; and provided, further, that rent expense for any period shall be increased to reflect the actual cash rent paid within the applicable period.

         EBITDA - with respect to any period, the sum of Consolidated Net Income
(Loss) before Interest Expense, income taxes, depreciation and amortization for such period (but excluding any extraordinary gains for such period), all as determined for Borrowers and their Subsidiaries on a Consolidated basis and in accordance with GAAP.

         FIXED CHARGE COVERAGE RATIO - with respect to any period, the ratio of
(i) EBITDA for such period minus the sum of (a) any provision for income taxes payable in cash and included in the determination of net earnings for such period plus (b) Capital Expenditures during such period, to (ii) Fixed Charges for such period, all as determined for Borrowers and their Subsidiaries on a Consolidated basis and in accordance with GAAP.

         FIXED CHARGES - with respect to any period, the sum of: (i) scheduled principal payments required to be made during such period in respect of Indebtedness for Money Borrowed (including the principal portion of Capitalized Lease Obligations), plus (ii) Interest Expense for such period, plus (iii) Distributions made by TruServ within such period (net of contributions received from Members within such period), all as determined for Borrowers and their Subsidiaries on a Consolidated basis and in accordance with GAAP; provided that Fixed Charges shall not include interest or principal payments made with respect to Member Notes or Redeemable Subordinated Notes or cash patronage dividends to the extent that such interest or principal payments or Distributions reduce on a dollar-for-dollar basis the Closing Reserve, and provided further that with respect to fiscal quarters ending on or prior to the last week of August, 2004, the amounts of scheduled principal payments required to be made within the applicable fiscal period in respect of Indebtedness for Money Borrowed (including the principal portion of Capitalized Lease Obligations) and the amount of Distributions made by TruServ within such period (net of contributions received from Members within such period) shall be computed by



                              Exhibit 8.3 - Page 1

(i) multiplying the actual amount of such principal payments or Distributions made within the applicable period by number of months elapsed since September 1, 2003 and the last day of the month in which the applicable fiscal period ends and (ii) dividing the product obtained in clause (ii) above by twelve. By way any of example, assume that between September 1, 2003 and the last day of the fiscal quarter ending in the last week of March 2004, Borrowers make $16,000,000 in scheduled principal payments and $10,000,000 in Distributions. The amount of scheduled principal payments and Distributions to be used in this definition of Fixed Changes and subsequent definition of Fixed Change Coverage Ratio for the twelve month period ending on the last day of the fiscal quarter ending in the last week of March 2004 would then be (x) $9,333,333.33 (7 x $16,000,000) / 12)
and (y) $5,833,333.33 (7 x $10,000,000 / 12), respectively. In determining the amount of any scheduled principal payment required to be made during the applicable period in respect of Indebtedness for Money Borrowed, consensual or permitted deferred amounts and repayments of Member Notes made in connection with the transfer and assignment of a Member Note from one Member to another shall be disregarded.

         INTEREST EXPENSE - with respect to any period, cash interest expense paid for such period, including without limitation the interest portion of Capitalized Lease Obligations, the Letter of Credit and LC Guaranty fees owing for such period and the Unused Line Fee owing for such period, all as determined for Borrowers and their Subsidiaries on a Consolidated basis and in accordance with GAAP.

COVENANTS

         AVAILABILITY. At all times maintain Availability of at least
$15,000,000.

         FIXED CHARGE COVERAGE RATIO. If as of the last date of any fiscal quarter, commencing with the fiscal quarter ending December 31, 2003, average Availability for the 60 consecutive day period then ended is less than $35,000,000, then Borrowers shall not permit the Fixed Charge Coverage Ratio for the twelve consecutive months ending on the last day of such fiscal quarter (or, if shorter, the period commencing on September 1, 2003 and ending on the last day of such fiscal quarter) to be less than 1.10 to 1.


                              Exhibit 8.3 - Page 2